   As filed with the Securities and Exchange Commission on May 6, 1999

                                                Registration No. 333-72305
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933

                               ----------------

                         ADVANCED GLASSFIBER YARNS LLC
            (Exact name of Registrant as specified in its charter)

          Delaware                        3229                       58-2407014
    (State of formation)      (Primary Standard Industrial        (I.R.S. Employer
                               Classification Code Number)       Identification No.)

                               ----------------

                               AGY CAPITAL CORP.
            (Exact name of Registrant as specified in its charter)

          Delaware                        3229                       57-1072917
  (State of incorporation)    (Primary Standard Industrial        (I.R.S. Employer
                               Classification Code Number)       Identification No.)

                               2556 Wagener Road
                          Aiken, South Carolina 29801

                              (803) 643-1501
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)

                                                     With a copy to:

        Robert B. Fisher, President                   Mark F. McElreath, Esq.
       Advanced Glassfiber Yarns LLC                     Alston & Bird LLP
             AGY Capital Corp.                          One Atlantic Center
             2556 Wagener Road                      1201 West Peachtree Street
        Aiken, South Carolina 29801                 Atlanta, Georgia 30309-3424
              (803) 643-1501                              (404) 881-7378

(Name, address, including zip code, and telephone number, including area code, of Registrants' agent for service)

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [_]

                               ----------------

  The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the SEC + +is effective. This prospectus is not an offer to sell these securities and we + +are not soliciting an offer to buy these securities in any state where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 6, 1999

PROSPECTUS

                         ADVANCED GLASSFIBER YARNS LLC
                               AGY CAPITAL CORP.


                      Exchange Offer for $150,000,000

               of 9 7/8% Senior Subordinated Notes due 2009

The Exchange Notes:

 . Advanced Glassfiber Yarns LLC and AGY Capital Corp. are joint and several obligors of the exchange notes. The terms of the exchange notes we issue will be substantially identical to the outstanding notes that we issued on January 21, 1999, except for the elimination of transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

 . We will pay interest on the exchange notes twice a year, beginning July 15, 1999.

 . We cannot redeem the exchange notes before January 15, 2004. After that date, we may redeem them at specified prices. However, before January 15, 2002, we can redeem up to 35% of the exchange notes at 110.125% of their face amount, plus interest, with money we raise in public equity offerings.

 . If we experience a change of control, we may be required to offer to purchase the exchange notes at 101% of their face amount, plus interest.

Guarantees:

 . Neither of us is, or will be in the future, a guarantor of the exchange notes.

 . Our future subsidiaries, other than foreign subsidiaries, will fully and unconditionally guarantee our senior credit facility and the exchange notes on a joint and several basis. See "Description of Exchange Notes--Note Guarantees." Their guarantee of the senior credit facility will be senior to the guarantee of the exchange notes.

The Exchange Offer:

 . The exchange offer will expire at 5:00 p.m., New York City time, on     ,
  1999, unless extended.

 . Upon our completion of the exchange offer, all old notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act.

 . Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

 . The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

 . We do not intend to list the exchange notes on any national securities exchange or Nasdaq.

 . We will not receive any cash proceeds from the exchange offer.

Notice to Investors:

 . You should consider carefully the risk factors beginning on page 7 of this prospectus before tendering your old notes in the exchange offer.

 . Neither the SEC nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is     , 1999.

  We have not authorized any person to make a statement that differs from what is in this prospectus. If any person makes a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, the exchange notes in any state where such offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

  This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

                               TABLE OF CONTENTS

Prospectus Summary.........................................................   1
Risk Factors...............................................................   7
  Old notes outstanding after the exchange offer will not have registration
   rights and we expect the market for the old notes to be illiquid........   7
  As a result of our significant debt, we may not be able to meet our obligations or obtain additional financing for capital expenditures or
   other beneficial activities on favorable terms..........................   7
  Your exchange notes will be subordinate to our senior debt...............   8
  Our other indebtedness may limit or restrict our ability to incur additional debt, pay dividends and make distributions, transfer or sell assets, or merge or consolidate, among other things.....................
  Our other indebtedness may prevent us from satisfying our obligations
   under the notes.........................................................   9
  We may not have sufficient funds to repay the exchange notes upon a
   change of control.......................................................   9
  If one of our owners exercises its put right, we would be required to borrow additional funds to purchase its membership interest; this would
   significantly increase our debt service obligations.....................   9
  We have only operated independently of Owens Corning since September 30,
   1998 and remain dependent upon Owens Corning to provide materials and services. Even though alternative sources exist for these materials and services, they may be more costly and could require us to change our manufacturing processes, which could be time-consuming and expensive....  10
  We may have conflicts of interest with our equityholders that could adversely affect our business, financial condition and results of operations..............................................................  11
  A downturn in the electronics industry and the movement of electronics industry production outside of North America has reduced demand for our products................................................................  11
  Our operating performance is dependent upon a limited number of customers. A decrease of business from major customers could have a material adverse effect on our financial condition and results of operations..............................................................  12
  We depend on a stable supply of borates, which are one of the primary raw materials used in the production of glass yarns.........................  12
  If our customers switch to other suppliers of glass yarns, such as
   Vetrotex which intends to build a plant in Mexico, our business, financial condition and results of operations could be adversely affected................................................................  12
  A disruption at one of our facilities would significantly decrease production, which could adversely affect our financial condition and results of operations...................................................  13
  Since we sell a significant amount of our products outside the United
   States, exchange losses as a result of currency fluctuations could adversely affect our financial condition and results of operations......  13
  An easing of import restrictions and duties with respect to glass fabrics could reduce demand for our products, which would adversely affect our results of operations...................................................  14
  Issuance of the old notes and any note guarantee may be subject to fraudulent conveyance laws..............................................  14
  The year 2000 problem may adversely affect our business operations and we may suffer significant costs to make our systems year 2000 compliant....  14

  If we do not maintain good relations with our employees, we could face labor strikes or stoppages that would adversely affect our business,
   financial condition and results of operations..........................   15
  If we become responsible for environmental and safety and health costs, our financial condition and results of operations could be adversely
   affected...............................................................   15
  Since an active trading market may not develop for the exchange notes, your ability to sell the exchange notes or the price at which you would
   be able to sell the exchange notes could be adversely affected.........   16
Cautionary Statement Regarding Forward Looking Statements.................   16
Market and Industry Data..................................................   17
The Formation Transactions................................................   17
Use of Proceeds...........................................................   19
Capitalization............................................................   19
Unaudited Condensed Pro Forma Financial Information.......................   20
Selected Financial Information............................................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   35
Management................................................................   43
Operating Agreement.......................................................   45
Certain Relationships and Related Transactions............................   48
Security Ownership........................................................   54
Description of Other Indebtedness.........................................   55
Description of Exchange Notes.............................................   57
United States Federal Tax Considerations..................................  104
The Exchange Offer........................................................  108
Plan of Distribution......................................................  117
Legal Matters.............................................................  119
Experts...................................................................  119
Where You Can Find More Information.......................................  120
Index to Financial Statements.............................................  F-1

                               PROSPECTUS SUMMARY

  This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand the exchange offer fully, you should read this entire prospectus carefully, including the risk factors and the financial statements.

                         Advanced Glassfiber Yarns LLC

  We are the second largest global supplier of glass yarns. Prior to and including September 30, 1998, we were the glass yarns and specialty materials business of Owens Corning. Since September 30, 1998, we have been a joint venture between Porcher Industries and Owens Corning. Our principal executive offices are located at 2556 Wagener Road, Aiken, South Carolina 29801, and our telephone number is (803) 643-1501.

                            The Exchange Offer

  In this prospectus, the terms (1) "old notes" refer to the 9 7/8% Senior Subordinated Notes due 2009 that we issued on January 21, 1999, (2) "exchange notes" refer to the 9 7/8% Series B Senior Subordinated Notes due 2009 that have been registered under the Securities Act of 1933 and that we are offering in exchange for the old notes and (3) "notes" collectively refer to the old notes and the exchange notes.

The Exchange Offer......  We are offering to exchange $1,000 principal amount of our exchange notes for each $1,000 principal amount of old notes. As of the date of this prospectus, $150,000,000 in aggregate principal amount of old notes are outstanding.

                          We have registered the exchange notes under the Securities Act and they are substantially identical to the old notes, except for transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

Resale of the
Exchange Notes..........
                          Under existing SEC interpretations set forth in no-action letters, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

                           . you are acquiring the exchange notes in the
                             ordinary course of business;

                           . you are not participating, do not intend to
                             participate, and have no arrangement or
                             understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                           . you are not an affiliate of ours.

                          If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes, you may incur liability under the Securities Act. We do not assume, or indemnify you against, such liability.

                          Each participating broker-dealer that is issued exchange notes for its own account in exchange for old notes which were acquired as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A participating broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes. We will make this prospectus and any amendment or supplement to this prospectus available for a period of 180 days after the date of this prospectus to any participating broker-dealer for use in connection with any such resales. We believe that no registered holder of the old notes is an affiliate of ours as defined in Rule 405 of the Securities Act.

                          Any broker-dealer that is not a participating broker-dealer may not rely on existing SEC interpretations set forth in no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell the old notes or the exchange notes. Such requirements include being named as a selling security holder in a registration statement relating to any such resales.

                          The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or our acceptance would not be in compliance with the securities or blue sky laws of such jurisdiction.

Accrued Interest on the
 Exchange Notes and the
 Old Notes..............

                          Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the old notes, or, if no interest was paid on the old notes, from January 21, 1999, the date of issuance of the old notes. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

                          We are not conditioning the exchange offer on the tender of any minimum aggregate principal amount of
No Minimum Condition....  old notes.

Expiration Date.........  The exchange offer will expire at 5:00 p.m., New York
                          City time, on     , 1999, unless we decide to extend
                          the exchange offer.

Withdrawal Rights.......  You may withdraw your tender at any time prior to
                          5:00 p.m., New York City time, on the expiration date.

Conditions to the
 Exchange Offer.........
                          We are not required to accept for exchange any old notes, and we may terminate or amend the exchange offer, if:

                           . we are faced with any legal action or proceeding
                             that might materially impair our ability to proceed with the exchange offer or if any material adverse development occurs in an existing action or proceeding with respect to us;

                           . the exchange offer violates applicable law or any
                             applicable SEC interpretations; or

                           . we do not obtain any governmental or quasi-
                             governmental approvals that we deem necessary to consummate the exchange offer.

                          We may waive these conditions, but we currently anticipate that each of the conditions will be satisfied. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any of these conditions occur.

Procedures for
 Tendering Old Notes....  If you are a holder of old notes who wishes to accept the exchange offer, you must:

                           . complete, sign and date the accompanying letter
                             of transmittal, or a facsimile thereof, and mail or otherwise deliver such documentation, together with your old notes to the exchange agent at the address set forth under "The Exchange Offer-- Exchange Agent;" or

                           . arrange for The Depository Trust Company to
                             transmit all required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

                          By tendering your old notes in either manner, you will be representing, among other things, that:

                           . you are acquiring the exchange notes in the
                             ordinary course of business;

                           . you are not participating, do not intend to
                             participate, and have no arrangement or
                             understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                           . you are not an affiliate of ours.

Special Procedures for
 Beneficial Owners......
                          If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
 Procedures.............  If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed on time, you may tender your old notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Use of Proceeds.........
                          We will not receive any proceeds from the exchange of notes in the exchange offer. We will pay all our expenses incurred in connection with the exchange offer.

U.S. Federal Tax          The exchange of notes in the exchange offer will not
 Consequences...........  result in any gain or loss to you for U.S. federal income tax purposes. See "United States Federal Tax
                          Considerations."

Effect on Holders of
 Old Notes..............
                          As a result of this exchange offer, we will have fulfilled an obligation under the registration rights agreement with the initial purchasers of the old notes and, accordingly, there will be no increase in the interest rate on the old notes. If you do not tender your old notes in the exchange offer:

                           . you will continue to hold the old notes and will
                             be entitled to all the rights and limitations applicable to the old notes under the indenture governing the notes, except for any rights under the registration rights agreement that terminate as a result of the completion of the exchange offer; and

                           . you will not have any further registration or
                             exchange rights and your old notes will be subject to restrictions on transfer. Accordingly, the trading market for untendered old notes could be adversely affected.

Shelf Registration
 Statement..............  In some situations, holders of old notes may require us to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of old notes by such holders.

Exchange Agent..........

                          The Bank of New York is serving as exchange agent in connection with the exchange offer.

                          The Exchange Notes

Issuers.................
                          The exchange notes will be the obligations of Advanced Glassfiber Yarns and AGY Capital Corp. AGY Capital is a wholly owned subsidiary of Advanced Glassfiber Yarns.

Securities Offered......

                          Up to $150,000,000 in principal amount of 9 7/8% Series B Senior Subordinated Notes due 2009.

Maturity Date...........  January 15, 2009.

Interest Payment          January 15 and July 15, beginning on July 15, 1999.
 Dates..................

Optional Redemption.....  We may redeem:

                           . all or part of the exchange notes beginning on
                             January 15, 2004, at the redemption prices described in "Description of Exchange Notes-- Redemption;" and

                           . up to 35% of the exchange notes originally issued
                             at any time prior to January 15, 2002 at the price of 110.125% of their face amount, plus accrued and unpaid interest, with money we raise in public equity offerings.

Ranking.................

                          The exchange notes are, and any note guarantees will be, senior subordinated debt. They rank behind all of our current and future indebtedness, other than trade payables, except indebtedness that expressly provides that it is not senior to the exchange notes. The exchange notes will effectively rank behind any of our future indebtedness that is secured by any of our assets to the extent of the value of such assets, even if such indebtedness expressly provides that it is not senior to the exchange notes.

Note Guarantees.........
                          If we form or acquire any additional U.S.
                          subsidiaries, they will guarantee the exchange notes on an unsecured basis. The note guarantees will be senior subordinated debts. They will rank behind:

                           . all of the indebtedness of the note guarantors,
                             other than trade payables, except indebtedness that expressly provides that it is not senior to the note guarantees; and

                           . any indebtedness of the note guarantors that is
                             secured by any assets to the extent of the value of such assets.

Mandatory Offer to
 Purchase...............  If we sell assets not in the ordinary course of business or experience a change of control, we may be required to offer to purchase the exchange notes at a purchase price equal to 101% of their face amount, plus interest, within 30 to 60 days after these events. If we are required to offer to purchase the exchange notes, we cannot assure you that we will have adequate funds to do so at that time or that we will be able to obtain funds from third party sources on reasonable terms, if at all.

Basic Covenants
 of Indenture...........  We will issue the exchange notes under an indenture that will contain covenants for your benefit. Such covenants, among other things, limit or restrict our ability and the ability of our subsidiaries to:

                           . incur additional debt;

                           . pay dividends and make distributions;

                           . repurchase securities;

                           . make investments;

                           . create liens;

                           . transfer or sell assets;

                           . enter into transactions with affiliates;

                           . issue or sell stock of subsidiaries; or

                           . merge or consolidate.

                          However, these restrictions will be subject to a number of important qualifications and exceptions. For more details, see "Description of Exchange Notes--Material Covenants."

                                  Risk Factors

  You should read the "Risk Factors" section, beginning on page 7, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks associated with tendering your old notes in the exchange offer.

                                  RISK FACTORS

  Before you tender your old notes, you should be aware that there are various risks involved in such an investment, including those we describe below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to tender your old notes in the exchange offer.

Old notes outstanding after the exchange offer will not have registration rights and we expect the market for the old notes to be illiquid.

  If you do not exchange your old notes for exchange notes pursuant to the exchange offer, your old notes will continue to be subject to the restrictions on transfer of the old notes. In general, you may not offer or sell old notes unless they are registered under the Securities Act, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. Under existing SEC interpretations, we believe that you may offer for resale, resell or otherwise transfer the exchange notes, unless you are an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as you acquired the exchange notes in the ordinary course of your business and you will not, and have no arrangement with any person to, participate in the distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes will be adversely affected.

As a result of our significant debt, we may not be able to meet our obligations or obtain additional financing for capital expenditures or other beneficial activities on favorable terms.

  We incurred significant debt in connection with the financings described under "The Formation Transactions" and, as a result, we have significant debt service obligations. As of March 31, 1999, we had approximately $392.0 million of indebtedness. We also had the ability to incur $66.6 million of additional debt under our senior credit facility. See "Capitalization." As of March 31, 1999, the old notes were subordinated to $241.6 million of senior debt. In addition, the indenture governing the notes does not fully prohibit us from incurring substantial additional indebtedness. We can incur additional indebtedness if our consolidated fixed charge coverage ratio is greater than
2.0 to 1.0. We may also incur up to $10.0 million of capitalized lease obligations and purchase money indebtedness and up to $10.0 million of other indebtedness regardless of our consolidated fixed charge ratio. If we add new debt to our current debt levels, the related risks that we now face could intensify. See "Capitalization," "Selected Historical Financial Information," "Description of Other Indebtedness" and "Description of Exchange Notes-- Material Covenants--Limitation on Incurrence of Additional Indebtedness."

  Our substantial indebtedness poses important consequences to you, including the risk that:

  . we will use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available, or limiting our ability to obtain additional financing on satisfactory terms, for working capital, capital expenditures, acquisitions, research and development and other general corporate purposes;

  . our level of indebtedness may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures;

  . our debt may bear interest at variable rates which could create higher debt service requirements if market interest rates increase; and

  . our failure to comply with the financial and other covenants applicable to our debt could result in an event of default, which, if not cured or waived, could have a material adverse effect on us.

  If we successfully implement our business and operating strategies, we believe we will have enough capital to carry on our business and service our debt requirements for the foreseeable future. However, if we cannot generate sufficient cash flow from operations to meet our obligations, we may be forced to reduce or delay capital expenditures, sell assets, restructure or refinance our debt, or seek additional equity capital. We cannot assure you that any of these remedies would be satisfactory or could be effected on satisfactory terms, if at all. Our ability to pay principal and interest on the exchange notes and to satisfy our other debt obligations will depend on our future operating performance. Our operating performance will be affected by prevailing economic conditions and financial, business and other factors which may be beyond our control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Other Indebtedness" and "Description of Exchange Notes."

Your exchange notes will be subordinate to our senior debt.

  Before paying principal and interest on the exchange notes, we must first make payments on any of our existing and future senior debt that is in default, including all outstanding amounts under our senior credit facility. As of March 31, 1999, we had approximately $241.6 million of senior indebtedness. In addition, we had approximately $66.6 million of additional borrowing availability under our senior credit facility.

  Substantially all of our real and personal property we use in our business operations secures our obligations under our senior credit facility. If we default on any payments required under any of our secured debt, the secured lenders could declare all amounts outstanding, together with accrued and unpaid interest, immediately due and payable. If we are unable to repay amounts due, the lenders could proceed against the collateral securing the debt. If the lenders proceed against any of the collateral, we may not have enough assets left to pay you or other noteholders. Moreover, if we become bankrupt or similarly reorganize, we may not be able to use our assets to pay you or other noteholders until after we pay all of our senior debt, including all indebtedness under the existing senior credit facility or any replacement senior credit facility. In addition, the existing senior credit facility and any replacement senior credit facility may prohibit us from paying amounts due on the exchange notes, or from purchasing, redeeming or otherwise acquiring the exchange notes if a default exists under our senior debt. None of our non-United States subsidiaries will guarantee the exchange notes and the exchange notes will be effectively subordinated in right of payment to all debt and other liabilities, including trade payables, of these subsidiaries. See "Description of Exchange Notes--Subordination of the Exchange Notes and the Note Guarantees."

Our indebtedness may limit or restrict our ability to incur additional debt, pay dividends and make distributions, transfer or sell assets, or merge or consolidate, among other things.

  Our senior credit facility and the indenture governing the notes each contain a number of significant covenants. These covenants limit or restrict our ability to:

  . incur additional debt;

  . pay dividends and make distributions;

  . repurchase securities;

  . make investments;

  . create liens;

  . transfer or sell assets;

  . enter into transactions with affiliates;

  . issue or sell stock of subsidiaries; or

  . merge or consolidate.

  These limitations are set forth in their entirety in article VI of the senior credit facility credit agreement, beginning on page 76, and in section 5.9, on page 73, and in article III of the indenture, beginning on page 39. Both of these documents have been filed as exhibits to the registration statement of which this prospectus is a part. These limitations and restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our best interests.

Our other indebtedness may prevent us from satisfying our obligations under the notes.

  Our senior credit facility also requires us to comply with financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. If we breach any of the covenants in the senior credit facility or the indenture, or if we are unable to comply with the required financial ratios, we may be in default under the senior credit facility and the indenture. If we default under the senior credit facility, the lenders can declare all borrowings outstanding, including accrued interest and other fees, due and payable. If we use all of our available cash to repay borrowings under the senior credit facility, we may not be able to make payments on the exchange notes. See "Description of Other Indebtedness" and "Description of Exchange Notes."

We may not have sufficient funds to repay the exchange notes upon a change of control.

  If we experience a change of control, you may have the right to require us to purchase your exchange notes at a purchase price equal to 101% of the principal amount of your exchange notes plus accrued and unpaid interest. In such circumstances, we may also be required to (1) repay our outstanding senior debt or (2) obtain our lenders' consent to our purchase of the exchange notes. If we cannot repay our debt or cannot obtain the needed consents, we may be unable to purchase the exchange notes. This would be an event of default under the indenture. Upon a change of control, we cannot guarantee that we will have sufficient funds to make any debt payment as described above. To avoid default, we would try to refinance our debt. We cannot guarantee, however, that such refinancing, if available, would be on favorable terms. See "Description of Exchange Notes--Change of Control."

  The events that qualify as a change of control under the indenture may also be events of default under the senior credit facility or other indebtedness. An event of default under the senior credit facility would permit our lenders to accelerate our indebtedness. If we cannot repay such borrowings when due, the lenders could proceed against the collateral securing the debt.

If one of our owners exercises its put right, we would be required to borrow additional funds to purchase its membership interest; this would significantly increase our debt service obligations.

  Our affairs and the relationship between Owens Corning and Porcher Industries, our owners, are governed by an operating agreement. Under this operating agreement, Owens Corning and Porcher

Industries each have the right to "put" their respective ownership interests to us at any time beginning on September 30, 2003. Funding the put rights would require us to borrow funds. The operating agreement and the indenture impose financial tests and restrictions on our ability to borrow to fund the put rights. If we satisfy those financial tests, we would be obligated to purchase the ownership interest that has been tendered. Even if we satisfy the financial tests, funding a put right may have a material adverse effect on our financial condition, results of operations and cash flows. As of December 31, 1998, we could not finance the purchase of all or any portion of either member's ownership interest and maintain a credit rating of at least B on our existing unsecured debt. See "Operating Agreement."

We have only operated independently of Owens Corning since September 30, 1998 and remain dependent upon Owens Corning to provide materials and services. Even though alternative sources exist for these materials and services, they may be more costly and could require us to change our manufacturing processes, which could be time-consuming and expensive.

  Prior to September 30, 1998, we operated as a business unit of Owens Corning and, therefore, we have a limited independent financial or operating history. We have historically been dependent upon Owens Corning to provide us with raw materials and capital equipment, in addition to various services, including research and development, legal, accounting, financial, data processing, auditing, treasury, cash management, human resource and administrative services. In connection with the formation transactions, we entered into supply agreements with Owens Corning under which Owens Corning continues to provide raw materials, capital equipment and various services to us for limited periods of time. During the terms of these agreements, our operating success and viability are dependent in part upon the performance by Owens Corning of its obligations under the agreements. We do not expect to extend these agreements. Prior to their expiration, we will need to arrange for sources of raw materials and other equipment and establish independent operational, management, financial and information systems and controls. We cannot assure you that we will be able to successfully transition these services or operate our business independently of Owens Corning. See "Certain Relationships and Related Transactions."

  In addition, some of the capital equipment used in the production process of glass yarns are not widely manufactured, particularly bushings. Bushings are heat-resistant platinum and rhodium trays through which molten glass is passed to form glass filaments. Our bushings are currently manufactured and periodically reconditioned by Owens Corning. Owens Corning has agreed to continue to provide bushings and reconditioning services to us for seven years. See "Certain Relationships and Related Transactions." Only a limited number of companies are qualified to manufacture and recondition bushings. We would incur significant costs and a transition period of several months if we switched to another supplier of bushings. In addition, platinum and rhodium, which are the primary elements used in the manufacturing and reconditioning of bushings, are subject to shortages in supply. Any failure of Owens Corning to provide us bushings or reconditioning services for the bushings or a supply shortage of platinum or rhodium could have a material adverse effect on our business, financial condition and results of operations.

  Alternative sources exist for the raw materials, services and equipment that Owens Corning provides to us. However, we believe these sources are more costly and could require us to change our manufacturing processes. Since this could be time-consuming and expensive, our business, financial condition and results of operations could be adversely affected if Owens Corning stops providing us with these materials and services.

We may have conflicts of interest with our equityholders that could adversely affect our business, financial condition and results of operations.

  Porcher Industries, through wholly owned subsidiaries, owns a 51% ownership interest in Advanced Glassfiber Yarns. A wholly owned subsidiary of Owens Corning owns the remaining 49% ownership interest. As a result of its controlling interest, Porcher Industries elects a majority of our directors and appoints new management. Consequently, Porcher Industries has the ability to control our policies and operations. Circumstances may occur in which the interests of Porcher Industries and Owens Corning, as our principal equityholders, could conflict with your interests as debtholders. See "--If one of our owners exercises its put right, we would be required to borrow additional funds to purchase its membership interest; this would significantly increase our debt service obligations," "Management--Executive Officers, Directors and Other Key Employees," "Security Ownership" and "Certain Relationships and Related Transactions."

  Porcher Industries, including its affiliates, such as BGF Industries, is also our largest customer. Although we believe that Porcher Industries intends to operate us independently from its other operations, this relationship may give rise to potential conflicts of interest. The potential conflicts could include the perception by our other customers that we may provide favorable pricing terms or disclose confidential customer information to Porcher Industries, which could adversely affect our relationships with our other customers. If these potential conflicts of interest adversely affect such relationships, any loss of business resulting from such conflicts could have a material adverse effect on our business, financial condition and results of operations.

A downturn in the electronics industry and the movement of electronics industry production outside of North America has reduced demand for our products.

  We sell our products for use in a wide range of applications in the electronic, industrial and construction markets. The electronics industry represents the glass yarn industry's largest market. Any downturn in the electronics industry, which is susceptible to cyclical and general economic downturns, would reduce demand for glass yarns industry-wide. A reduction in overall demand would likely result in increased competition between us and other producers of glass yarns for customers in other end-use markets and may cause us to reduce the price of our products which would adversely affect our profitability.

  Primarily as a result of economic turmoil in Asia, demand for electronic products began to decrease in late 1997 and early 1998. We began to experience decreased demand for fine yarns in the second quarter of 1998 as both weavers and laminators reduced their inventory to match reduced demand for electronic products. This trend continued through the end of 1998. If the demand for fine yarns does not stabilize or improve, our sales and profitability could be adversely affected.

  In addition, due to the recent economic turmoil in Asia and the resulting fall in currency exchange rates, imports of goods such as rigid laminates and printed circuit boards from Asia have increased. This has negatively affected demand for heavyweight glass fiber fabrics used in the manufacture of electronic products and produced domestically by many of our customers. The result was a decrease in demand for our heavy yarns in North America. To the extent the increased competition from Asian laminators and printed circuit board manufacturers continues to negatively affect demand for glass fiber fabrics in North America, our sales and profitability could be adversely affected.

Our operating performance is dependent upon a limited number of customers. A decrease of business from major customers could have a material adverse effect on our financial condition and results of operations.

  We depend upon a limited number of large customers for a majority of our sales. Sales to our top ten customers accounted for approximately 67% of our net sales in 1998. Sales to our largest customer, Porcher Industries, including its affiliates, such as BGF Industries, accounted for approximately 20% of our net sales in 1998. A decrease in business from, or the loss of, any of our major customers could have a material adverse effect on our business, financial condition and results of operations.

  In addition, our future business, financial condition and results of operations will depend to a significant extent upon the commercial success of our major customers and their continued willingness to purchase our products. Any significant downturn in the business of our major customers could cause them to reduce or discontinue their purchases from us. This could have a material adverse effect on our business, financial condition and results of operations. See "--A downturn in the electronics industry and the movement of electronics industry production outside of North America has reduced demand for our products," "--We may have conflicts of interest with our equityholders that could adversely affect our business, financial condition and results of operations." and "Business--Marketing and Sales."

We depend on a stable supply of borates, which are one of the primary raw materials used in the production of glass yarns.

  We use borates in the production processes at our Aiken facility, which are sourced from a supplier in Turkey that is owned by the Turkish government. This supply of borates could be interrupted for a number of reasons, including political instability in Turkey. Our supply of borates from Turkey is sourced through Owens Corning under a supply agreement which provides that, if there is a limited or reduced supply of borates, Owens Corning will allocate a portion of such supply to us. Any failure of Owens Corning to perform under the supply agreement or any dispute relating to the allocation of a limited borates supply could interrupt our supply of borates. Boric acid is considered by some to be a cost-effective substitute for borates. In order to use boric acid as a substitute, we would have to alter our production processes. This could take several months to accomplish, and would require moderate capital expenditures.

If our customers switch to other suppliers of glass yarns, such as Vetrotex which intends to build a plant in Mexico, our business, financial condition and results of operations could be adversely affected.

  Our industry is highly competitive. We believe that the principal competitive factors affecting the glass yarns industry include:

  . quality, performance, pricing and consistency of products;

  . responsiveness to customer requirements; and

  . ability to maintain stable customer relationships.

  Our primary competitors are PPG Industries Inc. (with operations in the United States), Vetrotex, a division of Compagnie de Saint Gobain (with operations in France), Nitto Boseki Co. (with operations in Japan) and Nippon Electric Glass Co., Ltd. (with operations in Japan). Some of our competitors may have greater financial and other resources than we do. We cannot assure you that we will be able to continue to compete effectively in the future or that other competitors will not enter the glass yarns industry.

  We and PPG are the only major producers of glass yarns with production facilities in North America. The establishment by one of our competitors of production facilities in North America or the increase in production capacity in North America by PPG could materially adversely affect our North American market share. In this regard, Vetrotex has announced that it intends to build a plant in Mexico for the production of glass yarns, primarily for use in the electronics market. Vetrotex has publicly stated that it expects this new plant to begin operations in the second half of 1999.

A disruption at one of our facilities would significantly decrease production, which could adversely affect our financial condition and results of operations.

  A significant portion of our net sales are currently derived from our production facilities located in Aiken, South Carolina and Huntingdon, Pennsylvania. The Aiken plant accounted for 60% of our total net sales in 1998 and the Huntingdon plant accounted for 29% of our total net sales in 1998. Approximately 11% of our total net sales in 1998 was sourced from Owens Corning's Battice, Belgium and Guelph, Canada facilities. We opened a co-location facility with BGF Industries in South Hill, Virginia in June 1998, which became fully operational in the first quarter of 1999. The South Hill plant accounted for .04% of our total net sales in 1998.

  Our facilities are designed to produce specific products. Consequently, some products produced at one facility may not be produced at another facility. A temporary or extended interruption in operations at any one of our facilities, for any reason, including from labor strikes or a natural disaster, whether or not covered by insurance, could have a material adverse effect on our business, financial condition and results of operations. See "Business--Manufacturing Facilities," "Business--Employees" and "Certain Relationships and Related Transactions."

Since we sell a significant amount of our products outside the United States, exchange losses as a result of currency fluctuations could adversely affect our financial condition and results of operations.

  In 1998, we derived approximately 32.3% of our net sales from products sold outside the United States. The United States dollar value of these sales sometimes varies with currency exchange rate fluctuations. We may therefore be exposed to exchange losses as a result of such fluctuations that could have a material adverse effect on our business, financial condition, results of operations and our ability to pay interest and principal on our debt. Although we do not currently have a formal policy regarding hedging our currency risks, we continually evaluate the necessity for entering into currency hedging agreements to protect us from such risks; however, any such hedging agreements may not be sufficient to eliminate risks relating to currency fluctuation.

  In addition, on January 1, 1999, eleven of the fifteen member countries of the European Union adopted the Euro as their common legal currency and established fixed conversion rates between their existing sovereign currencies and the Euro. We cannot assure you that this conversion will not have a material adverse effect on our business, operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

An easing of import restrictions and duties with respect to glass fabrics could reduce demand for our products, which would adversely affect our results of operations.

  Currently, the importation of glass yarns into the United States is not subject to import regulations. However, the importation of glass fabrics containing glass yarn is subject to import quotas, restrictions, duties and tariffs. To the extent that these import regulations protect domestic producers of glass fabrics, who are our primary customers, reductions in the level of restrictions could adversely affect these customers and, consequently, our business, financial condition and results of operations.

Issuance of the old notes and any note guarantee may be subject to fraudulent conveyance laws.

  Under applicable provisions of the U.S. Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if we, at the time we issued the old notes:

    (1) incurred such indebtedness with the intent to hinder, delay or defraud creditors; or

    (2) received less than reasonably equivalent value or fair consideration for incurring such indebtedness, and

    . were insolvent at the time of incurrence;

    . were rendered insolvent by reason of such incurrence, and the application of the proceeds thereof;

    . were engaged or were about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our businesses; or

    . intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured,

then, in each case, a court of competent jurisdiction could (1) void, in whole or in part, the notes, and direct the repayment of any amounts paid thereunder to our creditors, (2) subordinate the notes to our obligations to our existing and future creditors, or (3) take other actions detrimental to the holders of the notes. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, we would be considered insolvent if the sum of our debts, including contingent liabilities, was greater than all of our assets at fair valuation or if the present fair saleable value of our assets was less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and matured. A note guarantee, at the time it is issued by one of our subsidiaries, would be subject to the same fraudulent transfer or conveyance laws as the notes.

The year 2000 problem may adversely affect our business operations and we may suffer significant costs to make our systems year 2000 compliant.

  The term year 2000 issue is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and process control equipment as the year 2000 is approached and reached. These problems generally arise from the fact that most of the world's computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the "2000s" from dates in the "1900s." These problems may also arise from other sources as well, such as the use of special codes and conventions in software that make use of the date field.

  We have identified several key information technology and non-information technology systems that need to be replaced in order to become year 2000 compliant. The information technology systems to be replaced include all financial and order entry/planning systems and non-information technology systems to be replaced include some process control systems. In addition to internal systems, we are dependent on external suppliers for the delivery of raw materials, energy and supplies. Two-thirds of our top external suppliers, who represent approximately 90% of our total purchases, have informed us that they are or expect to be year 2000 compliant. We believe that we have identified all material year 2000 issues and implemented a plan to address these issues prior to any impact on business operations. However, failure to complete remediation and replacement programs as scheduled could impact our ability to properly manufacture goods and conduct normal business operations, which may result in potential liability for failure to deliver product or other harm. If this were to occur, we could experience a material adverse impact on our financial condition and results of operations. Likewise, failure of key suppliers or customers to achieve compliance could adversely impact our ability to manufacture, distribute and sell products.

  The estimated cost of our year 2000 compliance program is $2.8 million and we are not aware of any other material operational issues or other costs associated with preparing our systems for the year 2000. We cannot assure you that there will not be a delay in, or increased costs associated with, the implementation, remediation and replacement of the necessary systems to address the year 2000 issue. If we are unable to adequately address the year 2000 in a timely manner, our ability to properly manufacture our products and conduct normal business operations would be impacted resulting in increased costs and decreased revenue.

If we do not maintain good relations with our employees, we could face labor strikes or stoppages that would adversely affect our business, financial condition and results of operations.

  Labor unions represent employees at both the Aiken facility and the Huntingdon facility. The collective bargaining agreement covering workers at the Aiken facility expires on June 30, 1999 and the agreement covering workers at the Huntingdon facility expires on October 31, 1999. We cannot assure you that we will be able to maintain good relationships with these labor unions or that we will be able to successfully negotiate new collective bargaining agreements on satisfactory terms in the future. If we fail to maintain good relationships with the labor unions or fail to negotiate satisfactory collective bargaining agreements, we could face labor strikes or stoppages that would adversely affect our business, financial condition and results of operations. See "Business--Employees."

If we become responsible for environmental and safety and health costs, our financial condition and results of operations could be adversely affected.

  Various federal, state and local environmental laws and requirements govern the use of our facilities. Such laws and requirements govern:

  .discharges to air and water;

  .the handling and disposal of solid and hazardous substances and wastes;
     and

  . the clean-up of contamination from releases of hazardous substances at our facilities and off-site disposal locations.

Laws and requirements relating to workplace safety and worker health also govern our operations. These laws and requirements establish formaldehyde, asbestos and noise standards and regulate the use of hazardous chemicals in the workplace. We have taken, and will continue to take, steps to comply with these laws and requirements. We believe, based upon currently available information, that complying with environmental and health and safety laws and requirements will not require material capital expenditures in the foreseeable future. However, we cannot assure you that complying with the foregoing environmental or health and safety laws and requirements will not adversely affect our business, financial condition and results of operations. Moreover, we cannot assure you that future laws, ordinances or regulations will not give rise to additional compliance or remediation costs which could have a material adverse effect on our business, financial condition or results of operations.

Since an active trading market may not develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes could be adversely affected.

  The old notes were offered to a small number of institutional buyers and are eligible for trading in the PORTAL Market. The exchange notes will be a new issue of securities for which there is no existing trading market. We cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. First Union Capital Markets and Warburg Dillon Read LLC have advised us that they currently intend to make a market with respect to the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. We do not intend to apply for listing of the exchange notes on any national securities exchange or on Nasdaq. The liquidity of, and trading market for, the exchange notes also may be adversely affected by changes in the market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.



         CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

  Some of the information in this prospectus may contain forward looking statements. Such statements include, in particular, statements about our plans, strategies and prospects under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." You can identify forward looking statements by our use of forward looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward looking statements are reasonable, we cannot assure you that our plans, intentions or expectations will be achieved. Important factors that could cause our actual results to differ materially from the forward looking statements we make in this prospectus are set forth in the "Risk Factors" section and elsewhere in this prospectus. All forward looking statements attributable to us or persons acting for us are expressly qualified in their entirety by our cautionary statements.

                         MARKET AND INDUSTRY DATA

  Unless we indicate otherwise, we derived the glass yarns industry data, our market share and the percentage of our sales attributable to various end-use markets in this prospectus from our internal surveys and estimates. We believe that there are no industry-wide publications or trade associations that report industry, market and end-use data. No independent sources have verified our internal surveys or estimates. While this data is shown with numerical specificity, these estimates are based on sources that are not complete and on collection methodologies that are not systematic, including:

  . routine discussions with customers to estimate existing and projected global glass yarn sales;

  . negotiations with customers in which pricing information was discussed;


  . development of a business model with independent consultants to estimate glass yarns consumption in the electronics industry;

  . our understanding, based on ordinary course discussions with our customers, of the end-use markets served directly and indirectly by our customers, which we have used to estimate the percentage of our glass yarn sales to the electronics, industrial, construction and specialty markets;

  . review of fabric production quantities with major weavers; and

  . public statements by competitors, independent financial analysts and a regional trade association.

  These estimates represent our management's good faith assessments and are believed to be based on methodologies similar to those used by our major competitors, but nevertheless are inherently subject to inaccuracy.

  In this prospectus, we express our capacity utilization as a percentage of installed bushings in use. Bushings are heat-resistant platinum and rhodium trays through which molten glass is passed to form glass filaments. The fact that a bushing is in use does not necessarily indicate that we are obtaining the highest volumes or margins possible with that bushing. Volume and margin depend on numerous factors including the production process in use and the product mix.

                        THE FORMATION TRANSACTIONS

  Porcher Industries and Owens Corning beneficially own 51% and 49% interests in Advanced Glassfiber Yarns, respectively. On July 1, 1998, Owens Corning formed Advanced Glassfiber Yarns to own and operate Owens Corning's glass fiber yarns and specialty materials business. On September 30, 1998, Owens Corning sold a 51% interest in Advanced Glassfiber Yarns to our largest customer, Porcher Industries. The total consideration paid by Porcher Industries was approximately $338.9 million, excluding $3.2 million of transaction fees. Porcher Industries is a leading global manufacturer of industrial fabrics and operates in North America primarily through its wholly owned subsidiary, BGF Industries. In connection with Porcher Industries' majority purchase, Owens Corning entered into a number of agreements to provide various raw materials, capital equipment and services to us.

  Concurrently with Porcher Industries' majority purchase, we recapitalized Advanced Glassfiber Yarns by borrowing a total of $404.0 million through a combination of $254.0 million under a senior credit facility and $150.0 million under a senior subordinated credit facility. We used the proceeds of these borrowings plus a $2.2 million contribution from Owens Corning to pay (1) an aggregate cash distribution of $399.2 million, including cash distributions of $203.6 million to Porcher Industries and $195.6 million to Owens Corning and
(2) approximately $7.0 million in transaction fees and expenses.

  In connection with the above-described "formation transactions," Porcher Industries' net cash outlay was $138.5 million, represented by the $338.9 million paid for the 51% interest in Advanced Glassfiber Yarns, plus $3.2 million in fees paid in connection with the majority purchase, less the $203.6 million cash distribution Porcher Industries received from us. Owens Corning received $532.3 million in total consideration, comprised of the $338.9 million paid to it by Porcher Industries and the $195.6 million cash distribution Owens Corning received from us less a $2.2 million contribution.

  The net proceeds from the offering of the old notes, together with additional borrowings under our senior credit facility, were used to repay all amounts outstanding under our senior subordinated credit facility incurred in connection with the formation transactions.

                                USE OF PROCEEDS

  We will not receive any cash proceeds from the exchange of old notes pursuant to the exchange offer. Our net proceeds from the sale of the old notes were approximately $141.9 million, after deducting the initial purchasers' discount and expenses of the offering. We used the net proceeds from the offering, together with additional borrowings under our $315.0 million senior credit facility, to repay all debt outstanding under our $150.0 million senior subordinated credit facility, which was incurred in connection with the formation transactions. For a description of the senior credit facility, see "Description of Other Indebtedness--Senior Credit Facility."

                                 CAPITALIZATION

  The following table sets forth our capitalization as of December 31, 1998 and as adjusted to give effect to the issuance and sale of the old notes and the exchange of old notes for exchange notes as if such events had occurred on December 31, 1998.

  The following table should be read in conjunction with our historical financial statements, the unaudited pro forma condensed financial information, the related notes and the other information contained elsewhere in this prospectus. See "Where You Can Find More Information," "Unaudited Condensed Pro Forma Financial Information," "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                         December 31, 1998
                                                       -------------------------
                                                        Actual     As Adjusted
                                                       ----------- -------------
                                                       (dollars in thousands)
Long-term debt (including current portion):
  Senior credit facility(1)........................... $   251,813  $   259,938
  Senior subordinated credit facility.................     150,000          --
  Capital lease obligation............................         385          385
  Exchange notes, net of original issue discount......         --       147,000
                                                       -----------  -----------
    Total long-term debt..............................     402,198      407,323
  Members' interest(2)................................      21,285       17,535
                                                       -----------  -----------
    Total capitalization.............................. $   423,483  $   424,858
                                                       ===========  ===========

--------


(1) As of December 31, 1998, after giving effect to the offering of the old notes, we would have had approximately $51.9 million of borrowing availability under our senior credit facility.

(2) As adjusted. Reflects the write-off of fees of $3.75 million paid by us in connection with the senior subordinated credit facility which was originally capitalized as deferred financing costs.

              UNAUDITED CONDENSED PRO FORMA FINANCIAL INFORMATION

  The following unaudited condensed pro forma statement of operations is based upon our historical financial statements. The unaudited pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The unaudited pro forma condensed statement of operations for the year ended December 31, 1998 gives effect to the formation transactions and the offering of the old notes as if they had occurred on January 1, 1998.

  The unaudited pro forma condensed statement of operations does not purport to be indicative of what our results of operations would actually have been had the formation transactions and the offering of the old notes been completed on such dates, or to project our results of operations for any future period. The pro forma financial information and the notes thereto should be read in conjunction with our historical financial statements and the other financial information included elsewhere in this prospectus.

  The accompanying pro forma condensed statement of operations does not include a provision for income taxes because Advanced Glassfiber Yarns is a limited liability company and is therefore not subject to income tax.

  The acquisition of the 51% interest in Advanced Glassfiber Yarns by Porcher Industries was accounted for as a partial purchase business combination in accordance with the provisions of APB No. 16 "Business Combinations" and EITF Issue No. 88-16, "Basis in Leveraged Buyout Transactions" and is reflected as such in the historical December 31, 1998 financial statements.

                         ADVANCED GLASSFIBER YARNS LLC
                       PRO FORMA STATEMENT OF OPERATIONS

                   For the Year Ended December 31, 1998

                                      Historical                               Pro Forma
                         ------------------------------------- -----------------------------------------------
                              Advanced         Predecessor      Formation                         Advanced
                          Glassfiber Yarns       Business      Transactions    The Offering   Glassfiber Yarns
                         ------------------ ------------------ ------------    ------------   ----------------
                         Three Months Ended Nine Months Ended
                         December 31, 1998  September 30, 1998
                         ------------------ ------------------
                                                      (dollars in thousands)
Net sales...............      $63,403            $205,248                                         $268,651
Cost of sales...........       42,952             134,820         $4,631 (/1/)                     184,919
                                                                                                  --------
                                                                     792 (/2/)
                                                                   1,724 (/5/)
                              -------            --------
Gross margin............       20,451              70,428                                           83,732
Selling, general and
 administrative.........        4,665              11,487                                           16,152
Amortization............        2,848                 --           8,544 (/4/)                      11,392
Restructuring costs.....          --                2,034                                            2,034
                              -------            --------                                         --------
  Income from
   operations...........       12,938              56,907                                           54,154
Interest expense........        9,113                 --          27,597 (/3/)    $1,977(/3/)       38,193
Other income............         (450)             (2,328)          (748)(/1/)                      (3,526)
                              -------            --------                                         --------
  Net income............      $ 4,275            $ 59,235                                         $ 19,487
                              =======            ========                                         ========

                         ADVANCED GLASSFIBER YARNS LLC

            NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION

  (1) Reflects the effects of a number of agreements with Owens Corning to provide us raw materials, capital equipment and services as described in "Certain Relationships and Related Transactions":

                                                 Historical Pro forma Pro forma
                                                   Effect    Effect   Adjustment
                                                 ---------- --------- ----------
   Glass marbles supply agreement(a)............  $ 2,157    $ 4,038    $1,881
   Borates supply agreement(b)..................    2,550      2,663       113
   Alloy and bushing fabrication(c).............    2,499      4,033     1,534
   Battice facility supply agreement(d).........   18,622     19,725     1,103
                                                  -------    -------    ------
     Pro forma effect on cost of sales..........  $25,828    $30,459    $4,631
                                                  =======    =======    ======
   Sliver supply agreement(e)...................  $  (818)   $  (957)   $ (139)
                                                  -------    -------    ------
   Low Tex Type 30 agreement(f).................  $   --     $  (609)   $ (609)
                                                  =======    =======    ======
     Pro forma effect on other income...........  $  (818)   $(1,566)   $ (748)
                                                  =======    =======    ======

  --------

  (a) Owens Corning has historically provided glass marbles to us at cost. Pursuant to an agreement with Owens Corning, prices are set to earn a pre-determined margin for Owens Corning.

  (b) Owens Corning buys borates from a third party and has historically supplied borates to us at cost. Pursuant to an agreement with Owens Corning, prices are set at cost plus transport, process and terminal fees plus an annual administrative charge of $150,000.

  (c) Owens Corning has historically provided alloy and bushing fabrication services to us at cost. Pursuant to an agreement with Owens Corning, these services are provided to us at contractually agreed upon prices.

  (d) Owens Corning's Battice, Belgium manufacturing facility produces glass yarn products for our customers. We have entered into an agreement with Owens Corning to purchase glass yarns from the Battice facility at prices equal to our net sales prices less a fixed margin.

  (e) We have historically charged Owens Corning the actual manufacturing cost of sliver. Pursuant to an agreement with Owens Corning, we supply byproducts of our manufacturing processes known as "sliver" to Owens Corning at market prices.

  (f) Owens Corning produces Low Tex Type 30 for our customers. We have entered into an agreement with Owens Corning to receive a fee of 10% of the sales price from Owens Corning for sales of these products to our customers.

  (g) Owens Corning has historically provided sewage, wastewater treatment, stormwater and landfill services to the Aiken facility. No financial impact has been included in the pro forma statement of operations because Owens Corning has agreed to provide these services to us on substantially the same economic terms as provided historically.

  (2) Reflects the excess of the net pension expense and net post retirement expense over the amounts recorded historically.

  (3) Reflects the interest expense and amortization of the deferred financing costs associated with the borrowings under the senior credit facility and the senior subordinated credit facility and the application of the net proceeds therefrom (the "Financings") and the old notes, as if the Financings and the offering of the old notes had been consummated as of January 1, 1998.

  (4) Reflects amortization of the intangible assets arising from the acquisition by Porcher Industries of a 51% interest in Advanced Glassfiber Yarns, based upon a useful life of 5-25 years.

  (5) Reflects additional depreciation arising from the partial step-up in basis of plant and equipment to its estimated fair value.

                      SELECTED FINANCIAL INFORMATION

  We present below our selected historical and pro forma information. Selected historical financial information related to Owens Corning's glass yarns and specialty materials business is presented for each of the four years in the period ended December 31, 1997 and the nine months ended September 30, 1998. Selected historical financial information subsequent to consummation of the formation transactions on September 30, 1998 is presented for the three months ended December 31, 1998.

  We derived the historical information for each of the years in the two year period ended December 31, 1997 and the nine months ended September 30, 1998 from our audited financial statements which appear elsewhere in this prospectus. We derived the historical information for the year ended December 31, 1995 from our audited financial statements which are not included in this prospectus. We derived the historical information for the year ended December 31, 1994 from unaudited financial statements that we prepared.

  The historical financial statements of the business were derived from the historical financial statements of Owens Corning. We have not adjusted our historical statements of operations to reflect the effect of supply agreements that we entered into with Owens Corning in connection with the formation transactions.

  Our selected unaudited pro forma financial information is based upon the historical financial statements of the business for the nine months ended September 30, 1998 and the results of our operations for the period from October 1, 1998 to December 31, 1998. The selected unaudited pro forma information gives effect to the formation transactions and the offering and exchange of the old notes as if they had occurred on January 1, 1998. The selected unaudited pro forma financial information does not include a provision for income taxes because Advanced Glassfiber Yarns is a limited liability company and is therefore not subject to income tax. The selected unaudited pro forma financial information does not purport to be indicative of what our results of operations would actually have been had the formation transactions and the offering of the old notes been completed on such date, or to project our results of operations for any future period.

  We have presented EBITDA in our selected historical and pro forma other data because it is a widely accepted financial indicator of a company's ability to service indebtedness. You should not consider EBITDA as an alternative to net income (loss), as a measure of operating results, or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. EBITDA presented below may not necessarily be comparable to similarly titled measures reported by other companies as they are not calculated identically by all companies. We define EBITDA as income (loss) before income taxes, interest expense, depreciation and amortization expense, non-recurring charges ($1.0 million in 1998), non-cash charges ($1.3 million in 1998), restructuring charges ($2.0 million in 1998) and cumulative effect of an accounting change.

  We have also presented the ratio of earnings to fixed charges. In calculating the ratio of earnings to fixed charges, earnings consists of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, and the portion of rental expense estimated to attributable to interest.

  You should read the unaudited historical and unaudited pro forma information and the accompanying notes in conjunction with our historical financial statements and financial information included elsewhere in this prospectus.

                                                                                             Advanced
                                           The Predecessor Business                      Glassfiber Yarns
                           ----------------------------------------------------------- ---------------------
                                                                                        Three
                                                                     Nine Months Ended  Months    Pro Forma
                                  Year Ended December 31,              September 30,    Ended    Year Ended
                           ----------------------------------------  ----------------- December   December
                              1994       1995      1996      1997          1998        31, 1998   31, 1998
                           ----------- --------  --------  --------  ----------------- --------  -----------
                           (unaudited)                                                           (unaudited)
                                            (dollars in thousands)
Statement of Operations
 Data:
Net sales................   $251,922   $272,395  $274,979  $277,357      $205,248      $ 63,403   $268,651
Cost of goods sold.......    175,047    187,153   180,343   182,366       134,820        42,952    184,919
                            --------   --------  --------  --------      --------      --------   --------
Gross profit.............     76,875     85,242    94,636    94,991        70,428        20,451     83,732
Selling, general and
 administrative expense..     13,157     13,748    14,345    14,813        11,487         4,665     16,152
Amortization.............        --         --        --        --            --          2,848     11,392
Restructuring costs(1)...        --         --        --        --          2,034           --       2,034
                            --------   --------  --------  --------      --------      --------   --------
Operating income.........     63,718     71,494    80,291    80,178        56,907        12,938     54,154
Interest Expense.........        --         --        --        --            --          9,113     38,193
Other income, net........     (1,354)    (3,041)   (3,003)   (2,688)       (2,328)         (450)    (3,526)
                            --------   --------  --------  --------      --------      --------   --------
Income before taxes......     65,072     74,535    83,294    82,866        59,235         4,275     19,487
Provision for income
 taxes...................     25,834     29,594    33,051    32,540        16,226           --         --
                            --------   --------  --------  --------      --------      --------   --------
Income before cumulative
 effect of accounting
 change..................     39,238     44,941    50,243    50,326        43,009         4,275     19,487
Cumulative effect of
 change in accounting for
 post-employment
 benefits(2).............      5,600        --        --        --            --            --         --
                            --------   --------  --------  --------      --------      --------   --------
Net income...............   $ 33,638   $ 44,941  $ 50,243  $ 50,326      $ 43,009      $  4,275   $ 19,487
                            ========   ========  ========  ========      ========      ========   ========
Other Data:
Depreciation and
 amortization............   $  8,167   $  8,604  $  8,233  $  8,305      $  6,394      $  5,975     23,759
Capital expenditures.....     13,963      8,458    15,314     8,324        13,509         6,940     20,449
EBITDA...................     73,239     83,139    91,527    91,171        67,663        21,334     84,322
Cash flows from operating
 activities..............                54,313    62,113    65,274        28,438        18,819        N/A
Cash flow from investing
 activities..............                (8,458)  (15,314)   (8,324)      (13,509)       (3,327)       N/A
Cash flows from financing
 activities..............               (45,855)  (46,783)  (56,922)      (14,940)       (2,712)       N/A
Ratio of earnings to
 fixed charges...........        155x       164x      136x       78x           67x          1.5x       1.5x
Balance Sheet Data(3) (at
 period end):
Working capital
 (deficit)...............   $ (1,137)  $ (1,493) $ (4,944) $(11,872)          N/A      $ 32,061   $ 32,061
Total assets.............    157,185    159,414   163,839   153,961           N/A       465,469    466,844
Total debt...............        --         --        --        --            N/A       402,198    407,323
Net assets...............     25,439     31,899    36,850    30,940           N/A        21,285     17,535

--------

(1) During the first quarter of 1998, we recorded a $2.0 million restructuring charge related to personnel reductions at the Aiken and Huntingdon facilities.

(2) Effective January 1, 1994, we adopted Statement of Accounting Standards No. 112, "Employers Accounting for Postemployment Benefits." The cumulative effect of this change in accounting policy was an undiscounted charge of $5.6 million net of related income taxes of $3.6 million.


(3) The historical balance sheet data for the periods 1994 through December 31, 1997 have not been adjusted to reflect the fact that Owens Corning did not contribute deferred tax assets to Advanced Glassfiber Yarns and that Owens Corning retained the following liabilities: income taxes payable, trade accounts payable and post-retirement health care benefits for those of our employees that were previously employees of Owens Corning. The December 31, 1998 balance sheet data reflects the following: the elimination of assets not contributed and liabilities not assumed by Advanced Glassfiber Yarns, the accounting for the purchase by Porcher Industries of the 51% interest in Advanced Glassfiber Yarns and the Financings.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

  Advanced Glassfiber Yarns is a Delaware limited liability company formed by Owens Corning to own and operate its glass yarns and specialty materials business. On July 1, 1998, Owens Corning contributed substantially all of the assets and certain liabilities of this business to us. On September 30, 1998, Owens Corning sold a 51% interest in Advanced Glassfiber Yarns to a wholly owned subsidiary of Porcher Industries. Owens Corning retained the remaining 49% interest.

  Before September 30, 1998, we were the glass yarns and specialty materials business of Owens Corning. Accordingly, the historical financial information for the year ended December 31, 1998 is based upon the historical financial information of the business as it was operated by Owens Corning from January 1, 1998 through September 30, 1998 and the historical financial information of Advanced Glassfiber Yarns from October 1, 1998 through December 31, 1998. The historical financial statements contained in this prospectus for all periods ending on or before September 30, 1998 have not been adjusted to reflect that Owens Corning did not contribute certain assets and liabilities of the business to us. In addition, these historical financial statements have not been adjusted to reflect the effect of the supply agreements entered into with Owens Corning in connection with the formation transactions. See "Certain Relationships and Related Transactions." The supply agreements generally require Owens Corning to provide raw materials, capital equipment and services to us at Owens Corning's cost plus pre-determined margins. For a presentation of the adjustments to our historical financial statements to reflect the foregoing transactions, see "Unaudited Condensed Pro Forma Financial Information" and the accompanying notes thereto.

  Net Sales. We recognize sales upon the shipment of products. Net sales consist of sales to customers, including discounts and negotiated rebates. Prices for our products depend upon the terms of our customer agreements and the category of product being sold. For 1998, prices for heavy yarns, excluding specialty materials, ranged from approximately $2.00 to $4.00 per kilogram and prices for fine yarns ranged from $4.00 to $12.00 per kilogram. For 1998, prices for specialty materials ranged from $12.00 to $29.00 per kilogram. Our net sales decreased from $275.0 million for 1996 to $268.6 million for 1998. This decrease in net sales was primarily due to a decreased demand for heavy yarns used in rigid printed circuit boards which began in the fourth quarter of 1997 and the effects of a strong U.S. dollar on sales in Europe.

  In late 1997 and early 1998, the demand for electronic products began to decrease primarily as a result of economic turmoil in Asia. However, we only began to experience a decline in demand for both fine yarns and heavy yarns in the second quarter of 1998. Generally, the effect of a change in demand for electronic products on our net sales lags behind such changes by several months. The demand for fine yarns for electronic applications also declined as both weavers and laminators corrected their inventory to better match the reduced demand for electronic products. This correction continued through 1998. The volume of fine yarn sales has recently stabilized and is improving modestly in 1999. The demand for heavy yarns in North America for electronic applications declined due to decreased demand for electronic products which caused a global decline in demand for rigid laminates and printed circuit boards. Demand for heavy yarns in North America has also decreased due, in part, to an increase in imports of rigid laminates and printed circuit boards into North America. To offset the lower demand for heavy yarns, we shifted some of our capacity to supply industrial and construction markets that have not been affected by the turmoil in Asia. Management believes the volume of heavy yarn sales for electronic applications is stabilizing thus far in 1999, though pricing pressures are expected to continue.

  Cost of Sales. Cost of sales consists of raw materials, energy, labor and manufacturing overhead. These components of cost of sales as a percentage of total cost of sales averaged 26.6% (raw materials), 8.2% (energy), 23.0% (direct labor), 17.9% (period labor) and 24.3% (manufacturing overhead), from 1996 to 1998. On a pro forma basis, cost of sales would have increased by $7.1 million for 1998 primarily as a result of increases in the costs of raw materials, pension expense and depreciation related to the formation transactions.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses consist of the cost of our employees, including technology personnel, and the estimated costs of corporate services provided by Owens Corning.

  Other Income, net. Other income consists of royalties and technical service fees earned from a non-exclusive license granted by us to Taiwan Glass Industrial Corporation. The historical financial statements only include the portion of the royalties and fees attributable to the manufacture and sale of glass yarn products by Taiwan Glass. Other income also includes the net profit arising our sales of byproducts generated in the manufacturing process and interest income.

  EBITDA. EBITDA is defined as net income or loss before income taxes, interest expense, depreciation and amortization expense and in 1998 non-recurring charges of $1.0 million, non-cash charges of $1.3 million and restructuring charges of $2.0 million. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness; however, EBITDA should not be considered as an alternative to net income or loss, as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. EBITDA as presented in this prospectus may not be comparable to similarly titled measures reported by other companies as they are not calculated identically by all companies.

Results of Operations

  The following table summarizes our historical results of operations and historical results of operations as a percentage of sales for 1996, 1997 and 1998.

                                            Years Ended December 31,
                                     ----------------------------------------
                                         1996          1997          1998
                                     ------------  ------------  ------------
                                             (dollars in millions)
Net sales........................... $275.0 100.0% $277.4 100.0% $268.6 100.0%
Cost of sales.......................  180.4  65.6   182.4  65.8   177.7  66.2
                                     ------ -----  ------ -----  ------ -----
Gross profit........................   94.6  34.4    95.0  34.2    90.9  33.8
Selling, general and administrative
 expenses...........................   14.3   5.2    14.8   5.3    16.2   6.0
Amortization........................    --    --      --    --      2.8   1.0
Restructuring costs.................    --    --      --    --      2.0    .8
                                     ------ -----  ------ -----  ------ -----
Income from operations.............. $ 80.3  29.2% $ 80.2  28.9% $ 69.9  26.0%
                                     ======        ======        ======

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

  Net Sales. Net sales decreased by $8.8 million, or 3.2%, from $277.4 million for 1997 to $268.6 million for 1998. This decrease was due primarily to decreased demand for heavy yarns used in rigid printed circuit boards which began in the fourth quarter of 1997 and the effects of a stronger U.S. dollar on sales in Europe. This decrease was partially offset by slight increases in overall pricing and increased sales for construction and specialty applications.

  Gross Profit. Gross profit decreased by $4.1 million, or 4.3%, from $95.0 million for 1997 to $90.9 million for 1998. Gross profit decreased as a percentage of net sales from 34.2% for 1997 to 33.8% for 1998. Excluding the non-recurring and non-cash charges of $1.9 million, gross profit increased from 34.2% for 1997 to 34.5% for 1998. This increase was primarily due to a more favorable, higher margin product mix and decreased labor costs resulting from personnel reductions at our Huntingdon and Aiken facilities, which were part of a restructuring plan that was implemented in the first quarter of 1998. This increase was partially offset by a decrease in sales combined with price pressure on heavy yarns used in electronic rigid printed circuit boards, as well as restated prices paid to Owens Corning for raw materials.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1.4 million, or 9.4%, from $14.8 million for 1997 to $16.2 million for 1998. Selling, general and administrative expenses increased as a percentage of net sales from 5.3% for 1997 to 6.0% for 1998. The increase was due to the establishment of independent operational, management and information system costs, and relocation costs in connection with the formation transactions.

  Restructuring Costs. In the first quarter of 1998, we decided to reduce personnel at our Aiken and Huntingdon facilities by approximately 100 employees during 1998. In connection with the planned personnel reduction, we recorded a $2.0 million charge representing severance costs associated with the positions to be eliminated. We realized cost savings as a result of our restructuring plan during 1998 and expect to realize further cost savings for the foreseeable future.

  Income from Operations. Income from operations decreased by $10.3 million, or 12.8%, from $80.2 million for 1997 to $69.9 million for 1998. Excluding the impact of the restructuring costs, non-recurring charge and amortization of intangibles described above, income from operations decreased by $3.2 million or 3.9% from $80.2 million for 1997 to $77.0 million for 1998. This decrease was primarily related to the factors discussed above.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Net Sales. Net sales increased by $2.4 million, or 0.9%, from $275.0 million for 1996 to $277.4 million for 1997. This increase was due primarily to increased sales volumes of fine yarn products partially offset by lower overall pricing.

  Gross Profit. Gross profit increased by $0.4 million, or 0.4%, from $94.6 million for 1996 to $95.0 million for 1997. Gross profit decreased as a percentage of net sales from 34.4% for 1996 to 34.2% for 1997. The increase in gross profit was primarily due to increased sales volumes of higher margin fine glass yarns. The decrease in gross profit as a percentage of net sales was primarily due to lower overall pricing.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $0.5 million, or 3.5%, from $14.3 million for 1996 to $14.8 million for 1997. Selling, general and administrative expenses increased as a percentage of net sales from 5.2% for 1996 to 5.3% for 1997. The increase was due to normal increases in compensation expenses.

  Income from Operations. Income from operations decreased by $0.1 million, or 0.1%, from $80.3 million for 1996 to $80.2 million for 1997. The decrease was primarily related to overall pricing decreases.

Liquidity and Capital Resources

  Historically, our primary sources of liquidity were cash flows from operations. Since the consummation of the formation transactions on September 30, 1998, our primary sources of liquidity have been cash flows from operations and borrowings under the senior credit facility. Our principal uses of liquidity are to fund operations, service debt and finance our planned capital expenditures, including the purchase of new management information systems for our headquarters at the Aiken facility.

  Net cash provided by operating activities decreased from $65.3 million for 1997 to $47.2 million for 1998. This decrease was primarily attributable to lower net income in 1998 as compared to 1997 and an increase in receivables and inventory. The increase was due to our offering of incentives in 1997 for early payment and an increase in days sales outstanding. Such incentives were not offered in 1998. Inventory increased due to lower shipments in the last quarter of 1998 compared to 1997. This was partially offset by higher depreciation and amortization in 1998 than in 1997 due to the step-up in basis and intangible assets recorded in conjunction with the formation transactions in 1998. Net cash used in investing activities increased from $8.3 million for the year ended December 31, 1997 to $16.8 million for the year ended December 31, 1998. The increase in cash used in investing activities was due to capital expenditures which were primarily for the construction of a glass yarns manufacturing facility in South Hill, Virginia and rebuilding of glass melting furnaces.

  Net cash provided by operating activities increased from $62.1 million for 1996 to $65.3 million for 1997. This increase was primarily the result of a decrease in inventory levels, a reduction in accounts receivable and an increase in accounts payable all of which were attributable to more aggressive management of working capital. These increases in cash flows from operations, were partially offset by a decrease in accrued liabilities relating primarily to incentive compensation accruals. Net cash used in investing activities decreased from $15.3 million for 1996 to $8.3 million for 1997. This decrease was due to the reduction in expenditures for refurbishing capital equipment, particularly rebuilding glass melting furnaces.


  In connection with the formation transactions, we entered into a senior credit facility, which provides for:

  . a six-year revolver in an aggregate principal amount of up to $75.0 million, which includes a $10.0 million swing line sub-facility and a $30.0 million letter of credit sub-facility;

  .a seven-year term loan in an aggregate principal amount of $125.0 million;
     and

  .a six-year term loan in an aggregate principal amount of $115.0 million.

First Union National Bank serves as agent under the senior credit facility. The senior credit facility is secured by a first priority lien on substantially all of our properties and assets and by a pledge of Porcher Industries' interest in Advanced Glassfiber Yarns. As of March 31, 1999, $241.6 million was outstanding under the senior credit facility and we had availability thereunder equal to approximately $66.6 million. See "Description of Other Indebtedness--Senior Credit Facility."

  We also entered into a senior subordinated credit facility with various lenders. First Union Investors, Inc. and Warburg Dillon Read LLC served as co-agents under the senior subordinated credit facility. The senior subordinated credit facility provided for aggregate borrowings of up to $150.0 million and was fully drawn at the closing of the formation transactions. The senior subordinated credit facility was an unsecured senior subordinated obligation.

  On January 21, 1999, we sold the old notes. The net proceeds of the offering of the old notes, together with additional borrowings under the senior credit facility, were used to repay all amounts outstanding under the senior subordinated credit facility. See "Use of Proceeds."

  We have historically financed our capital expenditures through cash flow from operations. Capital expenditures, including capital leases, were $15.3 million, $8.3 million and $20.5 million for 1996, 1997 and 1998, respectively. We expect to make annual capital expenditures aggregating approximately $18.0 million in 1999. The increase in capital expenditures in 1998 was primarily as a result of approximately $9.0 million of expense incurred in connection with the start-up of the South Hill facility and increased expenses incurred to finance furnace rebuilds. We anticipate that capital expenditures incurred in 1999 will be made for routine maintenance and rebuilds of glass melting furnaces and other equipment used in its operations. We also intend to spend approximately $2.8 million for new management information systems in 1999. In addition, we intend to build a new melter at our Aiken facility in 2000. We estimate that the cost to construct this melter will be approximately $49.0 million; however, in connection with the construction of the melter, we plan to reduce expenses associated with the rebuild of furnaces by approximately $12.0 million. The cost of the management information system and the construction costs for the melter are expected to be funded by cash flows from our operations. In addition, we have minimum future rental commitments associated with operating leases of $6.8 million through 2002. See Note 9 to the Financial Statements.

  In connection with Porcher Industries' purchase of a 51% interest in Advanced Glassfiber Yarns, we have made a partnership election to step up the basis of some of our intangible assets. The resulting increase in amortization expense will allow the consolidated U.S. tax group of Porcher Industries (which includes BGF Industries, hereinafter "Porcher U.S.") to significantly reduce its tax liability, and as a result, Porcher U.S. has agreed to defer the receipt of annual distributions which we were otherwise required to make in order to fund those taxes, to the extent that such taxes relate to income earned by us (the "Deferred Distributions"). The amortization deductions may be challenged by the IRS; however, we believe the amortization deductions are valid and that we are likely ultimately to prevail in any challenge. If, however, the amortization deductions are disallowed, we will be required to distribute all accumulated annual Deferred Distributions to the extent that both before and after such distribution there is not a default under the senior credit facility or the notes. Moreover, all Deferred Distributions would cease, and we would have to pay in full all future distributions for taxes to Porcher U.S. Based on the purchase price paid by Porcher U.S. for the 51% interest in Advanced Glassfiber Yarns, and a 15 year amortization period, the maximum annual Deferred Distribution will be $6.8 million. The actual amounts of Deferred Distributions may be less if Porcher U.S.'s share of taxes due with respect to income earned by us is less than $6.8 million. We believe adequate funds will be available from net cash flows and borrowings under the senior credit facility to fund the Deferred Distributions.

  The collective bargaining agreement with employees at our Aiken plant expires on June 30, 1999 and the collective bargaining agreement with employees at our Huntingdon plant expires on October 31, 1999. Although we cannot provide any assurances, we believe that we will be able to successfully negotiate new collective bargaining agreements with these labor unions on satisfactory terms in the future. However, if we cannot successfully negotiate these new collective bargaining agreements, our liquidity and results of operations could be adversely affected.

  Our ability to make scheduled payments of principal of, or to pay the interest or liquidated damages, if any, on, or to refinance, our indebtedness (including the notes), or to fund planned capital expenditures will depend on our future performance, which is generally subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations, we believe that cash flows from operations and available cash, together with availability under the senior credit facility, will be adequate to meet our future liquidity needs for at least the next two years. However, we cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available under the senior credit facility in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs, including the construction of a new melter at our Aiken facility. In addition, we may need to refinance all or a portion of the principal of the notes on or prior to maturity. We cannot assure you that we will be able to effect any such refinancing on commercially reasonable terms or at all.




Market Risk

  The effects of potential changes in interest rates are discussed below. Our market risk discussion includes "forward-looking statements" and represents an estimate of possible changes in fair value that would occur assuming hypothetical future movements in interest rates. These disclosures are not precise indicators of expected future losses, but only indicators of reasonably possible losses. As a result, actual future results may differ materially from those presented. See the notes to our consolidated financial statements for a description of our accounting policies and other information related to these financial instruments.

  Our senior credit facility is subject to market risks, including interest rate risk. Our financial instruments are not currently subject to foreign currency risk or commodity price risk. We have no financial instruments held for trading or speculative purposes.

  We are exposed to market risk related to changes in interest rates on borrowings under our senior credit facility. The senior credit facility bears interest based on LIBOR. Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time we enter into interest rate swap agreements in order to mitigate our interest rate risk with respect to indebtedness outstanding under the senior credit facility.

  We entered into an interest rate swap agreement to manage our exposure to interest rate changes under the senior credit facility. The swap involves the exchange of fixed and variable interest rate payments based on a contractual principal amount and time period. Payments or receipts on the agreement are recorded as adjustments to interest expense. At December 31, 1998, we had two interest rate swap agreements effective through September 30, 2003 and 2005 on an initial notional amount of $240 million, equal to the original borrowings under Term Loans A and B (as defined herein). Under this agreement, we have secured a fixed LIBOR rate of interest of 4.92% on the Term Loan A and 5.04% on the Term Loan B with an aggregate on the notional amount which is reduced in a manner consistent with the amortization of the principal on our term loans. This swap effectively changes our payment of interest on $240 million of variable rate debt for the contract period.

  The fair value of the interest rate swap agreement represents the estimated receipts or payments that would be made to terminate the agreement. At December 31, 1998, we would have received approximately $3,102,000 to terminate the agreements. A 1% decrease in LIBOR would decrease the amount received by approximately $8.7 million. The fair value is based on dealer quotes, considering current interest rates.

  In addition, we are exposed to certain losses in the event of nonperformance by the counterparties under the interest rate swap agreements. We expect the counterparties, which are major financial institutions, to perform fully under these contracts. However, if the counterparties were to default on their obligations under the interest rate swap agreements, we could be required to pay the full rate on our senior credit facility, even if the rate was in excess of the rates in the interest rate swap agreements.

Inflation and Seasonality

  We believe that neither inflation nor seasonality had a material impact on our results of operations for 1996, 1997 or 1998. We do, however, experience a comparative reduction in net sales during the months of August and December due to vacation and holiday schedules.

Year 2000

  Introduction. The term "year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and process control equipment as the year 2000 is approached and reached. These problems generally arise from the fact that most of the world's computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the "2000s" from dates in the "1900s." These problems may also arise from other sources as well, such as the use of special codes and conventions in software that make use of the date field. The year 2000 issue could effect both information technology ("IT") and non-information technology ("non-IT") systems.

  State of Readiness. At the beginning of 1998, the management of our information systems and research and development groups began to assess the year 2000 issue. These persons have developed and are currently implementing a comprehensive year 2000 compliance program to make our IT and non-IT assets year 2000 compliant. Our IT assets are primarily used in the delivery of our products and services, and are also used in our internal operations, such as billing and accounting. Our non-IT assets are primarily micro-processor based process control systems used in the manufacture of our products.

  Our year 2000 compliance program consists of the following phases:

  .Phase One--Assessment

    Establish year 2000 program team. Identify core business areas, processes and systems and determine their ability to operate properly when post-1999 dates are introduced.

  .Phase Two--Develop Remediation Plan

    Identify appropriate remedial action or system replacement for each identified system that is not year 2000 compliant.

  .Phase Three--Develop Implementation Plans and Contingency Plans; Testing

    Develop implementation plans for remedial actions or systems replacements and develop contingency plans to handle data exchange and bad data. Identify and secure necessary resources. Test and verify upgraded, converted or replacement systems.

  .Phase Four--Implementation

    Perform remedial actions and systems replacements.

  The following table summarizes our progress to date under our year 2000 compliance program:

                           IT                                       Non-IT
           ----------------------------------- ------------------------------------------------
Phase One  Completed November 30, 1998.        Completed November 30, 1998.
Phase Two  Completed November 30, 1998.        Completed November 30, 1998.
           Identified systems to be replaced:  Identified 2 of 17 process control systems to be financial and order entry/planning  replaced with the rest to be upgraded.
            systems (replacement of which is
            also necessary to complete our
            separation from Owens Corning's
            computer systems)

                               IT                                  Non-IT
             -------------------------------------- -------------------------------------
Phase Three  Substantially completed. Estimated     Substantially completed. Estimated
             completion is September 30, 1999.      completion is October 31, 1999.
Phase Four   In progress and approximately 50%      In progress and approximately 30%
             complete. Estimated completion is      complete. Estimated completion is
             September 30, 1999.                    October 31, 1999.

             Financial system replacement was       Preliminary work is being performed
             completed March 1, 1999.               on replacement of first process
                                                    control system. Owens Corning has
             Order entry/planning systems are being developed a replacement system for
             implemented with work targeted to be   the second process control system and
             completed by September 1, 1999.        replacement is projected to start in
                                                    the second quarter of 1999.

  During the second phase of the year 2000 compliance program, we identified several key IT and non-IT systems that need to be replaced in order to become year 2000 compliant. The IT systems to be replaced include all financial and order entry/planning systems and the non-IT systems to be replaced include certain process control systems. Replacement of our financial and order entry/planning systems is also necessary to complete the separation from Owens Corning's computer systems. Of the 17 process control systems that were evaluated, two were identified as having compliance issues sufficient to warrant total system replacement. We have begun implementation and internal testing of these replacement systems and are targeting completion by October 31, 1999. The systems that will not be replaced will be upgraded to become year 2000 compliant on the same schedule as the system replacements. Upgrading these systems generally requires less resources than total system replacement. As replacement of some of our systems was contemplated with our separation from Owens Corning, we have deferred no material IT projects due to our year 2000 efforts.

  In addition to internal systems, we are dependent on external suppliers, including Owens Corning, for the delivery of raw materials, energy and supplies. We have contacted approximately 200 of our top external suppliers, who represent approximately 90% of our total purchases, to evaluate their year 2000 compliance plans and state of readiness and determine whether a year 2000-related event will impede the ability of such suppliers to continue to provide us goods and services. Two-thirds of these suppliers have responded that they are or expect to be year 2000 compliant. Although we have not received responses from the final one-third of our suppliers and will follow-up with them by the third quarter of 1999, we believe that even if such non-responsive suppliers experience business disruption due to year 2000 it will not have a material effect on our business operations. We believe that our key suppliers are sufficiently aware of year 2000 issues and are taking actions to remediate any problems. However, we cannot assure you that our key suppliers will not suffer a year 2000 business disruption and we have used no independent verification or validation process to evaluate such risks. We could suffer business disruptions and loss of revenue if our material suppliers fail to supply goods and services necessary for our operations.

  Of our top ten customers, who represent approximately 60% of our sales, our two largest customers and two others have inquired of our year 2000 state of readiness and we have responded to such inquiries. Other than in connection with our relationship with Owens Corning, we have taken no steps to determine the year 2000 readiness status of our customers. If a sufficient number of our material customers were unable to receive or take delivery of our products due to year 2000 problems, we would suffer business disruptions and loss of revenue.

  Costs to Address the Year 2000 Issue. As of April 30, 1999, we had spent approximately $1.2 million in software and external consulting costs to address the year 2000 issue. We estimate that our year 2000 compliance program, including the cost of new hardware and software for new systems, will cost approximately $2.8 million, including the cost to establish and test the independent replacement computer systems discussed above (excluding the cost of internal personnel). We expect to spend an estimated $1.5 million in the second quarter of 1999 and approximately $0.5 million in the third quarter of 1999. Approximately 10% of the total projected costs are projected to be spent on systems repair and modification and 90% on the referenced systems replacements. We expect to capitalize approximately $1.5 million of these costs and we intend to fund these costs from cash flow from operations.

  Risks Presented by the Year 2000 Issue. We believe that we have identified all material year 2000 issues and implemented a plan to address these issues prior to any impact on business operations. However, failure to complete remediation and replacement programs as scheduled could impact our ability to properly manufacture goods and conduct normal business operations, which may result in potential liability for failure to deliver product or other harm. If this were to occur, we could experience a material adverse impact on our financial condition and results of operations. Likewise, failure of key suppliers or customers to achieve compliance could adversely impact our ability to manufacture, distribute and sell products.

  Contingency Plans. In the event that certain systems are not made compliant prior to the need to handle year 2000 dates, we have considered alternatives to continue normal business operations. We anticipate that process control systems that do not handle year 2000 dates properly can continue to operate with some limitation in functions. These systems will be tested to demonstrate this capability. With regard to information technology systems that are critical to business operations, we believe that our remediation and replacement program will sufficiently address year 2000 issues. However, we will continue to evaluate our progress and create additional contingency plans as necessary.

  The estimates and conclusions related to our year 2000 compliance program contain forward-looking statements and are based on management's best estimates of future events. Risks to completing the year 2000 compliance program include the availability of resources, our ability to discover and correct the potential year 2000 specific problems that could have a serious impact on specific systems, equipment or facilities and the ability of suppliers and vendors and other third parties to make their systems year 2000 compliant. Various of our disclosures and announcements concerning year 2000 programs are intended to constitute "Year 2000 Readiness Disclosures" as defined in the recently enacted Year 2000 Information and Readiness Disclosure Act.



Introduction of the Single European Currency

  On January 1, 1999, eleven member states of the European Union--Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain--introduced the Euro as a common legal currency among those states for "paperless" transactions, pending the substitution of Euro banknotes and coins for the national currencies of the participating member states. As of that date, fixed exchange rates were introduced. It is anticipated that by July 1, 2002, the Euro will be the official legal tender for the participating member states and that the national currencies of those member states will be withdrawn from circulation.

  The introduction of the Euro has necessitated only minor changes in our information technology and other systems in order to accommodate the use of the Euro in corporate transactions and in financial reporting. Costs incurred in connection with the conversion have been immaterial.

  Our management is informally reviewing the various ways in which the introduction of the Euro will affect our business and competitive position. We expect that the introduction of the Euro will result in greater market efficiency and will foster a more competitive economic environment within and among the participating member states. This is largely a function of the fact that the pricing of products and services will be more transparent through the use of a single common currency within the participating member states. While we do not believe the Euro conversion will materially affect our operations, particularly with respect to our sales in the participating member states, there can be no assurance whether and to what extent the introduction of the Euro will affect our business, financial condition and results of operations, or whether we will be able to realize any strategic or operational benefits from the introduction of the Euro.

  We intend to continue exploring various strategic and operational measures with respect to the introduction of the Euro with a view to enhancing our overall financial position, operating results and market position. These strategic and operational options will be shaped to some extent by both European and national rules and regulations regarding the particular measures required to complete the transition to the Euro as the legal currency of the participating member states.

Recently Issued Accounting Standards

  Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" became effective in 1998. We have provided comparative disclosures in accordance with the provisions of this statement.

  SFAS No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits," became effective in 1998. We have provided comparative disclosures, which include prior period information, in accordance with the provisions of this statement.

  On June 15, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. We anticipate that, due to our limited use of derivative instruments, the adoption of SFAS No. 133 will not have a significant effect on our results of operations or financial position.

  In April 1998, the Accounting Standards Executive Committee released Statement of Position 98-5 "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires that start-up costs, including pre-opening and organizational costs be expensed as incurred and is effective for financial statements issued for periods beginning after December 31, 1998. The Company anticipates that the adoption of SOP 98-5 will not have a significant effect on the Company's results of operations or its financial position.

                                    BUSINESS

Advanced Glassfiber Yarns

  We are the second largest global supplier of glass yarns. In 1997, our net sales accounted for approximately 49% of the North American market and approximately 24% of the global market. We are one of only two major glass yarns producers with manufacturing facilities in North America and one of only five major glass yarns producers that supply glass yarns globally. Our glass yarns are produced by converting molten glass into thin glass filaments which are then twisted into yarn. Our products fall into two categories based on filament diameter:

  .heavy yarns, which accounted for 74% of our 1998 net sales; and

  .fine yarns, which accounted for 26% of our 1998 net sales.

  We are the world's largest producer of fine yarns, and the world's second largest producer of heavy yarns.

  Glass yarns, because of their unique physical properties, are a critical material used in a variety of electronic, industrial, construction and specialty applications. Heavy yarns are used in a wide range of applications, such as printed circuit boards, roofing materials, filtration equipment, building reinforcements, window screening, aerospace materials and reinforced tapes. Fine yarns are used primarily to construct laminates for multi-layer printed circuit boards, which are integral to virtually all advanced electronic products, including computers, telecommunications equipment, television equipment, automotive equipment and home appliances. We also produce a subcategory of heavy yarns known as specialty materials, such as S-2 Glass(R), a proprietary high-strength glass yarn. Specialty materials, which accounted for 10% of our 1998 net sales, are used for aircraft laminates, oxygen tanks, sporting goods and vehicle armor. Fine yarns and specialty materials generally command higher prices and profit margins than non-specialty heavy yarns, primarily due to their value-added characteristics.

  In 1998, our net sales and EBITDA, on a pro forma basis, were $268.6 million and $84.3 million, respectively. We attribute our strong results and profitability primarily to the following factors:

  Attractive Industry Fundamentals. The glass yarns industry has historically been characterized by a limited number of suppliers, high barriers to entry, a limited number of cost-effective substitutes and high capacity utilization. There are only five major glass yarns producers that supply glass yarns globally, with combined sales comprising approximately 80% of total industry sales. Historically, new entry into the market has been limited due to high barriers of entry, which include technological know-how and significant capital expenditure requirements. In addition, we believe that the industry's capacity utilization generally has been high, which has allowed manufacturers to more efficiently operate their facilities. Our capacity utilization, as measured by use of installed bushings, averaged approximately 92% between 1996 and 1998.

  Stable Customer Base. We sell our products to over 300 customers worldwide, including every major North American and European weaver and a diverse group of other domestic and international commercial and industrial users of yarns. We maintain long-standing relationships with our major customers by collaborating with them to meet their specific manufacturing requirements and by providing high quality products and strong customer service. In addition, our customer relationships generally are stable due to the limited number of global suppliers of glass yarns and the costs to customers associated with "qualifying" new suppliers. In order to qualify a new supplier, a customer may need to modify its own loom set-ups and fabric specifications and also qualify the new glass yarn supplier with downstream manufacturers and weavers. Furthermore, although glass yarns generally represent a small fraction of an end product's overall manufacturing cost, product defects can be costly for customers. Consequently, customers demand high-quality, reliable yarns from their suppliers and we have established a reputation with our customers for meeting these demands. As a result of these factors, we have maintained relationships with each of our top five customers for over 25 years.

  Unique Properties of Glass Yarns. The characteristics of glass yarns include:

  . high strength-to-weight ratio;

  . dimensional stability;

  . heat resistance;

  . moisture resistance;

  . chemical resistance;

  . electrical resistance; and

  . thermal insulation.

Although carbon and aramid fibers are stronger than glass yarns, they are significantly more expensive. Other materials, such as steel and wood, are less expensive but lack the physical characteristics of glass yarns. Given the unique combination of physical attributes and relative low cost of glass yarns, we believe few cost-effective substitute products exist.

  Diversified End-Use Markets. The characteristics of glass yarn make it the material of choice for a variety of products manufactured in the electronics, industrial, construction and specialty markets. Our net sales to these markets represented 32.3%, 28.4%, 29.9% and 9.4% of our 1998 net sales, respectively. We believe that this diversity in end-use applications reduces volatility in overall demand for our products.

  Superior Production Technology and Product Innovation. We believe that we are the technological leader in the production of glass yarns due to our strong process engineering and product development capabilities. We pioneered the glass yarns industry with the introduction of "glass cotton" in the 1930s and the introduction of fine yarns in the 1940s, and have continued our innovation with the development of S-2 Glass(R), Zentron(R) and zero twist yarn. We employ 41 technical professionals dedicated to the development of new products, process improvements and product innovations.

Business Strategy

  Our business strategy includes the following key elements:

  Emphasize Fine Yarns and Specialty Materials. We will continue our focus on increasing the proportion of our net sales attributable to fine yarns and specialty materials. Sales of fine yarns and specialty materials increased as a proportion of net sales from 26% in 1994 to 36% in 1998. We believe our global leadership in producing fine yarns and specialty materials is a competitive advantage when targeting manufacturers of sophisticated electronics and specialty composites.

  Develop New Products and Product Innovations. To maintain our technological leadership position in the glass yarns industry, we conduct an active internal research and development program aimed at developing new and improved products. In addition, we have formed several joint product development programs with our customers such as BGF Industries, a wholly-owned subsidiary of Porcher Industries, and downstream manufacturers. We also have a continuing relationship with Owens Corning pursuant to which we and Owens Corning conduct joint development programs and share in Owens Corning's technology and research and development. We will continue our focus on research and development and our commitment to collaborate with our customers to improve and develop products.

  Focus on Operating Efficiency. We continually seek to improve the quality of our production facilities and our operating systems by utilizing modern production technology. These new technologies have enabled us to increase throughout, product quality and operational flexibility.

  Selective Geographic Expansion. We believe that we have opportunities to expand our business outside of North America. Approximately 25.7% of our 1998 net sales were outside of North America, with approximately 21.3% in Europe and approximately 4.4% in Asia. We believe that Asia represents an attractive long-term opportunity for sales of our fine yarns, despite the region's current economic turmoil. Some of our customers are expanding their production capabilities in Asia to meet the region's demand for glass fabrics used to manufacture electronic laminates. We anticipate that glass yarns needed for such increased production will be sourced locally. According to the U.S. Department of Commerce, the Asian and Australian regions represented approximately 50% of the global supply of printed circuit boards in 1997. Our strategy is to continue to expand outside North America by co-locating or sharing production facilities with our customers. This would reduce the risks and capital expenditures associated with geographic expansion while strengthening our relationships with these customers.

  Advanced Glassfiber Yarns is a Delaware limited liability company with headquarters located at 2556 Wagener Road, Aiken, South Carolina 29801. Our telephone number is (803) 643-1501.

Products

  Our products are produced based on weight and strength specifications developed in close cooperation with customers. Our products fall into two categories based on filament diameter: (1) heavy yarns, with a filament diameter between 7 and 14 microns, which accounted for 74% of our 1998 net sales; and (2) fine yarns, with a filament diameter generally up to 7 microns, which accounted for 26% of our 1998 net sales. Products with finer diameters generally command higher prices and profit margins.

  Heavy Yarns. Heavy yarns are used for a wide range of applications, such as printed circuit boards, roofing materials, filtration equipment, building reinforcements, window screening, aerospace materials and reinforced tapes. Currently, prices for heavy yarns, excluding specialty materials, range from approximately $2.00 to $4.00 per kilogram. We also produce a subcategory of heavy yarns known as specialty materials, such as S-2 Glass(R), a proprietary high strength glass yarn. Specialty materials, which accounted for 10% of our 1998 net sales, are used for aircraft laminates, oxygen tanks, sporting goods and vehicle armor. Currently, prices for specialty materials range from approximately $12.00 to $29.00 per kilogram.

  Fine Yarns. Fine yarns, which require a significant level of technical engineering expertise, generally command higher prices and profit margins than non-specialty heavy yarns, and are primarily used to construct laminates in multi-layer printed circuit boards. Printed circuit board customers require a material that yields a highly uniform, flat surface. We are the world's largest producer of fine yarns and believe that our technological leadership differentiates us from our competitors. Currently, prices for fine yarns range from approximately $4.00 to $10.00 per kilogram.

  The following table sets forth the percentage of our net sales attributable to its major product categories for the years 1994 to 1998:

                                                Years Ended December 31,
                                              ---------------------------------
                                              1994   1995   1996   1997   1998
                                              -----  -----  -----  -----  -----
Heavy yarns..................................  83.6%  80.9%  80.5%  76.0%  74.0%
Fine yarns...................................  16.4   19.1   19.5   24.0   26.0
                                              -----  -----  -----  -----  -----
  Total net sales............................ 100.0% 100.0% 100.0% 100.0% 100.0%
                                              =====  =====  =====  =====  =====

  The following table sets forth an overview of the different markets into which our glass yarns are sold, the percentage of our 1998 net sales attributable to each market and some of the end-use applications in each market:

                          Percentage
 Markets                 of Net Sales                  Product Applications
 -------                 ------------                  --------------------
Electronics.............     32.3%    printed circuit boards for personal computers, cellular
                                      phones, pagers, portable computing devices, home
                                      appliances, automobiles, medical equipment, electronic
                                      games, robotics and military and aircraft systems

Industrial..............     28.4%    filtration bags, thermal insulation, welding curtains,
                                      filament tape, wire insulation, gaskets, conveyor
                                      belts, movie screens, electrical insulation products,
                                      aircraft interior panels, aircraft cargo liners,
                                      battery retainers and separators, reinforced tapes,
                                      skis and grinding wheels

Construction............     29.9%    reinforced concrete, roofing materials, stucco
                                      reinforcement, insect screening, wall covering,
                                      vertical window blinds, wallboard tape, tile backing
                                      board and draperies

Specialty...............      9.4%    aircraft laminates, vehicle armor, oxygen bottles,
                                      helicopter blades, aircraft flooring, ignition cables,
                                      skis and snowboards

Marketing and Sales

  We primarily sell to glass yarn weavers who weave glass yarn into fabric ultimately used in a wide variety of end-use applications. Our customers include, among others, every major glass weaver in North America and Europe. In 1998, we had a customer base of approximately 300 customers with our top five and top ten customers accounting for 57% and 67% of our 1998 sales, respectively. Our top five customers for 1998 were Porcher Industries, including its affiliates, such as BGF Industries, Clark-Schwebel, Inc., Bay Mills Limited, Hexcel Corporation and JPS Converter and Industrial Corp. Among the different markets in the glass yarns industry, the electronic market is characterized by a few major customers, each with a strong relationship with us but that generally qualify more than one supplier; the industrial and construction markets are characterized by many customers that generally qualify only one supplier; and the specialty market is characterized by customers that require highly specialized yarns produced in a cooperative effort with the supplier and, consequently, generally qualify only one supplier.

  We market our products primarily through a direct sales force with offices located in the United States, Europe and Asia. Our North American customers are serviced by four sales personnel and one sales manager; Europe is serviced by three sales personnel and Asian customers by one sales representative. The marketing and business planning organization consists of four persons, including two marketing managers, industrial and construction and electronic, and two product segment leaders, Europe and Asia and North America.

  The following table sets forth the percentage of our net sales by geographic region from 1996 to 1998:

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1996      1997      1998
                                                   --------  --------  --------
North America.....................................     70.8%     71.8%     74.3%
Europe............................................     27.5      24.7      21.3
Asia..............................................      1.7       3.5       4.4
                                                   --------  --------  --------
  Total net sales.................................    100.0%    100.0%    100.0%
                                                   ========  ========  ========

Manufacturing Facilities

  We operate three manufacturing facilities in the United States. The following table sets forth a description of our manufacturing facilities:

                                                              1998
                                            Approximate    Production      Owned
Facility                      Products      Square Feet (in metric tons) or Leased
--------                      --------      ----------- ---------------- ---------
Aiken, South Carolina... Heavy and Fine      1,540,000       52,704        Owned
Huntingdon,
 Pennsylvania........... Fine and Specialty    405,000        7,236        Owned
South Hill,
 Virginia(/1/).......... Heavy and Fine         27,200          204       Leased(/2/)

--------

(1) The South Hill facility is a co-location facility shared with BGF Industries, at which we and BGF Industries work together closely to coordinate the production of glass yarns for use solely by BGF Industries' operations at that facility. We opened the facility in June 1998 and it became fully operational in the first quarter of 1999. See "Certain Relationships and Related Transactions."

(2) We own all of the equipment located in the South Hill facility, but lease the building from BGF Industries.

  In addition to the facilities that we own or lease, subsidiaries of Owens Corning that operate facilities in Battice, Belgium and Guelph, Ontario have historically provided us with specific products, primarily heavy yarns, to serve segments of the European and North American markets. Although these facilities have been retained by Owens Corning, we entered into contracts to purchase specific glass yarns manufactured at these facilities. See "Certain Relationships and Related Transactions."

Manufacturing Process

  Glass yarns are manufactured by mixing raw material at high temperatures to create molten glass which flows through a bushing to create continuous glass strands. These strands are spooled, and then twisted to create glass fiber yarns. We employ two types of manufacturing processes for glass yarns, "direct melt" and "indirect melt."

  The "direct melt" glass fiber manufacturing process, which is employed at the Aiken facility, begins when finely ground raw materials, including sand, limestone, clay, borates and specialty chemicals, are blended together in a bulk quantity called the "batch." The batch is then fed into a furnace where it is melted at 2,600 degrees Fahrenheit in refractory-lined furnaces. The molten glass flows to numerous heat-resistant platinum and rhodium trays called bushings. These bushings have thousands of small, precisely drilled tubular openings through which glass flows and becomes filaments. The hair-like filaments are coated with an aqueous chemical mixture called "sizing," which protects the filaments during processing and handling, including weaving or braiding, and ensures good adhesion of the glass fiber to the resin when manufacturing polymer reinforcements.

  After sizing is applied, filaments are gathered together into strands that go through further processing steps depending on the market into which the fiber will be sold. The filaments are wound onto intermediate packages by high speed winders. In most cases, the strands are unwound from the intermediate packages and are twisted together to form glass fiber yarns that are rewound onto bobbins for sale to customers.

  The Huntingdon facility and the South Hill facility employ a marble melt process, known as "indirect melt," to manufacture fine glass fiber yarns using glass marbles as the principal raw material. The glass marbles are melted in individual furnaces and pulled through bushings to form filaments. The filaments are sized, wound onto intermediate packages, and twisted in the same manner as in the direct melt process. The advantage of the indirect method is that each bushing has its own melting device. This process, which we pioneered, allows us to add incremental production capacity with more reasonable capital expense and construction time and results in a more consistent product.

Competition

  We believe that the principal competitive factors affecting the glass yarns industry include the quality, performance, product pricing and consistency of products, response to customer requirements and stability of business relationships with customers.

  We are one of only five major producers of glass yarns that supply their products globally. The other global suppliers are PPG, Vetrotex, Nitto and Nippon Electric. Sales by the five global suppliers accounted for approximately 80% of total 1997 industry sales. In addition to the five global suppliers of glass yarns, there are two significant regional manufacturers, Taiwan Glass, a licensee of our technology, and Nan Ya Plastics Corp., a licensee of PPG's technology, each of which operates and has significant sales in Asia. We and PPG are the only major producers of glass yarns with production facilities in North America. However, Vetrotex has announced that it intends to build a plant for the production of glass yarns, primarily for the electronics market, in Mexico. Vetrotex has publicly stated that it expects this new plant to begin operations in the second half of 1999.

Research and Development

  To maintain our leadership position in the glass yarns industry, we conduct an active research and development program aimed at improving our manufacturing processes and developing new and improved products. The research and development program is managed by our science and technology group. We spent $5.7 million, $5.9 million and $5.9 million to fund the science and technology group in 1996, 1997 and 1998 respectively. A portion of the science and technology group dedicate their efforts to the technical services organization ("TSO"). The Aiken and Huntingdon facilities each have a TSO which is organized into technical teams around each major customer category. The TSO teams in Aiken and Huntingdon are staffed by 19 and 12 people, respectively. The TSO carries out ongoing process and product improvements and each technical team is led by a product engineer, who is supported by one or more process experts responsible for troubleshooting manufacturing problems. TSO teams also have a project engineering group which is responsible for capital projects. The remaining persons in our science and technology group are experts in chemistry, chemical applications and process development. A total of seven employees perform the science and technology function at the Aiken facility.

  We have numerous United States patents, patent applications and trademarks. While we consider our patents to be valuable assets, we do not believe that our competitive position is dependent on patent protection or that our operations are dependent on any individual patent or group of related patents. However, in some instances, patents and patent protection may deter entry by new competitors with respect to some of our product lines. Our policy is to obtain patents on our new products and enforce our patent rights. In connection with the formation transactions, Owens Corning assigned and licensed to us patents, know-how, marks and business information relating to or used in our business. In addition, we entered into a support services agreement with Owens Corning pursuant to which they will cooperate with respect to research and development. See "Certain Relationships and Related Transactions."

Raw Materials and Other Supplies and Sources

  The major raw materials used by us in the production of glass yarns are glass marbles at the Huntingdon facility, and silica and borates at the Aiken facility. We purchase glass marbles from Owens Corning pursuant to an exclusive seven year supply agreement. Silica is readily available and is currently provided to us by a number of local suppliers. We primarily use borates in our production processes at our Aiken facility, which are sourced from a supplier in Turkey that is owned by the Turkish government. Our supply of borates from Turkey is sourced through Owens Corning under a supply agreement which provides that, if there is a limited or reduced supply of borates, Owens Corning will allocate a portion of such supply to us.

  In addition to the raw materials involved in the production of glass yarns, we use specialized capital equipment, such as bushings. Bushings are heat-resistant platinum and rhodium trays through which molten glass is filtered to produce glass filaments. Our bushings are currently manufactured and periodically reconditioned by Owens Corning. Owens Corning has agreed to continue to provide bushings to us and reconditioning service for the bushings for a period of seven years. See "Risk Factors--We have only operated independently of Owens Corning since September 30, 1998 and remain dependent upon Owens Corning to provide materials and services" and "Certain Relationships and Related Transactions."

Employees

  As of March 31, 1999, we had approximately 1,495 full-time employees. As of that date, approximately 1,350 of the employees were engaged in manufacturing and related services. Production, maintenance, warehouse and shipping employees at our Aiken facility are represented by Teamsters Local Union Number 86, an affiliate of the International Brotherhood of Teamsters. The collective bargaining agreement with this union covering such employees at Aiken expires on June 30, 1999. Production, maintenance, warehouse and shipping employees at our Huntingdon facility are represented by the Union of Needletrades, Industrial and Textile Employees and its local 1034T. The collective bargaining agreement with this union covering such employees at Huntingdon expires on October 31, 1999. Management considers our labor relations to be generally good.

Environmental Matters

  Our past and present operations, including our ownership and operation of real properties, are subject to extensive and changing federal, state, local and foreign environmental laws and requirements, including, among others, those governing discharges to air and water, the handling and disposal of soils and hazardous substances and wastes, and the remediation of contamination associated with releases of hazardous substances at our facilities and off-site disposal locations. Our operations are also governed by laws and requirements relating to workplace safety and health. Management believes that we are generally in material compliance with such laws and requirements.

  We cannot assure you that we will not in the future incur costs or liabilities relating to environmental or health and safety matters, including those relating to compliance with laws and requirements, remediation of contamination, or claims by third parties.

  We, like all manufacturers of glass yarns, are subject, in various jurisdictions, to laws and regulations designed to reduce solid wastes by requiring, among other things, use of materials producing waste to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of harmful products. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of additional environmental protection measures. We do not believe that either the legislation promulgated to date or currently pending initiatives will have a material adverse effect on our business. There can be no assurance that any future legislation or regulatory efforts will not have a material adverse effect on our business, financial condition or results of operations.

  In connection with the formation transactions, Owens Corning retained all liabilities resulting from the presence of hazardous substances at or migrating from the sites contributed by Owens Corning to us, as well as all liabilities resulting from the transportation or arrangements made by Owens Corning for the treatment, storage or disposal of hazardous substances to any off-site location prior to September 30, 1998. We have not assumed any of these liabilities. In addition, Owens Corning has agreed to indemnify us against any losses and damages arising out of the environmental liabilities retained by Owens Corning; however, with respect to environmental remedial action, Owens Corning's indemnification obligations are limited to compliance with the standards set under applicable environmental laws and such obligations shall be satisfied upon and to the extent of final approval of such remedial action by the governing environmental authority.

                                   MANAGEMENT

Executive Officers, Directors and Other Key Employees

  The following table sets forth information with respect to our executive officers, directors and other key employees:

     Name                                 Age              Position
     ----                                 ---              --------
   Robert Porcher........................  71 Chairman of the Board and Director
   Robert B. Fisher......................  44 President
   Catherine Cuisson.....................  33 Chief Financial Officer
   Scott R. Northrup.....................  39 Chief Technical Officer
   Heinz J. Otto.........................  49 Director
   Serge Piolat..........................  48 Director
   Philippe Porcher......................  45 Director
   J. Thurston Roach.....................  57 Director
   Jerry G. Hawkins......................  54 Plant Manager--Aiken
   Joseph A. Masciangelo.................  53 Plant Manager--Huntingdon

  Robert Porcher is our Chairman of the Board and a Director. Mr. Robert Porcher has been Chairman of the Board of Directors and Chief Executive Officer of Porcher Industries since 1952. Porcher Industries owns 51% of Advanced Glassfiber Yarns. Mr. Robert Porcher beneficially owns 54% of the outstanding capital stock of Porcher Industries. Since December 9, 1998, Mr. Porcher has served as the Chairman of the Supervisory Board of Porcher Industries.

  Robert B. Fisher is our President. Prior to the formation transactions, Mr. Fisher had been General Manager of Owens Corning's glass yarns and specialty materials business since March 1997. Prior to joining Owens Corning, Mr. Fisher served as Business Manager of DuPont's industrial and electrical films division from 1994 to 1997. Mr. Fisher served in DuPont's corporate planning department from 1992 to 1994 and as Marketing and Sales Manager for the European operations of Philips DuPont Optical from 1989 to 1992.

  Catherine Cuisson is our Chief Financial Officer. Prior to the formation transactions, Ms. Cuisson served as Controller of Porcher Industries since November 1994. Prior to joining Porcher Industries, Ms. Cuisson had served as an accountant with Coopers & Lybrand L.L.P. since 1987. Ms. Cuisson obtained the equivalent of a certified public accountancy degree upon graduating from the Institut Commercial de Nancy in Nancy, France.

  Scott R. Northrup is our Chief Technical Officer. Prior to the formation transactions, Mr. Northrup served as Technical Services Organization Manager of our facility in Huntingdon since May 1995. Mr. Northrup joined Owens Corning in September 1984 as research and development engineer at the Granville Science & Technology Center.

  Heinz J. Otto is a Director. Mr. Otto has been President of Owens Corning's Composites Division since 1996. Mr. Otto previously managed the European operations of Landis & Gyr Corp., a Swiss corporation, and served on its Executive Board since 1992. Prior to joining Landis & Gyr, Mr. Otto held various management positions with General Electric Company.

  Serge Piolat is a Director. Mr. Piolat has served as a Director of Porcher Industries' textile division since 1989. Mr. Piolat previously served as General Manager of Chavanoz Industries, a wholly owned subsidiary of Porcher Industries. Since December 9, 1998, Mr. Piolat has served as a member of the Executive Board and Vice President of Porcher Industries.

  Philippe Porcher is a Director. Mr. Philippe Porcher has been Vice President of Porcher Industries since March 1993. Before becoming Vice President, Mr. Philippe Porcher served as Director of Porcher Industries' industrial division. Mr. Philippe Porcher is the son of Robert Porcher, our Chairman of the Board and a Director. Since December 9, 1998, Mr. Porcher has served as Chairman of the Executive Board of Porcher Industries.

  J. Thurston Roach is a Director. Mr. Roach has been Senior Vice President and Chief Financial Officer of Owens Corning since January 1, 1999. Mr. Roach had previously served as President of Owens Corning's North American Building Materials Systems Business since February 1998. Before joining Owens Corning, Mr. Roach had been Vice Chairman of Simpson Investment Company since July 1997. Before July 1997, Mr. Roach had served in various capacities with Simpson Timber Company since 1984. Mr. Roach has been a director of The Liberty Corporation since 1994.

  Jerry G. Hawkins is our Plant Manager--Aiken. Mr. Hawkins has been serving as Plant Manager of our Aiken facility since 1994. Mr. Hawkins previously served in various management positions with Owens Corning since 1969.

  Joseph A. Masciangelo is our Plant Manager--Huntingdon. Mr. Masciangelo has been serving as Plant Manager of our Huntingdon facility since 1987.
Mr. Masciangelo previously served in various management positions with Owens Corning since 1969.

Executive Compensation

  The following table sets forth the salary and other compensation paid to our President during the period commencing September 30, 1998 through December 31, 1998:

  Name                               Principal Position Salary   Bonus  Other(1)
  ----                               ------------------ ------- ------- --------
Robert B. Fisher....................     President      $42,500 $15,750  $7,214

--------

(1) We reimbursed Mr. Fisher for relocation expenses.

Director Compensation

  We do not pay any compensation to members of our Board of Directors.

                              OPERATING AGREEMENT

  The following is a summary of material terms of the Amended and Restated Limited Liability Company Operating Agreement of Advanced Glassfiber Yarns dated September 30, 1998. The summary is qualified in its entirety by reference to the full text of the operating agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Organization

  Advanced Glassfiber Yarns is a limited liability company formed under the Delaware Limited Liability Company Act and is governed by the operating agreement. As a result of the formation transactions, a wholly owned subsidiary of Porcher Industries owns a 51% membership interest in Advanced Glassfiber Yarns and a wholly owned subsidiary of Owens Corning owns the remaining 49% membership interest. Our purpose is to manufacture and sell glass fiber yarns and related specialty materials.

Duration

  Under the operating agreement, we will be dissolved upon the first to occur of the following:

  .September 30, 2097;

  . upon agreement of the members;

  . at the election of one member, upon a material breach of the operating agreement by the other member which is not cured within 90 days following notice thereof; and

  . automatically upon the bankruptcy or liquidation of a member, unless the other member elects to continue us.

Governance

  The operating agreement provides that the Board of Directors manages our business and affairs, subject to the terms and provisions of the operating agreement. The Board of Directors is comprised of two directors designated by Owens Corning and three directors designated by Porcher Industries. Owens Corning's right to designate two directors would terminate at such time as it no longer holds at least a 10% ownership interest. Actions of the Board of Directors require a quorum of at least a majority of the Board, including at least one director representing each member.

  Robert Fisher, formerly Owens Corning's manager of the business prior to the formation of Advanced Glassfiber Yarns, has been designated in the operating agreement as our initial general manager. Porcher Industries has the exclusive right under the operating agreement to appoint the chief executive officer and the chairman of our Board of Directors. All of our other executive officers are to be designated by the Board of Directors.

  The following actions require the approval of 75% of a specified quorum of the Board of Directors:

  . the termination of Mr. Fisher during the first year of his employment as our initial general manager;

  . the issuance of additional ownership interests;

  . materially changing our business plan or type of business or engaging in a new business;

  . effecting any merger, consolidation, plan of exchange or similar transaction to which we are a party;

  . selling all or a substantial portion of our assets other than in the ordinary course of business;

  . mortgaging or otherwise encumbering our assets other than in connection with our financing facilities;

  . except for specified distributions and in connection with the exercise of the Put Right (as defined herein), effecting a distribution of any of our assets, including cash, to any member;

  . effecting our liquidation or dissolution;

  . the redemption of any ownership interest other than in connection with the Put Right;

  . entering into any contract with any of our affiliates or with any member
    (except as set forth in "Certain Relationships and Related Transactions") other than in connection with the Put Right;

  . making any tax election which is materially detrimental to us or any member;

  . the sale, license or other disposition to a third party, including, but not limited to any affiliate of a member, of Owens Corning technology that Owens Corning assigned or licensed to us;

  . incurring indebtedness other than (1) indebtedness necessary in connection with the Put Right, (2) as required to effect specified distributions, and (3) borrowings under the Revolver (as defined herein) which do not exceed $75 million in the aggregate; or

  . materially amending any of our business, health, safety and environmental policies.

  All actions of the members require the presence and the affirmative vote of members holding at least 75% of the outstanding ownership interests. Owens Corning's right to require supermajority board approval of any of the actions listed above, except for (1) the issuance of additional ownership interests, and (2) the sale, license or other disposition to a third party, including, but not limited to, any affiliate of a member, of Owens Corning technology that Owens Corning assigned or licensed to us, would terminate at such time as it no longer holds at least a 10% ownership interest.

Transfers of Ownership Interests; Registration Rights

  Under the operating agreement, no member may transfer its ownership interest prior to September 30, 2003 without the prior written consent of the other member. In the event a member thereafter decides to sell its ownership interest, the non-selling member has a 30-day right to make an offer for such ownership interest. If, within the 30-day period, the non-selling member fails to make an offer, or the selling member rejects the non-selling member's offer, the selling member is free to sell its ownership interest to any third party.

  At any time beginning on September 30, 2003, each member has a "Put Right" which is the right to sell all of its ownership interest to us in the event the conditions described below are satisfied. If a member exercises its Put Right, the value of such ownership interest will be determined by a third party or parties according to the procedures and criteria set forth in the operating agreement. Our obligation to purchase a member's ownership interest is conditioned on our ability to finance the purchase of the ownership interest from a third party lender while maintaining or obtaining not less than a B rating by either Standard & Poor's or Moody's on our then-outstanding unsecured debt after giving effect to the purchase. Any member that exercises its Put Right must reimburse us for 25% of expenses incurred by us in connection with purchasing such member's ownership interest. In addition, our ability to fund the Put Right will be subject to the covenants under the senior credit facility and the indenture for the notes.

  In the event we are unable to purchase all of a member's ownership interest upon the exercise of its Put Right, the member may request in writing that we file and use our reasonable best efforts to cause to become effective a registration statement under the Securities Act, covering the registration of its ownership interest, or the portion thereof designated by the member.

Tax Distribution

  Pursuant to the terms of the operating agreement, we will make an annual "Tax Distribution" which is a distribution from our net cash flow and permitted borrowings under the senior credit facility to each of Owens Corning and Porcher U.S. in order to fund the taxes payable by each owner on their proportionate share of our net ordinary income and net capital gain. In connection with Porcher Industries' purchase of a 51% interest in us, we intend to make a partnership election to step up the basis of some of our intangible assets. The resulting increase in amortization expense will allow Porcher U.S. to significantly reduce its tax liability. As a result, the Tax Distributions will not be made on a pro rata basis and Porcher U.S. will have an unrecovered distribution amount (the "Deferred Distribution"). The Deferred Distribution will earn interest at the same rate of interest as the senior credit facility. If the amortization deductions are disallowed, we will be required to distribute all accumulated annual Deferred Distributions to the extent that (1) both before and after such distribution there is not a default under the senior credit facility and the notes, and (2) there are funds to make such distribution from available cash or borrowings under the senior credit facility. Thereafter, all Deferred Distributions will cease and we will pay in full all future Tax Distributions to Porcher U.S.

Indemnification

  Pursuant to the operating agreement, we will indemnify and hold each member and its affiliates and their respective officers, directors, members, stockholders, managers, agents and representatives, and members of our Board of Directors and each officer, harmless from any and all losses, claims, damages, costs, liabilities and expenses suffered or incurred by any of such persons arising out of, resulting from, based upon or in connection with the management or conduct of our business or affairs.

  The Board of Directors has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

Other Provisions

  The operating agreement generally prohibits members from disclosing confidential information provided by another member in connection with our business. The operating agreement also requires the members to enter a non-competition agreement with us and each other with respect to our business. See "Certain Relationships and Related Transactions--Non-Competition."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Prior to the formation of Advanced Glassfiber Yarns, many of the components of the glass yarns and specialty materials business were owned, leased or otherwise controlled by Owens Corning. Such components include, among others, manufacturing facilities and equipment, employees trained in the use and repair of the equipment, access to raw materials, intellectual property rights and know-how and agreements with sales representatives worldwide.

  In connection with the formation transactions, we entered into agreements with Owens Corning and Porcher Industries and their respective affiliates to facilitate our continuing operation. These agreements are intended to benefit us and the other parties thereto; however, they may result in conflicts of interest between us and such parties.

  The following are summaries of such agreements and, as such, are qualified in their entirety by reference to the full text of the related agreements. Unless otherwise indicated, all agreements referred to in this section were dated September 30, 1998.

LLC Purchase Agreement

  Pursuant to an LLC purchase agreement, Porcher Industries purchased a 51% interest in Advanced Glassfiber Yarns. See "The Formation Transactions." The LLC purchase agreement required us to enter into the supply agreements described below relating to the conduct of our business with Owens Corning, Porcher Industries and their respective affiliates. The LLC purchase agreement also requires each of Owens Corning and Porcher Industries to indemnify the other from any and all losses incurred by such party which arise out of the breach by the other party of any of its representations and warranties or any of its covenants contained in the LLC purchase agreement.

Non-Competition

  Pursuant to a non-compete agreement, Owens Corning and Porcher Industries and their respective affiliates agreed not to compete with us in the manufacture and sale of particular glass yarns and specialty materials that we currently produce. Owens Corning and Porcher Industries and their respective affiliates generally may not manufacture or sell, among other things, such business products, for the later of a five-year period beginning on September 30, 1998 or such date on which either Owens Corning or Porcher Industries owns less than a 5% ownership interest in us. Owens Corning and its affiliates have retained the right to manufacture limited types of glass yarns.

Employee Benefits

  Owens Corning permits our employees who were employed by Owens Corning before September 30, 1998 ("Transferred Employees") to remain as participants in, be covered by, or accrue benefits under, Owens Corning employee benefit plans. We reimburse Owens Corning for the cost of such coverage. These arrangements will terminate as of December 31, 1999, or earlier if we request. Although we do not currently sponsor a defined benefit pension plan, we have agreed to pay amounts associated with early retirement benefits under the Owens Corning Merged Retirement Plan (the "OC Plan"). Specifically, Transferred Employees who, as of September 30, 1998, did not qualify for an early retirement benefit under the OC Plan will continue to receive credit toward eligibility for the early retirement benefit for service with us. If a Transferred Employee remains employed by us until he qualifies for early retirement, the OC Plan will treat the Transferred Employee as having elected early retirement upon retirement from us. We are obligated to pay Owens Corning the difference between the lump sum benefit payable to the Transferred Employee as an early retiree and the lump sum benefit payable to the Transferred Employee as a deferred vested benefit on the date of retirement from us under the applicable provisions of the OC Plan. These liabilities were estimated to be $5.1 million on the date of the formation transactions. It has not yet been determined what pension arrangements will be made after December 31, 1999 and whether or not we will assume assets and liabilities attributed to benefits accrued as of September 30, 1998 relating to Transferred Employees under the OC Plan.

  In connection with the formation transactions, we assumed liabilities for postretirement medical and life insurance benefits with respect to Transferred Employees, which were estimated to be $12.0 million on the date of the formation transactions.

Facilities Arrangements at Aiken

  Prior to the formation transactions, Owens Corning's glass yarn and glass mat factories, located in adjacent plants in Aiken, South Carolina, shared a number of facilities and services. As part of the formation transactions, Owens Corning transferred to us its glass yarn plant in Aiken, while retaining ownership of the glass mat plant. In order to preserve the efficiencies and cost savings created by the sharing arrangements in existence before the formation transactions, we and Owens Corning have entered into the agreements described below.

  Aiken Sewer Agreement. We entered into a sanitary sewer agreement pursuant to which we permit Owens Corning to use our sanitary system in Aiken for sanitary wastewater discharges in exchange for the payment by Owens Corning of 50% of the actual costs of maintaining our sanitary system. The sanitary sewer agreement will terminate after a period of ten years, unless extended or otherwise terminated as set forth therein.

  Aiken Wastewater Treatment Agreement. We entered into a wastewater treatment agreement pursuant to which we treat at our wastewater treatment facility in Aiken aqueous industrial and laboratory waste discharged by Owens Corning. In exchange for such services, Owens Corning pays 22% of our actual costs of operating the wastewater treatment facility. The wastewater treatment agreement will terminate after a period of ten years, unless extended or otherwise terminated as set forth therein.

  Aiken Stormwater Agreements. We entered into various stormwater agreements pursuant to which

 . we permit Owens Corning to discharge stormwater into our two stormwater ponds; and

 . Owens Corning permits us to discharge stormwater into Owens Corning's landfill sedimentation basin in Aiken.

Each party is individually responsible for any sampling and for complying with their respective stormwater permits. The stormwater agreements will terminate after a period of ten years, unless extended or otherwise terminated as set forth therein.

  Aiken Landfill Agreement. We entered into a landfill agreement pursuant to which Owens Corning permits us to use Owens Corning's landfill in Aiken for the disposal of waste in exchange for our payment of 50% of the actual costs of operating the landfill. The landfill agreement is effective for the operating life of the landfill, unless earlier terminated as set forth therein.

Facilities Arrangements at Huntingdon

  Huntingdon Lease. Owens Corning leases from us approximately 9,000 square feet of our facility in Huntingdon, Pennsylvania for use as a glass mat manufacturing and distribution facility. The lease will expire on September 30, 2003, unless extended or terminated as provided in the lease agreement. Owens Corning pays a nominal fixed fee for the term of the lease plus its allocated share of all building operating expenses, as calculated in the lease agreement.

  Huntingdon Air Modeling Agreement. Prior to the formation transactions, Owens Corning treated its glass yarn and glass mat manufacturing operations in Huntingdon as a single facility for environmental compliance purposes. As part of the formation transactions, Owens Corning transferred to us the entire facility in Huntingdon, a portion of which it leases back from us. In order to maintain continuity in complying with air emission modeling requirements under applicable environmental laws, we entered into an air modeling agreement pursuant to which the parties will treat their respective facilities in Huntingdon, including the portion leased to Owens Corning, as a single facility for modeling current and/or projected air emissions. Although we have agreed to share the costs of such modeling, each party remains solely responsible for its own environmental liabilities, if any. The air modeling agreement will terminate after a period of five years, unless extended or otherwise terminated as set forth therein.

Subleases Relating to Equipment at Aiken and Huntingdon

  Prior to the formation transactions, Owens Corning leased equipment used in the manufacturing of glass yarns at its Aiken and Huntingdon facilities. Owens Corning agreed to sublease such equipment to us on substantially the same economic terms as provided to Owens Corning in the original leases.

  At our Aiken facility, we sublease from Owens Corning, pursuant to Owens Corning's master leases, some manufacturing equipment owned by Carly 1995 Leasing Trust and a vacuum treatment oven owned by Pitney Bowes Credit Corporation. We sublease other manufacturing equipment from Owens Corning at its Aiken and Huntingdon facilities pursuant to Owens Corning's master lease with John Hancock Mutual Life Insurance Company. Specific terms of these subleases are described below. If any of the master leases are terminated, all of our rights under the related subleases will also terminate.

  Our sublease with Owens Corning relating to the Carly lease expires on December 28, 2000. The sublease generally provides that we may purchase the equipment at the termination of the sublease. We paid Owens Corning $114,483 pursuant to such sublease during the fourth quarter of 1998.

  The initial term of our sublease with Owens Corning relating to the Pitney Bowes lease ends on March 31, 2001, but may be extended for up to two additional years unless Owens Corning exercises its right to terminate the sublease. The sublease generally provides that we may purchase the vacuum treatment oven at the termination of the sublease. We paid Owens Corning $24,480 pursuant to such sublease during the fourth quarter of 1998.

  The initial term of our sublease with Owens Corning relating to the John Hancock lease ends on March 31, 2000, but may be extended for up to two additional years unless Owens Corning exercises its right to terminate the sublease. The sublease generally provides that we may purchase the equipment at the termination of the sublease. We paid Owens Corning $417,988 pursuant to such sublease during the fourth quarter of 1998.

Services Agreements

  We have entered into several agreements pursuant to which Owens Corning performs services for us that are important to the success of our operations. Some of these services agreements will only continue for a short time until we hire and train our own personnel, while others are intended to continue for a longer duration. These service agreements, which are described more fully below, provide for the fabrication and repair of equipment, engineering and technical services, sales agency agreements in Europe and administrative and information systems services. In addition to the services provided by Owens Corning, we perform manufacturing and distribution services for Owens Corning at the Huntingdon facility, where Owens Corning continues to have operations.

  Alloy Services Agreement. We entered into an alloy services agreement pursuant to which Owens Corning provides, at prices to be determined annually, services relating to the alloying, fabrication and repair of bushings, thermocouples and glass melter parts constructed from metal alloys. We have generally agreed to use Owens Corning exclusively for such services. Owens Corning has also agreed to manage our inventory of industrial precious metals and metal alloys and to lease to us metal alloys for use in bushings, thermocouples and glass melter parts at prices determined according to the formula set forth in the alloy services agreement. This agreement will terminate on December 31, 2005, unless extended or otherwise terminated. We paid Owens Corning $721,000 for the refurbishing of bushings during the fourth quarter of 1998.

  Support Services Agreement. We entered into a support services agreement pursuant to which Owens Corning provides engineering, design and technical services to us at previously agreed upon prices for a five-year period. The support services agreement will be automatically extended each year for an additional one-year term until termination as set forth therein.

  Transitional Services Agreement. We entered into a transitional services agreement pursuant to which Owens Corning provides corporate, administrative and information systems services to us and we provide services to Owens Corning at mutually agreed upon prices. The provision of benefits administration and information system services will expire on December 31, 1999. The provision of all other services provided for in the transitional services agreement expired on March 31, 1999.

  Manufacturing Services Agreement. We entered into a manufacturing services agreement pursuant to which we provide manufacturing services to Owens Corning to support their glass mat manufacturing and distribution business in Huntingdon. Owens Corning pays an annual fee (to be mutually agreed upon and periodically reviewed) for our provision of manufacturing, management and ancillary services and pays additional fees in exchange for our provision of other services that may be requested by Owens Corning. The manufacturing services agreement will expire on such date that Owens Corning or any of its affiliates no longer owns a 49% ownership interest in us, unless earlier terminated as set forth therein.

Supply Agreements

  Prior to the formation transactions, Owens Corning obtained raw materials from its affiliates or through third party suppliers. We have entered into supply agreements, more fully described below, which provide us with access to the necessary raw materials through Owens Corning's affiliated and non-affiliated suppliers. In addition, pursuant to the agreements described below, we purchased assets of the glass yarns business of several of Owens Corning's non-U.S. affiliates. We also agreed to sell byproducts of one of its manufacturing processes to Owens Corning.

  Byproducts Supply Agreement. We entered into a supply agreement pursuant to which Owens Corning will purchase the first 10 million pounds of byproducts of our manufacturing processes called dry chopped yarn and slit hanks, also known as "sliver," that we produce each year. Each year, Owens Corning will pay a fixed price per pound for the first 10 million pounds of byproducts and a higher fixed price for any additional amounts shipped by us. We are under no obligation to manufacture any specified quantity of the byproducts to supply to Owens Corning. The byproducts supply agreement will expire on December 31, 2003, after which it may be renewed for additional five-year terms, unless canceled by either party.

  Borates Supply Agreement. Prior to the formation transactions, Owens Corning entered into an agreement with Etibank, a supplier of borates in Turkey that is owned by the Turkish government, pursuant to which Etibank mines, processes, sells and delivers borates to Owens Corning for use in manufacturing glass yarns. We entered into a borates supply agreement pursuant to which we purchase borates from Owens Corning at a price equal to Owens Corning's cost to purchase, transport and process such products plus a $150,000 annual administrative charge. The borates supply agreement will terminate on December 31, 2005, after which it will automatically renew for a period equal to any renewal period in Owens Corning's supply agreement with Etibank, unless canceled by either party upon 90 days' advance notice.

  OC Belgium Agreements. We and N.V. Owens Corning S.A., a wholly owned subsidiary of Owens Corning ("OC Belgium"), entered into a supply agreement pursuant to which we purchase at previously determined prices fiberglass yarns to be manufactured by OC Belgium at its facility in Battice, Belgium. We also have the option to acquire the Battice plant's fiberglass yarns manufacturing equipment upon the termination of the agreement or at the time Owens Corning no longer uses such equipment to produce fiberglass yarns. The supply agreement with OC Belgium will terminate on December 31, 2003, after which it may be renewed for additional one-year terms, unless canceled by either party. In addition, we have an exclusive right to terminate such agreement effective December 31, 2001 upon one year's prior notice.

  We and OC Belgium also entered into a purchase agreement pursuant to which we purchased OC Belgium's list of customers that purchase heavy glass yarns from OC Belgium, transferable contracts between OC Belgium and its customers, the finished products inventory of heavy glass yarns owned by OC Belgium that were located in its public warehouse in Antwerp, Belgium, and all of OC Belgium's accounts receivable arising exclusively out of the sale of heavy glass yarns by OC Belgium.

  OC Canada Agreements. Our Canadian subsidiary and Owens-Corning Canada, Inc., a wholly owned subsidiary of Owens Corning ("OC Canada"), entered into a supply agreement pursuant to which we purchase at previously determined prices minimum and maximum quantities of fiberglass yarns to be manufactured by OC Canada at its facility in Guelph, Canada. We intend to append to this agreement an arrangement pursuant to which we will purchase for distribution Low Tex Type 30 yarns manufactured by Owens Corning at agreed upon prices. We have the option to acquire the Guelph plant fiberglass yarns manufacturing equipment upon the termination of the agreement or at the time Owens Corning no longer uses such equipment to produce fiberglass yarns. The supply agreement with OC Canada will terminate on December 31, 2001, after which it may be renewed for additional one-year terms, unless canceled by either party. In addition, we have the exclusive right to terminate such agreement at any time upon 90 days' prior notice.

  Our Canadian subsidiary and OC Canada also entered into a purchase agreement pursuant to which we purchased OC Canada's list of customers which purchase heavy glass yarns from OC Canada, transferable contracts between OC Canada and its customers, and all of OC Canada's accounts receivable arising exclusively out of the sale of heavy glass yarns by OC Canada.

  OC Japan Agreement. We and Owens Corning (Japan) Ltd., a wholly owned subsidiary of Owens Corning ("OC Japan"), entered into a purchase agreement pursuant to which we purchased OC Japan's list of customers which purchase glass yarns from OC Japan, various transferable contracts between OC Japan, its customers, all of OC Japan's accounts receivable arising exclusively out of the sale of glass yarns by OC Japan, and the finished products inventory of glass yarns owned by OC Japan that were located in its warehouses in Tokyo and Osaka, Japan.

  Rio Claro Low Tex Type 30 Agreements. We and Owens Corning do Brazil Ltda ("OC Brazil"), a wholly owned subsidiary of Owens Corning, intend to enter into supply agreements pursuant to which we will purchase for distribution minimum and maximum quantities of fiberglass yarns with a bare glass linear density of 300 at agreed upon prices. These yarns are to be manufactured by OC Brazil at its plant in Rio Claro, Brazil.

  Glass Marbles Supply Agreement. We entered into a glass marbles supply agreement pursuant to which we purchase exclusively from Owens Corning at mutually determined prices all of our requirements for glass marbles for use in our glass yarns business. Owens Corning has agreed not to supply glass marbles to any third party for use in the manufacturing of glass yarns. We have the option to acquire Owens Corning's glass marbles manufacturing equipment upon the termination of the agreement or at the time Owens Corning no longer uses such equipment to produce glass marbles. The glass marbles supply agreement will expire on December 31, 2005, after which it may be renewed for additional five-year terms by either party, unless terminated by us upon two years' prior notice. We purchased $1.66 million of glass marbles during the fourth quarter of 1998 from Owens Corning.

Co-location Arrangement with BGF Industries in South Hill, Virginia

  Prior to the formation transactions, Owens Corning entered into a co-location arrangement with BGF Industries in South Hill, Virginia. As a result of the formation transactions, we have succeeded to Owens Corning's rights and obligations under the co-location arrangement. As part of the arrangement, we lease approximately 27,200 square feet of segregated space within BGF Industries' recently built multi-layer plant for the purpose of manufacturing fiberglass yarn for sale to BGF Industries pursuant to a 10-year renewable supply contract. We paid BGF Industries approximately $900,000 pursuant to such co-location arrangement in 1998. Also as part of the co-location arrangement, we lease from BGF Industries manpower at an hourly job rate per employee and BGF

Industries provides technical, quality control and improvement and other non-managerial services at previously determined rates. The employee leasing and services contracts end upon the termination of either the premises lease or the supply contract. The parties also have agreed to confidentiality and disclosure obligations in connection with the co-location arrangement.

Intellectual Property

  In connection with the formation transactions, Owens-Corning Fiberglas Technology, Inc., a wholly owned subsidiary of Owens Corning, assigned to us patents, know-how, trademarks and business information, relating to or used in our business. Owens Corning has also licensed to us additional intellectual property assets and rights, mainly patents and know-how, pursuant to a patent and know-how license agreement and related agreements (collectively, the "Master License"). The Master License grants to us a worldwide, paid-up and royalty-free license to make, have made, use, sell, import and offer to sell glass fiber specialty products. The license is exclusive for the duration of the non-compete agreement between Owens Corning and us with respect to various products and non-exclusive with respect to others, and we have limited sublicensing rights. The patent license included in the Master License is for the life of the patent, while the know-how license is perpetual. The patent and know-how licenses are terminable only upon the occurrence of specified events. The Master License also includes a grant-back license pursuant to which Owens Corning may manufacture, import and sell various yarn products under our patents. This grant-back license does not include those products which Owens Corning is prohibited from selling for the duration of the non-compete agreement. The Master License further provides that Owens Corning has agreed to render to us, upon request and on terms to be agreed upon, certain services relating to our manufacture of glass yarn products.

                               SECURITY OWNERSHIP

  The following table sets forth information regarding each person or entity that beneficially owns more than a 5% ownership interest in Advanced Glassfiber Yarns. Each indicated entity has sole voting and investment power with respect to its respective ownership interest.

Name of Beneficial Owner                                      Ownership Interest
------------------------                                      ------------------
AGY Holdings, Inc.(/1/)......................................         51%
Jefferson Holdings, Inc.(/2/)................................         49

--------

(1) Address is c/o BGF Industries, Inc., 3802 Robert Porcher Way, Greensboro, North Carolina 27510. Porcher Industries owns 100% of the outstanding capital stock of Glass Holdings Corp., which owns 100% of the outstanding capital stock of AGY Holdings, Inc., which is the record holder of a 51% ownership interest in Advanced Glassfiber Yarns. Mr. Robert Porcher owns 54% of the outstanding capital stock of Porcher Industries.

(2) Address is One Owens Corning Parkway, Toledo, Ohio 43659-0001. Owens Corning owns 100% of the outstanding capital stock of Jefferson Holdings, Inc., which is the record holder of a 49% ownership interest in Advanced Glassfiber Yarns.

                       DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

  In connection with the formation transactions, we entered into a senior credit facility pursuant to which the lenders committed to lend to Advanced Glassfiber Yarns up to $315.0 million, with that amount allocated among:

  . a six-year revolving credit facility in an aggregate principal amount of up to $75.0 million (the "Revolver");

  . a six-year term loan in an aggregate principal amount of $115.0 million
    ("Term Loan A"); and

  . a seven-year term loan in an aggregate principal amount of $125.0 million
    ("Term Loan B," and together with Term Loan A, the "Term Loans").

First Union National Bank serves as agent under the senior credit facility.

  Repayment. Commitments under the Revolver will be reduced prior to maturity on September 30, 2004, if, subject to limitations, (1) non-ordinary course asset dispositions occur, (2) Advanced Glassfiber Yarns or any Credit Facility Guarantor (as defined below) issues debt or equity securities or (3) Advanced Glassfiber Yarns or any Credit Facility Guarantor receives specific insurance proceeds. The Term Loans amortize on a quarterly basis based on the following schedule:

                        Twelve Months
                           Ending
                        December 31,                   Term Loan A  Term Loan B
                        -------------                  ------------ ------------
       1999........................................... $ 12,938,000 $  1,250,000
       2000...........................................   17,250,000    1,250,000
       2001...........................................   18,687,000    1,250,000
       2002...........................................   23,000,000    1,250,000
       2003...........................................   23,000,000    1,250,000
       2004...........................................   17,250,000    1,250,000
       2005...........................................            0  117,188,000
                                                       ------------ ------------
                                                       $112,125,000 $124,688,000
                                                       ============ ============

  Advanced Glassfiber Yarns is generally required to prepay the Term Loans with excess cash flow.

  Security; Guaranty. The senior credit facility is secured by a first priority lien on substantially all of our properties and assets and the properties and assets of our respective domestic subsidiaries, now owned or acquired thereafter, and a pledge of Porcher Industries' membership interest in us. The senior credit facility is guaranteed by AGY Capital and will be guaranteed by all of Advanced Glassfiber Yarns' future domestic subsidiaries (the "Credit Facility Guarantors").

  Interest. At our option, the interest rates per annum applicable to the Revolver, Term Loan A and Term Loan B are fluctuating rates of interest measured by reference either to:

  . LIBOR plus a borrowing margin; or

  . First Union National Bank's base rate, which is the greater of the published prime rate of First Union National Bank or the overnight federal funds rate plus 0.5% (the "ABR") plus a borrowing margin.

The applicable borrowing margin for the Revolver and Term Loan A ranges from 1.75% to 3.0% for LIBOR based borrowings and 0.5% to 1.75% for ABR based borrowings. The applicable borrowing margin for Term Loan B ranges from 3.50% to 3.75% for LIBOR based borrowings and 2.25% to 2.5% for ABR based borrowings. We have entered into interest rate hedging agreements which effectively fix the rates of interest on Term Loan A and Term Loan B at 4.92% and 5.04% per annum, respectively, plus the applicable borrowing margin.

  Covenants. The senior credit facility contains covenants restricting us with respect to the following:

  . the incurrence of debt (including guarantees);

  . the creation of liens;

  . substantially changing the nature of our businesses;

  . the consummation of transactions such as dispositions of substantial assets, mergers, acquisitions, reorganizations and recapitalizations;

  . the making of investments and loans, non-ordinary course asset sales and capital expenditures;

  . the making of dividends and other distributions;

  . transactions with affiliates; and

  . our ability to prepay debt.

  The senior credit facility also requires that we comply with the following financial tests and maintain the following financial ratios:

  . maintaining a maximum leverage ratio as of the last day of each quarter of the years set forth below in the corresponding amounts set forth below:

      Year                                                        Leverage Ratio
      ----                                                        --------------
      1999.......................................................  5.25 to 1.00
      2000.......................................................  5.00 to 1.00
      2001.......................................................  4.75 to 1.00
      2002.......................................................  4.50 to 1.00
      2003.......................................................  4.00 to 1.00
      2004.......................................................  3.75 to 1.00
      2005 and each year thereafter..............................  3.50 to 1.00;

  . maintaining a minimum consolidated net worth as of the end of each quarter in an amount equal to

    .Advanced Glassfiber Yarns consolidated net worth as of September 30, 1998 minus

    .$10.0 million plus

    .50% of quarterly consolidated net income (less tax payments) plus

    .75% of the net cash proceeds of any equity issuance;

  . maintaining a minimum interest coverage ratio as of the last day of each quarter of the years set forth below in the corresponding amounts set forth below:

      Year                                               Interest Coverage Ratio
      ----                                               -----------------------
      1999..............................................      2.00 to 1.00
      2000..............................................      2.15 to 1.00
      2001..............................................      2.25 to 1.00
      2002 and each year thereafter.....................      2.50 to 1.00; and

   .maintaining a minimum fixed charge coverage ratio as of the last day of each quarter of 1.05 to 1.0.

  The senior credit facility also contains customary events of default. An event of default under the senior credit facility will allow the lenders thereunder to accelerate or, in some cases, automatically cause the acceleration of, the maturity of the debt under the senior credit facility and will restrict our ability and the ability of the Note Guarantors (as defined herein) to meet obligations to the holders of the notes.

Keep-Well Agreement

  In connection with the formation transactions. Owens Corning agreed to enter into a keep-well agreement with us. Until January 14, 2002, if we do not have the liquidity necessary to pay interest on the notes or on the senior credit facility when due, Owens Corning will loan us an amount equal to the aggregate deficiency. The proceeds of any loan would first be applied to interest due on the notes and then, subject to limitations, to interest due on the senior credit facility. As of December 31, 1998, the obligation of Owens Corning to make loans to us under the keep-well agreement was limited to a maximum aggregate amount of $65.0 million, and a maximum annual amount of $20.0 million; except that the annual amount will be reduced by $10.0 million after each interest payment date with respect to the notes. Any loans made to us pursuant to the keep-well agreement will be subordinate to the notes and any amounts outstanding under the senior credit facility. If we were to file for bankruptcy protection, the keep-well agreement would probably cease to be enforceable.

                       DESCRIPTION OF EXCHANGE NOTES

  The exchange notes will be issued under the indenture between us, as joint and several obligors, and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those incorporated by reference to the Trust Indenture Act, as in effect on the issue date.

  The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this summary, defines your rights as holders of the exchange notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

  The definitions of capitalized terms used in the following summary are set forth below under""--Material Definitions." References in this "Description of Exchange Notes" section to "Advanced Glassfiber Yarns" mean only Advanced Glassfiber Yarns LLC or any successor or assign of Advanced Glassfiber Yarns LLC that has become the issuer in accordance with the terms of the indenture and not any existing or future Subsidiaries that Advanced Glassfiber Yarns LLC may have and references to "AGY Capital" mean AGY Capital Corp.

  The exchange notes will be issued in exchange for an equal principal amount of old notes in connection with the exchange offer. The exchange notes will be identical in all material respects to the old notes except that:

    (1) the exchange notes will have been registered under the Securities
  Act; and

    (2) the registration rights and liquidated damages provisions applicable to the old notes are not applicable to the exchange notes.

  The exchange notes will be unsecured senior subordinated obligations of ours. The exchange notes will be unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by all future direct and indirect Restricted Subsidiaries other than AGY Capital and Foreign Subsidiaries of Advanced Glassfiber Yarns.

  As of the date hereof:

  .there are no Restricted Subsidiaries providing note guarantees;

  .Advanced Glassfiber Yarns has one Foreign Subsidiary which is a Restricted
    Subsidiary; and

  .AGY Capital is also a Restricted Subsidiary.

  Initially, the trustee will act as paying agent and registrar for the exchange notes. We may change any paying agent and registrar without notice to holders of the exchange notes. Holders must surrender exchange notes to a paying agent to collect principal payments and premium, if any. Principal, premium, if any, and interest on the exchange notes will be paid by check mailed to the registered holders at their registered addresses; but all payments with respect to holders which have given wire transfer instructions to us will be made by wire transfer of immediately available funds to the accounts specified by the holders.

Principal, Maturity and Interest

  The exchange notes will mature on January 15, 2009. Interest on the exchange notes will accrue at the rate of 9 7/8% per annum. Interest will be payable semi-annually in arrears on each January 15 and July 15, commencing on July 15, 1999, to the persons who are registered holders at the close of business on the January 1 and July 1, respectively, immediately preceding the applicable interest payment date. Interest on the exchange notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including January 21, 1999, the date of issuance. The exchange notes will not be entitled to the benefit of any mandatory sinking fund.

Additional Notes

  Subject to the limitations set forth under "--Material Covenants--Limitation on Incurrence of Additional Indebtedness," we may Incur additional Indebtedness which, at our option, may consist of additional notes, in one or more series, having identical terms as old notes or exchange notes. Holders of the additional notes will have the right to vote together with holders of the old notes and the exchange notes as one class.

  No offering of any additional notes is being made by this prospectus. In addition, we cannot assure you as to when or whether we will issue any additional notes or as to the aggregate principal amount of the additional notes.

Ranking

  The exchange notes will rank:

    (1) junior to, and be subordinated in right of payment to, all of our existing and future senior Indebtedness;

    (2) pari passu in right of payment with all of our Senior Subordinated Indebtedness; and

    (3) senior in right of payment to all of our Subordinated Indebtedness.

  At March 31, 1999, we had approximately $241.6 million of senior Indebtedness outstanding, exclusive of unused commitments. All debt Incurred under the senior credit facility is senior Indebtedness of Advanced Glassfiber Yarns, is guaranteed by all Note Guarantors on a senior basis and is secured by substantially all of the assets of Advanced Glassfiber Yarns.

Note Guarantees

  In the event that any Person becomes a Restricted Subsidiary, other than Foreign Subsidiaries, but including a Subsidiary which becomes a Restricted Subsidiary upon a revocation of the designation of a Subsidiary as an unrestricted Subsidiary, Advanced Glassfiber Yarns will cause the Restricted Subsidiary to execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee under which the Restricted Subsidiary becomes a party to the indenture and thereby unconditionally guarantee all of our obligations under the exchange notes and the indenture on the terms set forth in the indenture. Thereafter, the Restricted Subsidiary shall, unless released in accordance with the terms of the indenture, be a "Note Guarantor" for all purposes of the indenture.

  Each Note Guarantor will irrevocably and unconditionally guarantee, jointly and severally, on an unsecured senior subordinated basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all of our obligations under the indenture and the exchange notes, whether for principal of, premium, if any, or interest on the exchange notes, expenses, indemnification or otherwise. Each Note Guarantor will agree to pay, on a senior subordinated basis and in addition to the "Guaranteed Obligations" stated above, any and all expenses, including reasonable counsel fees and expenses, incurred by the trustee or the holders in enforcing any rights under that Note Guarantor's note guarantee.

  The Guaranteed Obligations will rank:

    (1) junior to, and be subordinated in right of payment to, all existing and future senior Indebtedness of the Note Guarantors,

    (2) pari passu in right of payment with all Senior Subordinated Indebtedness of the Note Guarantors; and

    (3) senior in right of payment to all Subordinated Indebtedness of the Note Guarantors.

  All debt Incurred under the senior credit facility will be guaranteed by each Note Guarantor on a senior basis and will be secured by substantially all of the assets of each Note Guarantor.

  The Guaranteed Obligations of each Note Guarantor will be limited to the maximum amount as will,

  .after giving effect to all other contingent and fixed liabilities of that Note Guarantor; and

  . after giving effect to any collections from or payments made by or on behalf of any other Note Guarantor in respect of the Guaranteed Obligations of the other Note Guarantor under its note guarantee or in connection with its contribution obligations under the indenture, result in the Guaranteed Obligations of that Note Guarantor not constituting a fraudulent conveyance or fraudulent transfer under federal, state or other applicable law.

  Each Note Guarantor that makes a payment or distribution under a note guarantee will be entitled to a contribution from each other Note Guarantor in a pro rata amount, based on the net assets of each Note Guarantor determined in accordance with GAAP. For further information, you should review the section "Risk Factors" under the heading "Issuance of the old notes and any note guarantee may be subject to fraudulent conveyance laws."

  In the event:

    (1) there is a defeasance of the exchange notes as described under "-- Legal Defeasance and Covenant Defeasance,"

    (2) there is a sale or other disposition of all or substantially all of the assets of any Note Guarantor,

    (3) there is a sale or other disposition of all of the capital stock or other equity interests of any Note Guarantor or

    (4) a Note Guarantor is designated as an unrestricted Subsidiary as described under "--Material Covenants--Designation of Unrestricted Subsidiaries,"

the Note Guarantor will be released and relieved of its obligations under its note guarantee if, in the case of clauses (2) or (3) above, that transaction is carried out under and in accordance with "--Material Covenants--Limitation on Asset Sales" and, if applicable, "--Material Covenants --Merger, Consolidation and Sale of Assets."

Subordination of the Exchange Notes and the Note Guarantees

  The payment of the principal of, premium, if any, and interest on the exchange notes is subordinated in right of payment, to the prior payment in full in cash of all of our existing and future obligations in respect of our current and future senior Indebtedness. In addition, the payment of any Guaranteed Obligations of a future Note Guarantor will be subordinated in right of payment to the prior payment in full of all senior Indebtedness of that Note Guarantor to substantially the same extent as the exchange notes are subordinated to all of our existing and future obligations in respect of our senior Indebtedness. As a result, the exchange notes will be effectively subordinated to all senior Indebtedness of any Note Guarantor and to all debt of any other Subsidiaries that we may have in the future. However, any payment made by Owens Corning under the Keep-Well Agreement will not be subject to these subordination provisions.

  Upon any payment or distribution of our assets or the assets of a Note Guarantor upon a total or partial liquidation, dissolution or reorganization of, or similar proceeding relating to, us, our property or a Note Guarantor or its property, the holders of our senior Indebtedness or the senior Indebtedness of that Note Guarantor will be entitled to receive payment in full of all obligations due in respect of that senior Indebtedness before the holders of notes are entitled to receive any payment. Until all obligations due in respect of the senior Indebtedness are paid in full in cash, any payment or distribution to which holders of notes would be entitled but for the subordination provisions of the indenture will be made to holders of our senior Indebtedness or the senior Indebtedness of that Note Guarantor. If any distribution is made to holders that, due to the subordination provisions, should not have been made to them, the holders would be required to hold it in trust for the holders of our senior Indebtedness or the senior Indebtedness of the Note Guarantor and pay it over to them.

  However, neither we nor any Note Guarantor may pay principal of, premium, if any, or interest on the exchange notes or make any deposit under the provisions described under "--Legal Defeasance and Covenant Defeasance" below or repurchase, redeem or otherwise retire any exchange notes (collectively, "pay the exchange notes") if:

    (1) any Designated Senior Indebtedness is not paid when due or

    (2) any other default on Designated Senior Indebtedness occurs and the maturity of that Designated Senior Indebtedness is accelerated unless, in either case, the default has been cured or waived and the acceleration has been rescinded or that Designated Senior Indebtedness has been paid in full in cash.

However, either of us or any Note Guarantor may pay the exchange notes without regard to the foregoing if we and the Note Guarantor and the trustee receive written notice approving the payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.

  During the continuance of any other default with respect to any Designated Senior Indebtedness under which the maturity may be accelerated immediately, without further notice or the expiration of any applicable grace periods, except that notice which may be required to effect the acceleration, neither we nor any Note Guarantors may pay the exchange notes for a period which commences upon the receipt by the trustee, with a copy to us and each Note Guarantor, of written notice of that default from the Representative of the holders of that Designated Senior Indebtedness specifying its election to effect a prohibition on our making any payments under the notes. The period ends 179 days after receipt of the notice, or earlier if the prohibition on payments is terminated in any of the following ways:

    (1) by written notice to the trustee, the Note Guarantors and us from the Person or Persons who gave the notice blocking payments on the notes,

    (2) because the Representative of the holders of the Designated Senior Indebtedness has notified the trustee that the default giving rise to the notice blocking payments on the notes is no longer continuing, or

    (3) because the Designated Senior Indebtedness has been repaid in full in cash.

Unless the holders of the Designated Senior Indebtedness or the Representative of those holders have accelerated the maturity of the Designated Senior Indebtedness, we and any Note Guarantors may generally resume payments on the exchange notes after the end of the period during which we are prohibited by the holders of that Designated Senior Indebtedness from making any payments on the exchange notes. The exchange notes and any note guarantees cannot be subject to more than one of these periods in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during that 360-day period.

  If payment of the exchange notes is accelerated because of an Event of Default, we or the trustee will promptly notify the holders of Designated Senior Indebtedness or the Representative of the holders of the acceleration.

  By reason of the subordination provisions contained in the indenture:

  . in the event of an insolvency, bankruptcy, reorganization, or liquidation of us, or

  . upon the occurrence of a change of control or an Asset Sale requiring repurchase by Advanced Glassfiber Yarns of any exchange notes, or

  . in the event that any Note Guarantors are required to make payments under their note guarantees,

we may not have sufficient assets remaining to satisfy the claims of the holders after satisfying the claims of our creditors and creditors of the Note Guarantors who are holders of senior Indebtedness and claims of creditors of our other Subsidiaries. For more information, you should review the section "Risk Factors" under the heading "Your exchange notes will be subordinate to our senior debt."

  The terms of the subordination provisions described above will not apply to any payment or distribution of Permitted Junior Securities or to payment from money or the proceeds of U.S. government obligations held in trust by the trustee for the payment of principal of, premium, if any, and interest on the exchange notes under the provisions described under "--Legal Defeasance and Covenant Defeasance."

Redemption

  Optional Redemption. The exchange notes will be redeemable, at our option, in whole at any time or in part from time to time, on and after January 15, 2004, upon not less than 30 nor more than 60 days' notice, at the following redemption prices, plus, in each case, accrued interest to the date of redemption, subject to the right of holders of record on a record date to receive interest due on the related interest payment date that is on or prior to the date of redemption. The redemption prices are expressed as percentages of the principal amount of the exchanged notes if redeemed during the twelve-month period commencing on January 15 of the year set forth below:

      Year                                                            Percentage
      ----                                                            ----------
      2004...........................................................  105.063%
      2005...........................................................  103.375
      2006...........................................................  101.688
      2007 and thereafter............................................  100.000

  Optional Redemption upon Public Equity Offerings. In addition, at any time, or from time to time, on or prior to January 15, 2002 we may, at our option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem in the aggregate up to 35% of the aggregate principal amount of the exchange notes originally issued. The redemption price will be equal to 110.125% of the principal amount of the exchange notes, plus accrued and unpaid interest thereon to the date of redemption, subject to the right of holders of record on a record date to receive interest due on the related interest payment date that is on or prior to the date of redemption. After giving effect to the redemption, at least 65% of the aggregate principal amount of the exchange notes originally issued must remain outstanding. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, we shall make the redemption not more than 60 days after the consummation of that Public Equity Offering.

  As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of Advanced Glassfiber Yarns or AGY Capital under a registration statement filed with the SEC in accordance with the Securities Act, or any successor statute.

  In the event that less than all of the exchange notes are to be redeemed at any time, selection of the exchange notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which those exchange notes are listed or, if those exchange notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by a method as the trustee will deem fair and appropriate; but no exchange notes of a principal amount of $1,000 or less will be redeemed in part and exchange notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only. If a partial redemption is made with the proceeds of a Public Equity Offering, selection of the exchange notes or portions of the exchange notes for redemption will, subject to the preceding sentence, be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable. The selection will be subject to the procedures of DTC or a successor depositary, unless the method is otherwise prohibited. Notice of redemption must be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address. If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note will state the portion of the principal amount of that exchange note to be redeemed. A new exchange note in a principal amount equal to the unredeemed portion of that exchange note will be issued in the name of the holder of that exchange note upon cancellation of the original exchange note. On and after the redemption date, interest will cease to accrue on exchange notes or portions of exchange notes called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price under the indenture.

Change of Control

  The indenture provides that, upon the occurrence of a change of control (as defined in "Material Definitions"), each holder will have the right to require that we purchase all or a portion, in integral multiples of $1,000, of that holder's notes in connection with the "Change of Control Offer" described below, at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest thereon to the date of purchase, subject to the right of holders of record on a record date to receive interest due on the related interest payment date that is on or prior to the date of purchase. Within 30 days following the date upon which the change of control occurred, Advanced Glassfiber Yarns must send a notice by first class mail to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. The notice shall state, among other things, the "Change of Control Payment Date", which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, unless otherwise required by law. Holders electing to have a note purchased in connection with a Change of Control Offer will be required to surrender the note with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

  The senior credit facility contains, and our future senior Indebtedness may contain, prohibitions on the occurrence of events that would constitute a change of control and requires that the senior Indebtedness be repaid or repurchased upon a change of control. Moreover, the exercise by the holders of their right to require us to repurchase the notes would cause a default under the senior credit facility and could cause a default under the other senior Indebtedness, even if the change of control itself does not, due to the financial effect of the repurchase on us.

  If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. As of March 31, 1999, we had approximately $241.6 million of senior Indebtedness outstanding. All of our senior Indebtedness is outstanding under the senior credit facility. In the event we are required to purchase outstanding notes in connection with a Change of Control Offer, we expect that we would seek third-party financing to the extent we do not have available funds to meet our purchase obligations and any other obligations in respect of senior Indebtedness. However, there can be no assurance that we would be able to obtain this financing.

  If we cannot obtain the necessary consents of senior lenders under the senior Indebtedness outstanding at the time of the change of control and we cannot obtain the necessary third-party financing to repay the borrowings under that senior Indebtedness, we will remain prohibited from purchasing the notes. In this case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which may only be waived by the holders of not less than a majority in principal amount of the outstanding notes. The Event of Default may not be waived merely by us or the trustee.

  We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent these laws and regulations are applicable in connection with the purchase of notes upon a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the "Change of Control" provisions of the indenture by virtue of our failure to comply.

Material Covenants

  Limitation on Incurrence of Additional Indebtedness.

    (1) Advanced Glassfiber Yarns will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness other than Permitted Indebtedness, including Acquired Indebtedness; but Advanced Glassfiber Yarns and any Note Guarantor may Incur Indebtedness if, at the time of and immediately after giving pro forma effect to the Incurrence of the Indebtedness and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0.

    (2) For purposes of determining compliance with this covenant, and the outstanding principal amount of any particular Indebtedness Incurred under this covenant, the amount of

  Indebtedness issued at a price that is less than the principal amount of the Indebtedness will be equal to the amount of the liability in respect of that Indebtedness determined in accordance with GAAP.

  Limitation on Restricted Payments. Advanced Glassfiber Yarns will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any distribution on or in respect of shares of capital stock or other equity interests of Advanced Glassfiber Yarns or that Restricted Subsidiary to holders of that capital stock or other equity interest, other than

      (a) dividends or distributions payable

           . in Qualified Capital Stock of Advanced Glassfiber Yarns; or

           . in warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of Advanced Glassfiber Yarns; or

           . to Advanced Glassfiber Yarns or a Restricted Subsidiary; and

      (b) pro rata dividends or distributions to Advanced Glassfiber Yarns and/or its Restricted Subsidiaries and to minority holders of capital stock or other equity interests of Restricted Subsidiaries;

    (2) purchase, redeem or otherwise acquire or retire for value

      (a) any capital stock or other equity interests of Advanced
    Glassfiber Yarns or any Restricted Subsidiary; or

      (b) any warrants, rights or options to purchase or acquire shares of any class of that capital stock or other equity interests and other than any capital stock or other equity interests, warrants, rights or options owned by Advanced Glassfiber Yarns or any Restricted Subsidiary and other than any purchase, redemption, acquisition or retirement that constitutes a Permitted Investment;

    (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness, or

    (4) make any Investment (other than Permitted Investments),

  if at the time of any of the foregoing "Restricted Payments" or immediately after giving effect thereto,

    (1) a Default or an Event of Default shall have occurred and be continuing or

    (2) Advanced Glassfiber Yarns is not able to Incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, in compliance with the covenant described under "--Limitation on Incurrence of Additional Indebtedness" or

    (3) the aggregate amount of cash or Fair Market Value of any other property comprising the Restricted Payments, including the proposed Restricted Payment, made subsequent to the issue date exceeds the sum of:

      (a) 50% of cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of the loss) accrued during the period beginning on

    January 1, 1999 to the end of the most recent fiscal quarter for which consolidated financial information of Advanced Glassfiber Yarns is available; plus

      (b) 100% of the aggregate net cash proceeds received by Advanced Glassfiber Yarns from any Person other than a Restricted Subsidiary from any of the following:

           . a capital contribution to Advanced Glassfiber Yarns, or

           . the issuance and sale of Qualified Capital Stock of Advanced
             Glassfiber Yarns subsequent to the issue date, or

           . the issuance and sale of warrants, rights or options to purchase or acquire shares of capital stock or other equity interests of Advanced Glassfiber Yarns, or

           . the issuance and sale subsequent to the issue date of any Indebtedness of Advanced Glassfiber Yarns or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of Advanced Glassfiber Yarns (excluding any net cash proceeds applied in accordance with the following paragraph); plus

      (c) without duplication of any amounts included in clause (a) above or clause (d) below, in the case of the disposition or repayment of, or the receipt by Advanced Glassfiber Yarns or any Restricted Subsidiary of any dividends or distributions from, any Investment constituting a Restricted Payment made after the issue date, an amount equal to the lesser of the amount of the Investment and the amount received by Advanced Glassfiber Yarns or any Restricted Subsidiary upon that disposition, repayment, dividend or distribution; plus

      (d) without duplication of any amounts included in clause (c) above, in the event Advanced Glassfiber Yarns or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with that Investment, becomes a Restricted Subsidiary, an amount equal to Advanced Glassfiber Yarns' or any Restricted Subsidiary's existing Investment in a Person that was previously treated as a Restricted Payment; plus

      (e) so long as the designation of any Subsidiary as an unrestricted Subsidiary was treated as a Restricted Payment made after the issue date, with respect to any unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the issue date in accordance with "--Designation of Unrestricted Subsidiaries," an amount equal to Advanced Glassfiber Yarns' Investment in that unrestricted Subsidiary; but the amount shall not in any case exceed the Designation Amount with respect to that Restricted Subsidiary upon its designation; plus

      (f) $5.0 million; which amount will not be reduced by any negative amount that occurs under clause (a) or clause (h); minus

      (g) the Designation Amount (measured as of the date of designation) with respect to any Subsidiary of Advanced Glassfiber Yarns which has been designated as an unrestricted Subsidiary after the issue date in accordance with "--Designation of Unrestricted Subsidiaries"; and minus

      (h) 50% of the distributions made in connection with clause (5) of the next succeeding paragraph.

  Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration of that dividend if that dividend would have been permitted on the date of declaration;

    (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of capital stock or other equity interests of Advanced Glassfiber Yarns or any warrants, rights or options to purchase or acquire shares of capital stock or other equity interests of Advanced Glassfiber Yarns:

      (a) in exchange for shares of Qualified Capital Stock of Advanced Glassfiber Yarns or any warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of Advanced Glassfiber Yarns or

      (b) through the application of the net proceeds of a substantially concurrent sale for cash, other than to a Restricted Subsidiary, of

           . shares of Qualified Capital Stock of Advanced Glassfiber Yarns or

           . any warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of Advanced Glassfiber Yarns;

  so long as the value of that Qualified Capital Stock or those warrants, rights and options issued in exchange for the acquired capital stock or other equity interests, warrants, rights or options and any net cash proceeds will be excluded from clause (3)(b) of the preceding paragraph (and were not included in clause (3)(b) at any time);

    (3) if no Default or Event of Default shall have occurred and be continuing, the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness:

      (a) in exchange for shares of capital stock or other equity interests of Advanced Glassfiber Yarns or any warrants, rights or options to purchase or acquire shares of capital stock or other equity interests of Advanced Glassfiber Yarns; but if that capital stock or other equity interests is, or those warrants, rights or options to purchase that capital stock or other equity interests are convertible into or exchangeable at the option of the holder for Disqualified Capital Stock then the Disqualified Capital Stock will not

           . by its terms, or upon the happening of any event, mature or be mandatorily redeemable in connection with a sinking fund obligation or otherwise, or be redeemable at the option of the holder of the Disqualified Capital Stock, in any case, on or prior to the final maturity of the Indebtedness permitted to be prepaid, purchased, defeased, redeemed or acquired under this clause (3) and

           . have a Weighted Average Life to Maturity less than the Indebtedness permitted to be prepaid, purchased, defeased, redeemed or acquired under this clause (3) or

      (b) in exchange for Refinancing Indebtedness or through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of Advanced Glassfiber Yarns) of:


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


           . shares of Qualified Capital Stock of Advanced Glassfiber Yarns or any warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of Advanced Glassfiber Yarns or

           . Refinancing Indebtedness; so long as the value of the capital stock or other equity interests or warrants, rights or options issued in exchange for the Subordinated Indebtedness and any net cash proceeds from such exchange will be excluded from clause
             (3)(b) of the preceding paragraph (and were not included in clause (3)(b) at any time);

    (4) the making of loans or advances to officers and directors of Advanced Glassfiber Yarns or any Restricted Subsidiary in the ordinary course of business in an amount not to exceed $1.0 million at any one time outstanding;

    (5)(a) the making of distributions in cash to JH and Advanced Glassfiber Holdings within 75 days after the end of each taxable year of Advanced Glassfiber Yarns in an amount equal to the greater of

             (i) the product of the sum of

                     (A) the maximum federal corporate income tax rate in
                   effect during that taxable year and

                     (B) six percent and

             (ii) the sum of the items of ordinary income and expense and net capital gain allocated to JH or Advanced Glassfiber Holdings, as the case may be, for that taxable year (taking into account any special allocations resulting from adjustments under section 743 of the Code) and

             (iii) actual income taxes then being assessed against JH or AGY Holdings on items of ordinary income and expense and net capital gain allocated to JH or AGY Holdings so long as, in each case, immediately both before and after giving effect to these payments no Event of Default does then exist;

      (b) the making of distributions to JH with respect to the purchase price under the LLC Sale and Purchase Agreement for net asset value not to exceed $2.5 million and

    (6) the repurchase, redemption or other acquisition or retirement for value of

      (a) any capital stock or other equity interests of Advanced Glassfiber Yarns held by any member of Advanced Glassfiber Yarns' management under any management equity subscription agreement or stock option agreement in effect as of the date of the indenture or entered into thereafter with members of the management of any Person acquired after the issue date in connection with the acquisition of that Person or

      (b) capital stock or other equity interests of Advanced Glassfiber Yarns held by employees, former employees, directors or former directors under the terms of agreements, including employment agreements, approved by the board of directors; but the aggregate price paid for all of that repurchased, redeemed, acquired or retired capital stock or other equity interests set forth in clauses (6) (a) and (b) shall not exceed $750,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after any the transaction.

In determining the aggregate amount of Restricted Payments made subsequent to the issue date in accordance with the second clause (3) of the immediately preceding paragraph, amounts expended in connection with clauses (1) (without duplication for the declaration of the relevant dividend) and (4) shall be included in the calculation and amounts expended in connection with clauses
(2), (3), (5) and (6) shall not be included in the calculation.

  Limitation on Asset Sales. Advanced Glassfiber Yarns will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) Advanced Glassfiber Yarns or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and

    (2) at least 75% of the consideration received for the assets sold by Advanced Glassfiber Yarns or the Restricted Subsidiary, as the case may be, in that Asset Sale is in the form of:

      (a) cash or Cash Equivalents or

      (b) "Replacement Assets" of

           . long-term assets, including intellectual property associated with the use of those long-term assets, to be used by Advanced Glassfiber Yarns or any Restricted Subsidiary in a Permitted Business or

           . capital stock or other equity interests of a Restricted
             Subsidiary or a Person engaged primarily in a Permitted Business that will become, upon the purchase, a Restricted Subsidiary, but any securities, notes or other obligations received by Advanced Glassfiber Yarns or a Restricted Subsidiary from those transfers that are converted within 90 days of receipt by Advanced Glassfiber Yarns or the Restricted Subsidiary into cash or Cash Equivalents, to the extent so received, will be deemed to be cash or Cash Equivalents for purposes of this provision.

The amount of any Indebtedness of Advanced Glassfiber Yarns or that Restricted Subsidiary that is actually assumed by the transferee in that Asset Sale and from which Advanced Glassfiber Yarns or that Restricted Subsidiary is fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by Advanced Glassfiber Yarns or that Restricted Subsidiary. The foregoing will not apply to Subordinated Indebtedness assumed by the transferee.

  Advanced Glassfiber Yarns or the Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any Asset Sale within 270 days of that Asset Sale to:

    (1) repay any senior Indebtedness and permanently reduce the commitments, if any, with respect thereto,

    (2) purchase from a Person other than Advanced Glassfiber Yarns and its Restricted Subsidiaries Replacement Assets or

    (3) any combination of (1) and (2).

  If Advanced Glassfiber Yarns or a Restricted Subsidiary makes an investment in Replacement Assets not earlier than 90 days prior to:

    (1) the Asset Sale for purposes of the preceding sentence, or

    (2) the execution by Advanced Glassfiber Yarns or a Restricted Subsidiary of a binding commitment to consummate that Asset Sale, which commitment is not subject to any conditions precedent other than obtaining necessary financing and the closing in respect of the Asset Sale that is the subject of the binding commitment occurs within 90 days of the date the commitment is executed, then the investment will satisfy, to the extent of the amount of the investment, the requirements of clause (2) of the preceding sentence.

  To the extent all or a portion of the Net Cash Proceeds of any Asset Sale are not applied within 270 days of the Asset Sale as described in clause (1), (2) or (3) of the immediately preceding paragraph (the "Net Proceeds Offer Trigger Date"), we will make an offer to purchase from all holders on a pro rata basis (and on a pro rata basis with the holders of any other Senior Subordinated Indebtedness with similar provisions requiring us to offer to purchase the Senior Subordinated Indebtedness with the proceeds of Asset Sales), the principal amount of notes and any other Indebtedness equal to the unapplied Net Cash Proceeds at a price, in the case of the notes, equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, to the date of purchase. The interest payment will be subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to the date of purchase. This "Net Proceeds Offer" shall occur on the "Net Proceeds Offer Payment Date" which is a date not less than 20 business days following the date on which the offer is made, or any longer period as may be required by law, nor more than 60 days following the Net Proceeds Offer Trigger Date.

  We may defer the Net Proceeds Offer until there is an aggregate amount of unapplied Net Cash Proceeds equal to or in excess of $5.0 million resulting from one or more Asset Sales, at which time, the entire amount of unapplied Net Cash Proceeds, and not just the amount in excess of $5.0 million, shall be applied as required in this paragraph.

  Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders of notes and holders of other Senior Subordinated Indebtedness, if any, which are or is the subject of a Net Proceeds Offer properly tender notes or the other Senior Subordinated Indebtedness in an aggregate amount exceeding the amount of unapplied Net Cash Proceeds, notes of tendering holders and the other Senior Subordinated Indebtedness of tendering holders will be purchased on a pro rata basis based on amounts tendered.

  We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent the laws and regulations are applicable in connection with the purchase of notes in connection with a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the "Asset Sale" provisions of the indenture by virtue of that compliance.

  Upon completion of a Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero. Accordingly, to the extent that the aggregate amount of notes and other Senior Subordinated Indebtedness tendered in connection with a Net Proceeds Offer is less than the aggregate amount of unapplied Net Cash Proceeds, we may use any remaining Net Cash Proceeds for general corporate purposes.

  In the event of the transfer of substantially all, but not all, of the property and assets of Advanced Glassfiber Yarns and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the entity which survives the transaction shall be deemed to have sold the properties and assets of Advanced Glassfiber Yarns and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to that deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of the properties and assets of Advanced Glassfiber Yarns or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant. If at any time any non-cash consideration received by Advanced Glassfiber Yarns or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, other than interest received with respect to any non-cash consideration, then the conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds of the conversion or disposition shall be applied in accordance with this covenant.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Advanced Glassfiber Yarns will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on or in respect of its capital stock or other equity interests to Advanced Glassfiber Yarns or any other Restricted Subsidiary or pay any Indebtedness owed to Advanced Glassfiber Yarns or any other Restricted Subsidiary;

    (2) make loans or advances to, or guarantee any Indebtedness or other obligations of, or make any Investment in, Advanced Glassfiber Yarns or any other Restricted Subsidiary; or

    (3) transfer any of its property or assets to Advanced Glassfiber Yarns or any other Restricted Subsidiary, except for those encumbrances or restrictions existing under or by reason of:

      (a) applicable law;

      (b) the indenture;

      (c) the senior credit facility as in effect on the issue date, and any amendments or restatements of the senior credit facility; so long as the amendment or restatement is not materially more restrictive with respect to those encumbrances or restrictions than those in existence on the issue date;

      (d) customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Purchase Money Indebtedness of that Restricted Subsidiary;

      (e) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

      (f) restrictions with respect to a Restricted Subsidiary of Advanced Glassfiber Yarns imposed in a binding agreement which has been entered into for the sale or disposition of capital stock or other equity interests or assets of that Restricted Subsidiary; as long as the restrictions apply solely to the capital stock or other equity interests or assets of that Restricted Subsidiary which are being sold;

      (g) customary restrictions imposed on the transfer of copyrighted or patented materials;

      (h) secured Indebtedness otherwise permitted to be Incurred under the covenants described under "--Limitation on Incurrence of Additional Indebtedness" and""--Limitation on Liens," which encumbrance or restriction is not applicable to any property or assets other than the property or assets subject to the Lien securing that Indebtedness;

      (i) restrictions with respect to a Restricted Subsidiary that is a Foreign Subsidiary contained in any instrument governing Indebtedness of any that Restricted Subsidiary permitted under clause (14) of the definition of Permitted Indebtedness; or

      (j) an agreement governing Indebtedness Incurred to Refinance the Indebtedness issued, assumed or Incurred under an agreement referred to in clause (c), (e) or (h) above; but the refinancing agreement shall not be materially more restrictive with respect to the encumbrances or restrictions than those contained in the agreement referred to in clauses (c), (e) or (h), as determined by the board of directors in their reasonable good faith judgment.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. Advanced Glassfiber Yarns will not sell or otherwise dispose of any shares of capital stock or other equity interests of a Restricted Subsidiary, and will not cause or permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its capital stock or other equity interests, except:

    (1) to Advanced Glassfiber Yarns or a Wholly Owned Restricted Subsidiary;

    (2) the sale of 100% of the shares of the capital stock or other equity interests of any Restricted Subsidiary owned by Advanced Glassfiber Yarns or any Restricted Subsidiary effected in accordance with the covenants described under "--Limitation on Asset Sales" and "--Merger, Consolidation and Sale of Assets;"

    (3) in the case of Restricted Subsidiaries other than Wholly Owned Restricted Subsidiaries, issuance of capital stock or other equity interests on a pro rata basis to Advanced

  Glassfiber Yarns and its Restricted Subsidiaries and minority shareholders of that Restricted Subsidiary (or on less than a pro rata basis to any minority holder if that minority holder does not acquire its pro rata amount);

    (4) the sale of capital stock or other equity interests of a Restricted Subsidiary or issuance by a Restricted Subsidiary of capital stock or other equity interests if following the sale or issuance:

      (a) that Restricted Subsidiary is no longer a Subsidiary,

      (b) Advanced Glassfiber Yarns' continuing Investment in that former Restricted Subsidiary is in compliance with "--Limitation on Restricted Payments" and

      (c) any sale of capital stock or other equity interests by Advanced Glassfiber Yarns or that Restricted Subsidiary is made in compliance with the covenant described under""--Limitation on Asset Sales;"

as long as, AGY Capital shall, at all times prior to the reorganization of Advanced Glassfiber Yarns as a corporation, remain a Wholly Owned Restricted Subsidiary of Advanced Glassfiber Yarns.

  Designation of Unrestricted Subsidiaries. Advanced Glassfiber Yarns may designate any Subsidiary of Advanced Glassfiber Yarns, other than AGY Capital, as an "unrestricted Subsidiary" under the indenture only if:

    (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to the designation:

    (2) at the time of and after giving effect to the designation, we could Incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the covenant described under""--Limitation on Incurrence of Additional Indebtedness;" and

    (3) we would be permitted to make an Investment at the time of designation, assuming the effectiveness of the designation and treating the designation as an Investment at that time, under the first paragraph of "-- Limitation on Restricted Payments" in an amount (the "Designation Amount") equal to the amount of Advanced Glassfiber Yarns' Investment in that Subsidiary on that date.

  Neither Advanced Glassfiber Yarns nor any Restricted Subsidiary shall at any time:

    (1) (a) provide credit support for,

(b) subject any of its property or assets other than the capital stock or other equity interests of any unrestricted Subsidiary to the satisfaction of, or

(c) guarantee, any Indebtedness of any unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing that Indebtedness)

  unless that credit support or guarantee constitutes an Investment permitted under the covenant described under "--Limitation on Restricted Payments,"

    (2) be directly or indirectly liable for any Indebtedness of any unrestricted Subsidiary or

    (3) be directly or indirectly liable for any Indebtedness which provides that the holder of the Indebtedness may, upon notice, lapse of time or both, declare a default thereon or cause the payment of the Indebtedness to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any unrestricted Subsidiary, except for any non-recourse guarantee given solely to support the pledge by

  Advanced Glassfiber Yarns or any Restricted Subsidiary of the capital stock or other equity interests of any unrestricted Subsidiary.

For purposes of this paragraph, the designation of a Subsidiary of Advanced Glassfiber Yarns as an unrestricted Subsidiary shall be deemed to include the designation of all of the Subsidiaries of that Subsidiary.

  Advanced Glassfiber Yarns may revoke any designation of a Subsidiary as an unrestricted Subsidiary only if:

    (1) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to the revocation; and

    (2) all Liens and Indebtedness of such unrestricted Subsidiary outstanding immediately following the revocation would, if Incurred at that time, have been permitted to be Incurred for all purposes of the indenture.

  All designations and revocations must be evidenced by resolutions of the board of directors of Advanced Glassfiber Yarns, delivered to the trustee certifying compliance with the foregoing provisions.

  Limitation on Layered Indebtedness. Advanced Glassfiber Yarns shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness, unless that Indebtedness is subordinate in right of payment to, or ranks pari passu with, the notes or, in the case of Restricted Subsidiaries that are Note Guarantors, that Indebtedness is subordinate in right of payment to, or ranks pari passu with, the note guarantees of those Note Guarantors.

  No Note Guarantor will, directly or indirectly, guarantee any of our Indebtedness that is subordinate in right of payment to any of our other Indebtedness unless the guarantee is subordinate in right of payment to, or ranks pari passu with, the note guarantee of the Note Guarantor.

  Limitation on Liens. Advanced Glassfiber Yarns will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind against or upon any of their respective properties or assets, whether owned on the issue date or acquired after the issue date, or any proceeds therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made:

    (1) in the case of us, to secure the notes and all other amounts due under the indenture, and

    (2) in the case of a Note Guarantor, to secure that Note Guarantor's note guarantee and all other amounts due under the indenture,

in each case, equally and ratably with the Indebtedness, or, in the event that the Indebtedness is subordinated in right of payment to the notes or that note guarantee, prior to the Indebtedness, with a Lien on the same properties and assets securing the Indebtedness for so long as the Indebtedness is secured by that Lien, except for:

    (1) Liens securing any senior Indebtedness and

    (2) Permitted Liens.

  Merger, Consolidation and Sale of Assets. Neither of us will, in a single transaction or series of related transactions, consolidate or merge with or into any Person, whether or not Advanced Glassfiber Yarns is the surviving Person, or sell, assign, transfer, lease, convey or otherwise dispose of, or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of, all or substantially all of Advanced Glassfiber Yarns' and its Restricted Subsidiaries' properties and assets (determined on a consolidated basis for Advanced Glassfiber Yarns and its Restricted Subsidiaries) to any Person unless:

    (1) either

      (a) Advanced Glassfiber Yarns will be the surviving or continuing entity or

      (b) the Person, if other than Advanced Glassfiber Yarns, formed by the consolidation or into which Advanced Glassfiber Yarns is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Advanced Glassfiber Yarns and of Advanced Glassfiber Yarns' Restricted
    Subsidiaries substantially as an entirety

           .will be a corporation organized and validly existing under the laws of the United States or any State within the United States and

           .will expressly assume, by supplemental indenture executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance and observance of every covenant of the notes and the indenture and the Registration Rights Agreement (defined below) on the part of Advanced Glassfiber Yarns to be performed or observed;

    (2) immediately after giving effect to the transaction and the assumption contemplated by clause (1)(b) above, including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred in connection with or in respect of the transaction,

      (a) Advanced Glassfiber Yarns or the Person formed by or surviving the transaction, as the case may be, will be able to Incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the covenant described under "--Limitation on Incurrence of Additional Indebtedness" or

      (b) the Consolidated Fixed Charge Coverage Ratio for Advanced Glassfiber Yarns or the Person formed by or surviving the transaction, as the case may be, would be greater than the Consolidated Fixed Charge Coverage Ratio for Advanced Glassfiber Yarns immediately prior to the transaction;

    (3) immediately before and immediately after giving effect to the transaction and the assumption contemplated by clause (1)(b) above, including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred or be continuing;

    (4) each Note Guarantor, including Persons which become Note Guarantors as a result of the transaction, shall have confirmed by supplemental indenture that its note guarantee will apply for the obligations in respect of the indenture and the notes of the Person formed by or surviving the transaction; and

    (5) Advanced Glassfiber Yarns or the Person formed by or surviving the transaction shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to the transaction have been satisfied.

  For purposes of the foregoing, the transfer by lease, assignment, sale or otherwise, in a single transaction or series of transactions of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Advanced Glassfiber Yarns, the capital stock or other equity interests of which constitutes all or substantially all of the properties and assets of Advanced Glassfiber Yarns, shall be deemed to be the transfer of all or substantially all of the properties and assets of Advanced Glassfiber Yarns.

  The provisions of clause (2) above shall not apply to:

    (x) any transfer of the properties or assets of a Restricted Subsidiary of Advanced Glassfiber Yarns to Advanced Glassfiber Yarns or to another Restricted Subsidiary,

    (y) any merger of a Restricted Subsidiary into Advanced Glassfiber Yarns or

    (z) any merger of Advanced Glassfiber Yarns into a Restricted Subsidiary.

  The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of Advanced Glassfiber Yarns and its Restricted Subsidiaries in accordance with the foregoing where Advanced Glassfiber Yarns is not the continuing corporation, the successor Person formed by that consolidation or into which Advanced Glassfiber Yarns is merged or to which that conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Advanced Glassfiber Yarns under the indenture and the notes with the same effect as if the surviving entity had been named as such.

  Each Note Guarantor, unless that Note Guarantor's note guarantee is to be released in accordance with the terms described under "Note Guarantees," will not, and Advanced Glass Fiber Yarns will not cause that Note Guarantor to, consolidate with or merge into any Person that is not a Note Guarantor unless that Person (if that Person is the surviving entity) assumes by supplemental indenture all of the obligations of the Note Guarantor in respect of its note guarantee.

  Limitations on Transactions with Affiliates.

    (1) Advanced Glassfiber Yarns will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions with, or for the benefit of, any of its Affiliates, unless:

      (a) the terms of the Affiliate transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at that time on an arm's-length basis from a Person that is not an Affiliate of Advanced Glassfiber Yarns;

      (b) in the event that the Affiliate transaction, other than a JV Contract, involves aggregate payments, or transfers of property or services with a Fair Market Value in excess of $5.0 million during any twelve-month period, the terms of that Affiliate transaction shall be approved by a majority of the members of the board of directors of Advanced Glassfiber

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


    Yarns, including a majority of the disinterested members the board of directors with the approval to be evidenced by a Board Resolution stating that the board of directors has determined that the transaction complies with the foregoing provisions;

      (c) in the event that the Affiliate transaction constitutes a JV Contract which involves aggregate payments or transfers of property or services with a Fair Market Value in excess of $5.0 million during any twelve month period, the terms of which will be approved by a majority of the disinterested members of the board of directors of Advanced Glassfiber Yarns with the approval to be evidenced by a Board Resolution stating that those members of the board of directors have determined that the transaction complies with the foregoing provisions and

      (d) in the event that the Affiliate transaction, other than a JV Contract, involves aggregate payments, or transfer of property or services with a Fair Market Value, in excess of $10.0 million during any twelve month period, Advanced Glassfiber Yarns shall, prior to the consummation of the Affiliate transaction, obtain a favorable opinion as to the fairness of the transaction or series of related transactions to Advanced Glassfiber Yarns and the relevant Restricted Subsidiary (if any) from a financial point of view from an Independent Financial Advisor and file the same with the trustee.

For purposes hereof, the members of the board of directors representing the LLC Member which is not a party to the Affiliate transaction shall be deemed to be disinterested directors.

    (2) Notwithstanding the foregoing, the restrictions set forth in paragraph (1) will not apply to:

      (a) transactions with or among Advanced Glassfiber Yarns and any Restricted Subsidiary or between or among Restricted Subsidiaries;

      (b) reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of Advanced Glassfiber Yarns or any Restricted Subsidiary, as determined in good faith by Advanced Glassfiber Yarns' board of directors;

      (c) any transactions undertaken under any contractual obligations or rights in existence on the issue date (as in effect on the issue date), including any JV Contracts;

      (d) any Restricted Payments made in compliance with "--Limitation on Restricted Payments;"

      (e) loans and advances to officers, directors and employees of Advanced Glassfiber Yarns or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; and

      (f) the entering into by Advanced Glassfiber Yarns and any of its consolidated Restricted Subsidiaries of a tax sharing or similar arrangement.

  Conduct of Business; Limitation on Activities of AGY Capital. Advanced Glassfiber Yarns and its Restricted Subsidiaries will not engage in any businesses other than a Permitted Business. However, Advanced Glassfiber Yarns will not permit AGY Capital to acquire or hold any significant assets or other properties or engage in any business activities.

  Reports to Holders. Whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes remain outstanding, we will:

    (1) provide the trustee, the holders and the initial purchasers with annual reports and any information, documents and other reports as are specified in sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those sections within 15 days after the times specified for the filing of such information, documents and reports under those sections and

    (2) beginning on the earlier of:

      (a) the effective date of the exchange offer registration statement or

      (b) 150 days following the issue date

file with the SEC, to the extent permitted, the information, documents and reports referred to in clause (1) within the periods specified under those sections. In addition, at any time when either of us is subject to or is not current in its reporting obligations under clause (2) of the preceding sentence, we will make available, upon request, to any holder and any prospective purchaser of notes the information required in Rule 144A(d)(4) under the Securities Act.

  Payments for Consent. Neither Advanced Glassfiber Yarns nor any of its Subsidiaries must, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the notes, unless the consideration is offered to be paid or agreed to be paid to all holders of the notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Events of Default

  The following events are defined in the indenture as "Events of Default":

    (1) the failure to pay the principal of, or premium, if any, on any note when due, at Stated Maturity, upon redemption or otherwise, including the failure to make a required payment to purchase notes tendered in connection with a Change of Control Offer or a Net Proceeds Offer, whether or not prohibited by the provisions of the indenture described under "Subordination of the Exchange Notes and the Note Guarantees";

    (2) the failure to pay any interest on any notes when due, which failure continues for 30 days or more, whether or not prohibited by the provisions of the indenture described under "Subordination of the Exchange Notes and the Note Guarantees";

    (3) the failure to perform or comply with any of the provisions described under "--Material Covenants--Merger, Consolidation and Sale of Assets;"

    (4) the failure to perform or comply with any other covenant or agreement contained in the indenture or in the notes which failure continues for 30 days or more after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

    (5) the failure to pay at final maturity, giving effect to any applicable grace periods and any extensions of the maturity, the principal amount of any Indebtedness of Advanced Glassfiber Yarns or any Restricted Subsidiary, or the acceleration of the final stated maturity of

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


  that Indebtedness by reason of a default or event of default in respect of that Indebtedness, in any case, if the aggregate principal amount of that Indebtedness, together with the principal amount of any other Indebtedness in default for failure to pay principal at final maturity or which has been so accelerated, aggregates $7.5 million or more at any time;

    (6) one or more judgments in an aggregate amount in excess of $7.5 million (to the extent not covered by third-party insurance as to which a financially sound insurer has not disclaimed coverage) have been rendered against Advanced Glassfiber Yarns or any of its Restricted Subsidiaries and the judgment or judgments remain undischarged, unpaid or unstayed for a period of 60 days after the judgment or judgments become final and non-appealable;

    (7) certain events of bankruptcy affecting either of us or any of Advanced Glassfiber Yarns' Significant Subsidiaries or group of
  Subsidiaries that, taken together, would constitute a Significant
  Subsidiary; or

    (8) the note guarantee of any Note Guarantor is held or declared to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Note Guarantor or any Person acting on behalf of any Note Guarantor denies or disaffirms that Note Guarantor's obligations under its note guarantee. This clause (8) does not apply to note guarantees under which the Note Guarantor is released from its note guarantee in accordance with the terms of the indenture.

  If an Event of Default specified in clauses (1) through (6) and (8) has occurred and is continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and premium, if any, and accrued and unpaid interest on all the notes to be due and payable by notice in writing to us and the trustee. The notice must specify the respective Event of Default and that it is a "notice of acceleration," and the notes shall become immediately due and payable. If an Event of Default specified in clause (7) above relating to either of us occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

  The indenture provides that, at any time after a declaration of acceleration with respect to the notes occurs, the holders of a majority in principal amount of the notes may rescind and cancel the declaration and its consequences:

    (1) if all existing Events of Default have been cured or waived other than nonpayment of principal or interest that has become due solely because of the acceleration,

    (2) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by the declaration of acceleration, has been paid and

    (3) if we have paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances.

  No rescission will affect any subsequent Default or impair any right arising therefrom.

  The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any notes.

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


  Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless those holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

  No holder of any notes will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless:

    (1) that holder gives to the trustee written notice of a continuing Event of Default,

    (2) holders of at least 25% in principal amount of the then outstanding notes make a written request to pursue the remedy,

    (3) those holders of the notes provide to the trustee satisfactory indemnity,

    (4) the trustee does not comply within 60 days and

    (5) during the 60 day period the holders of a majority in principal amount of the outstanding notes do not give the trustee a written direction which, in the opinion of the trustee, is inconsistent with the request.

  Otherwise, no holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, except:

    (1) a holder of a note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on the holder's note on or after the respective due dates expressed in that note or

    (2) the institution of any proceeding with respect to the indenture or any remedy thereunder, including acceleration, by the holders of a majority in principal amount of the outstanding notes; if, upon institution of any proceeding or exercise of any remedy, the holder or holders provide the trustee with prompt notice of the proceeding.

  We are required to deliver to the trustee written notice of any event which would constitute a Default, its status and what action we are taking or propose to take in respect of the Defaults. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any Default that occurred during the previous fiscal year.

  The indenture provides that if a Default occurs, is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within five days after it is known to a trust officer or written notice of it is received by the trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is not opposed to the interest of the holders.


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


Legal Defeasance and Covenant Defeasance

  We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding notes. This "defeasance" of our obligations means that we will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

    (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when the payments are due,

    (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments,

    (3) the rights, powers, trust, duties and immunities of the trustee and our obligations in connection with those rights, powers, trust, duties and immunities of the trustee and

    (4) the provisions of the indenture relating to the defeasance.

  In addition, we may, at our option and at any time, elect a "covenant defeasance" which means we would have our obligations released with respect to certain covenants that are described in the indenture and thereafter any omission to comply with those obligations will not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events described under "Events of Default" will no longer constitute an Event of Default with respect to the notes. Non-payment, bankruptcy, receivership, reorganization and insolvency events, however, shall continue to be "Events of Default" with respect to the notes.

  In order to exercise either defeasance or covenant defeasance:

    (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, direct non-callable obligations of, or guaranteed by, the United States, or a combination of the foregoing, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment of principal, premium, if any, and interest or on the applicable redemption date, as the case may be;

    (2) in the case of defeasance, we have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the issue date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon the Opinion of Counsel shall state that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

    (3) in the case of covenant defeasance, we have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;


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


    (4) the trustee has received an Officers' Certificate stating that no Default or Event of Default shall have occurred and be continuing on the date of deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) the trustee has received an Officers' Certificate stating that the defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Advanced Glassfiber Yarns or any of its Subsidiaries is a party or by which Advanced Glassfiber Yarns or any of its Subsidiaries is bound (and in that connection, the trustee shall have received a certificate from the agent under the senior credit facility to that effect with respect to the senior credit facility then in effect);

    (6) we have delivered to the trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the holders over any of our other creditors or any Subsidiary of Advanced Glassfiber Yarns or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others;

    (7) we have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the defeasance or the covenant defeasance have been complied with;

    (8) we have delivered to the trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

    (9) other customary conditions precedent are satisfied.

Satisfaction and Discharge

  The indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture, as to all outstanding notes when

    (1) either:

      (a) all the notes previously authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has previously been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from the trust, have been delivered to the trustee for cancellation or

      (b) all notes not previously delivered to the trustee for cancellation have become due and payable, or will be due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we have irrevocably deposited or caused to be deposited with the trustee funds or direct, non-callable obligations of, or guaranteed by, the United States sufficient to pay and discharge the entire Indebtedness on the notes not previously delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the earlier of the Stated Maturity or the redemption date together with irrevocable instructions

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


    from us directing the trustee to apply the funds and/or the proceeds of the direct, non-callable obligations to the payment of the principal, premium, if any, and interest at maturity or redemption, as the case may be;

    (2) we have paid all other sums payable under the indenture by us; and

    (3) we have delivered to the trustee an Officers' Certificate stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

  From time to time, we and the trustee, without the consent of the holders, may amend the indenture or the notes for specified purposes, including

  . curing ambiguities, defects or inconsistencies,

  . providing for new Note Guarantors and

  . making other changes which do not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect.

  In formulating its opinion on these matters, the trustee will be entitled to rely on evidence it deems appropriate, including solely on an Opinion of Counsel. Other modifications and amendments of the indenture or the notes may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

    (1) reduce the amount of notes whose holders must consent to an amendment or waiver;

    (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

    (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption, or reduce the redemption price therefor;

    (4) make any notes payable in money other than that stated in the notes;

    (5) make any change in provisions of the indenture entitling each holder to receive payment of principal of, premium, if any, and interest on the notes on or after the due date of the payment or to bring suit to enforce the payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

    (6) amend, change or modify in any material respect the obligation of Advanced Glassfiber Yarns to make and consummate a Change of Control Offer in respect of a change of control that has occurred or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated;

    (7) modify the subordination provisions of the indenture with respect to Advanced Glassfiber Yarns or any Note Guarantor in a manner that adversely affects the rights of any holder; or


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


    (8) eliminate or modify in any manner a Note Guarantor's obligations with respect to its note guarantee which adversely affects holders in any material respect.

  No amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of senior Indebtedness of Advanced Glassfiber Yarns or a Note Guarantor then outstanding unless the holders of the senior Indebtedness, or their representative, consent to the change.

Governing Law

  The indenture provides that the indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

  The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only those duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

  The indenture and the provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of us, to obtain payments of claims in cases or to realize on property received in respect of the claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; but if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate the conflict or resign.

Material Definitions

  The following is a summary of the material defined terms used in the indenture. Reference is made to the indenture for the full definition of all of these terms, as well as any other terms used in this description for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries which:

    (1) exists at the time that Person becomes a Restricted Subsidiary or at the time it merges or consolidates with Advanced Glassfiber Yarns or any of its Restricted Subsidiaries or

    (2) is assumed in connection with the acquisition of assets from that Person and in each case not Incurred in connection with, or in anticipation or contemplation of, the acquisition, merger or consolidation. The Indebtedness shall be deemed to have been Incurred at the time that Person becomes a Restricted Subsidiary or at the time it merges or consolidates with Advanced Glassfiber Yarns or a Restricted Subsidiary or at the time the Indebtedness is assumed in connection with the acquisition of assets from that Person.

  "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common

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


control with, the specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling", "controlled by" and "under common control with" have meanings correlative of the foregoing. Beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.

  "AGY Holdings" means AGY Holdings, Inc., a Delaware corporation.

  "Asset Acquisition" means:

    (1) an Investment by Advanced Glassfiber Yarns or any Restricted Subsidiary in any other Person resulting in that Person becoming a Restricted Subsidiary, or that Person being merged with or into Advanced Glassfiber Yarns or any Restricted Subsidiary, or

    (2) the acquisition by Advanced Glassfiber Yarns or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of Advanced Glassfiber Yarns) which constitute all or substantially all of the assets of that Person or comprise any division or line of business of that Person or any other properties or assets of that Person other than in the ordinary course of business.

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, assignment or other transfer for value by Advanced Glassfiber Yarns or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than Advanced Glassfiber Yarns or a Restricted Subsidiary, including a Person that is or will become a Restricted Subsidiary immediately after the sale, issuance, conveyance, transfer, assignment or other transfer for value, of:

    (1) any capital stock or other equity interests of any Restricted Subsidiary; or

    (2) any other property or assets (other than cash, Cash Equivalents or capital stock or other equity interests) of Advanced Glassfiber Yarns or any Restricted Subsidiary other than in the ordinary course of business;

An Asset Sale will not include,

    (1) the sale, conveyance, disposition or other transfer of all or substantially all of the assets of Advanced Glassfiber Yarns and its Restricted Subsidiaries as permitted under "--Material Covenants--Merger, Consolidation and Sale of Assets,"

    (2) any sale of capital stock or other equity interests in, or Indebtedness or other securities of an unrestricted Subsidiary,

    (3) a disposition of inventory or leases in the ordinary course of business,

    (4) dispositions of assets in any fiscal year with a Fair Market Value not to exceed $2.0 million in the aggregate,

    (5) for purposes of "Material Covenants--Limitation on Asset Sales" only, the making of a Permitted Investment or Restricted Payment, and

    (6) a disposition in the ordinary course of business of obsolete or worn-out equipment.

  "Asset Sale Transaction" means Asset Sales and, whether or not constituting an Asset Sale:

    (1) any sale or other disposition of capital stock or other equity interests and

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    (2) any sale or other disposition excluded from the definition of Asset
  Sale by clause (1) or (5) of the second sentence of that definition.

  "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the secretary or an assistant secretary of that Person (or person performing a similar function) to have been duly adopted by the board of directors of that Person and to be in full force and effect on the date of that certification, and delivered to the trustee.

  "Capitalized Lease Obligations" means, as to any Person, the obligations of that Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of those obligations at any date shall be the capitalized amount of those obligations at that date, determined in accordance with GAAP.

  "Cash Equivalents" means:

    (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency of the United States government and backed by the full faith and credit of the United States, in each case maturing within one year from the date of their acquisition;

    (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any state or any public instrumentality of any state maturing within one year from the date of their acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

    (3) commercial paper maturing no more than one year from the date of its creation and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

    (4) certificates of deposit or bankers' acceptances maturing within one year from the date of their acquisition issued by any bank organized under the laws of the United States of America or any state of the United States of America or the District of Columbia or any U.S. branch of a foreign bank having at the date of their acquisition combined capital and surplus of not less than $500.0 million;

    (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

    (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
  (5) above.

  "change of control" means the occurrence of one or more of the following events:

    (1) Prior to the first Public Equity Offering,

      (a) the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate at least of 51% of the total voting power of the Voting Stock of Advanced Glassfiber Yarns,

      (b) any Permitted Holder ceases to be the "beneficial owner", directly or indirectly, of at least 10% of the total voting power of the Voting Stock of Advanced Glassfiber Yarns or

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      (c) any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner", directly or indirectly, of a percentage of the total voting power of the Voting Stock of Advanced Glassfiber Yarns that is equal to or greater than the percentage of the total voting power of the Voting Stock of Advanced Glassfiber Yarns beneficially owned, directly or indirectly, by any one Permitted
    Holder, whether, in the case of each of clause (a), (b), or (c), as a result of the issuance of securities of Advanced Glassfiber Yarns or any parent company of Advanced Glassfiber Yarns, any merger, consolidation, liquidation or dissolution of Advanced Glassfiber Yarns, any direct or indirect transfer of securities by Advanced Glassfiber Yarns or otherwise. For purposes of this clause (c) the person shall be deemed to have "beneficial ownership" of all shares that the person has the right to acquire, whether the right is exercisable immediately or only after the passage of time.

  For purposes of this clause (1) and clause (2) below, the Permitted Holders will be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate at least 51% of the voting power of the Voting Stock of the parent corporation.

    (2) Subsequent to the first Public Equity Offering,

      (a) any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Advanced Glassfiber Yarns and

      (b) the Permitted Holders beneficially own (as defined in this clause
    (2)), directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of Advanced Glassfiber Yarns than such other person.

    For purposes of this clause (2):

    .a person will be deemed to have "beneficial ownership" of all shares that the person has the right to acquire, whether that right is exercisable immediately or only after the passage of time; and

    .a person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if that person is the beneficial owner, directly or indirectly, of more than 35% of the voting power of the Voting Stock of the parent corporation and the Permitted Holders "beneficially own", directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of the parent corporation.

    (3) During any period of two consecutive years or, in the case this event occurs within the first two years after the issue date, any shorter period as shall have begun on the issue date, individuals who at the beginning of that period constituted the board of directors of Advanced Glassfiber Yarns, together with any new directors whose election by the board of directors or whose nomination for election by the shareholders of Advanced Glassfiber Yarns was approved by a vote of a majority of the directors of Advanced Glassfiber Yarns then still in office who were either directors at the beginning of that period or whose election or nomination for election

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


  was previously so approved, cease for any reason to constitute a majority of the board of directors of Advanced Glassfiber Yarns then in office.

    (4) Advanced Glassfiber Yarns consolidates with, or merges with or into, another Person, other than Advanced Glassfiber Yarns or a Wholly Owned Restricted Subsidiary, or Advanced Glassfiber Yarns or any of its Restricted Subsidiaries sell, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the assets of Advanced Glassfiber Yarns and its Restricted Subsidiaries (determined on a consolidated basis for Advanced Glassfiber Yarns and its Restricted Subsidiaries) to any Person, other than Advanced Glassfiber Yarns or any Wholly Owned Restricted Subsidiary. The foregoing shall not apply to any transaction where immediately after the transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), immediately prior to the transaction, directly or indirectly, a majority of the total voting power of the then outstanding Voting Stock of Advanced Glassfiber Yarns "beneficially own" (as so determined), directly or indirectly, a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee Person. For purposes of this clause (4), a Person shall be deemed to have "beneficial ownership" of all securities that that Person has the right to acquire, whether the right is exercisable immediately or only after the passage of time.

    (5) Compagnie Saint-Gobain, a corporation organized under the laws of France, becomes an Affiliate of GHC if that affiliation results in the termination of the various intellectual property agreements between Owens Corning and Advanced Glassfiber Yarns.

    (6) The Non-Compete Agreement ceases to be in full force and effect at any time prior to September 30, 2003.

  "Change of Control Offer" has the meaning set forth under "Change of Control."

  "Change of Control Payment Date" has the meaning set forth under "Change of Control."

  "Consolidated EBITDA" means, for any period, Consolidated Net Income for that period, plus the following to the extent deducted in calculating the Consolidated Net Income:

    (1) Consolidated Income Tax Expense for that period;

    (2) Consolidated Interest Expense for that period; and

    (3) Consolidated Non-cash Charges for that period; less

      (a) all non-cash items increasing Consolidated Net Income for that period and

      (b) all cash payments during that period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

  "Consolidated Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of the aggregate amount of Consolidated EBITDA for the four most recently ending full fiscal quarters for which financial statements are available prior to the date of that determination to Consolidated Fixed Charges for the four quarter period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of the calculation to:

    (1) the Incurrence or repayment of any Indebtedness of Advanced Glassfiber Yarns or any of its Restricted Subsidiaries and the application of the proceeds of the Indebtedness, including the Incurrence of any Indebtedness and the application of the proceeds of the Indebtedness giving rise to the need to make that determination, occurring during or after the four quarter period and on or prior to that date of determination, as if the Incurrence or repayment, as the case may be, and the application of the proceeds of the Indebtedness, occurred on the first day of the four quarter period and

    (2) any Asset Sale Transactions or Asset Acquisitions occurring during the four quarter period or at any time subsequent to the last day of the four quarter period and on or prior to that date of determination, as if the Asset Sale Transaction or Asset Acquisition, including the Incurrence of that Acquired Indebtedness, occurred on the first day of the four quarter period.

If Advanced Glassfiber Yarns or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the Incurrence of the guaranteed Indebtedness as if Advanced Glassfiber Yarns or any of its Restricted Subsidiaries had directly Incurred that guaranteed Indebtedness. The foregoing shall also include any Asset Acquisition giving rise to the need to make that determination as a result of Advanced Glassfiber Yarns or one of its Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, Incurring Acquired Indebtedness by giving pro forma effect to any Consolidated EBITDA; so long as the pro forma Consolidated EBITDA shall be calculated in a manner consistent with the exclusions in the definition of "Consolidated Net Income" but without giving effect to clause (3) of the definition of Consolidated Net Income attributable to the assets which are the subject of the Asset Sale Transaction or Asset Acquisition during the four quarter period.

  Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

    (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on that Indebtedness in effect on the date of determination;

    (2) if interest on any Indebtedness actually Incurred on the date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the four quarter period; and

    (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent the interest is covered by Hedging Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements.

  For purposes of determining the Consolidated Fixed Charges Coverage Ratio at any time prior to October 1, 1999, Consolidated EBITDA and Consolidated Fixed Charges will be calculated as follows:

  . for the fiscal quarter ending December 31, 1998, Consolidated EBITDA and Consolidated Fixed Charges shall equal Consolidated EBITDA and Consolidated Fixed Charges, respectively, for the fiscal quarter;

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


  . for the fiscal quarter ending March 31, 1999, Consolidated EBITDA and Consolidated Fixed Charges shall equal Consolidated EBITDA and Consolidated Fixed Charges, respectively, for the two fiscal quarters then ending; and

  . for the fiscal quarter ending June 30, 1999, Consolidated EBITDA and Consolidated Fixed Charges shall equal Consolidated EBITDA and Consolidated Fixed Charges, respectively, for the three fiscal quarters then ending.

  "Consolidated Fixed Charges" means, for any period, the sum, without duplication, of:

    (1) Consolidated Interest Expense, plus

    (2) the product of

      (a) the amount of all dividend payments on any series of Preferred Stock of Advanced Glassfiber Yarns (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during that period, times

      (b) a fraction, the numerator of which is one and the denominator of which is one minus the sum of:

           .the maximum federal corporate income tax rate in effect during the taxable year and

           .six percent.

  "Consolidated Income Tax Expense" means, with respect to Advanced Glassfiber Yarns for any period, the product of:

    (1) the net income of Advanced Glassfiber Yarns and its Restricted Subsidiaries for that period as determined on a consolidated basis in accordance with GAAP and

    (2) the sum of:

    . the maximum federal corporate income tax rate in effect during that period and

    . six percent.

  "Consolidated Interest Expense" means, for any period, the sum of, without duplication:

    (1) the aggregate of cash and non-cash interest expense of Advanced Glassfiber Yarns and its Restricted Subsidiaries for that period determined on a consolidated basis in accordance with GAAP, and in any event shall include, whether or not determined to be interest expense in accordance with GAAP:

      (a) any amortization of debt discount and any amortization or write off of deferred financing costs,

      (b) the net costs under Hedging Obligations related to Indebtedness, including amortization of fees,

      (c) all capitalized interest,

      (d) the interest portion of any deferred payment obligation,

      (e) commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers' acceptances and

      (f) any interest expense on Indebtedness of another Person that is guaranteed by Advanced Glassfiber Yarns or one of its Restricted Subsidiaries or secured by a Lien on the assets of Advanced Glassfiber Yarns or one of its Restricted Subsidiaries whether or not the guarantee or Lien is called upon; and

    (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Advanced Glassfiber Yarns and its Restricted Subsidiaries during that period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, for any period, the aggregate net income or loss of Advanced Glassfiber Yarns and its Restricted Subsidiaries for that period on a consolidated basis, determined in accordance with GAAP; but there will be excluded therefrom:

    (1) net after-tax gains and losses (assuming for tax purposes that no special allocations are made to any member of Advanced Glassfiber Yarns under Section 743 of the Code) from Asset Sale Transactions or abandonments of reserves relating thereto,

    (2) net after-tax items (assuming for tax purposes that no special allocations are made to any member of Advanced Glassfiber Yarns under
  Section 743 of the Code) classified as extraordinary or non-recurring gains or losses,

    (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with Advanced Glassfiber Yarns or any Restricted Subsidiary,

    (4) the net income but not loss of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise,

    (5) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to Advanced Glassfiber Yarns or to a Restricted Subsidiary by that Person,

    (6) any restoration to income of any contingency reserve, except to the extent that provision for the reserve was made out of Consolidated Net Income accrued at any time following the issue date and

    (7) all gains and losses from the cumulative effect of any change in accounting principles.

  "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of Advanced Glassfiber Yarns and its Restricted Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP, excluding any charge which requires an accrual of or a reserve for cash charges for any future period.

  "Currency Agreement" means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which that Person is a party.

  "Default" means an event or condition the occurrence of which, with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Designated Senior Indebtedness" means:

    (1) in respect of Advanced Glassfiber Yarns,

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      (a) the senior credit facility; and

      (b) any other senior Indebtedness of Advanced Glassfiber Yarns which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders of the Indebtedness are committed to lend up to, at least $25.0 million and is specifically designated by Advanced Glassfiber Yarns in the instrument evidencing or governing the senior Indebtedness as "Designated Senior Indebtedness;" and

    (2) in respect of any Note Guarantor,

      (a) the senior credit facility;

      (b) any guarantee by that Note Guarantor of Indebtedness of Advanced Glassfiber Yarns referred to in clause (1); and

      (c) any other senior Indebtedness of that Note Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders of the senior Indebtedness are committed to lend up to, at least $25.0 million and is specifically designated by that Note Guarantor in the instrument evidencing or governing the senior Indebtedness as "Designated Senior Indebtedness."

  "Designation Amount" has the meaning set forth under "--Material Covenants-- Designation of Unrestricted Subsidiaries" above.

  "Disqualified Capital Stock" means that portion of any capital stock or other equity interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder of the capital stock or other equity interests), or upon the happening of any event, matures or is mandatorily redeemable, in connection with a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder of the capital stock or other equity interests, in any case, on or prior to the 91st day after the final maturity date of the notes.

  "Fair Market Value" means, with respect to any asset, the price, after taking into account any liabilities relating to the asset, which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; but the Fair Market Value of any asset or assets may be determined conclusively by the board of directors of Advanced Glassfiber Yarns acting in good faith, and shall be evidenced by a Board Resolution.

  "Foreign Subsidiary" means, with respect to any Person, any direct or indirect Subsidiary of that Person that is organized under the laws of any jurisdiction outside the United States or the District of Columbia.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by another entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the issue date.

  "GHC" means Glass Holdings Corp., a Delaware corporation.

  "GPI" means Groupe Porcher Industries, a corporation organized under the laws of France.

  "Guaranteed Obligations" has the meaning set forth under "Note Guarantees."

  "Hedging Obligations" means the obligations of any Person under any Interest Rate Agreement or Currency Agreement.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur, including by conversion, exchange or otherwise, assume, guarantee or otherwise become liable in respect of that Indebtedness or other obligation on the balance sheet of that Person. Indebtedness of any Person or any of its Subsidiaries existing at the time that Person becomes a Restricted Subsidiary or is merged into or consolidated with Advanced Glassfiber Yarns or any Restricted Subsidiary, whether or not the Indebtedness was Incurred in connection with, as a result of, or in contemplation of, that Person becoming a Restricted Subsidiary or being merged into or consolidated with Advanced Glassfiber Yarns or any Restricted Subsidiary, will be deemed Incurred at the time any that Person becomes a Restricted Subsidiary or merges into or consolidates with Advanced Glassfiber Yarns or any Restricted Subsidiary. Accrual of interest, the accretion of accreted value and the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under "-- Limitation on Incurrence of Additional Indebtedness."

  "Indebtedness" means with respect to any Person, without duplication:

    (1) the principal amount (or, if less, the accreted value) of all obligations of that Person for borrowed money,

    (2) principal amount (or, if less, the accreted value) of all obligations of that Person evidenced by bonds, debentures, notes or other similar instruments,

    (3) Capitalized Lease Obligations of that Person,

    (4) all obligations of that Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),

    (5) all obligations of that Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

    (6) guarantees and other contingent obligations of that Person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (7) below,

    (7) all Indebtedness of any other Person of the type referred to in clauses (1) through (6) which is secured by any Lien on any property or asset of that Person, the amount of that Indebtedness being deemed to be the lesser of the Fair Market Value of the property or asset or the amount of the Indebtedness so secured,

    (8) all obligations under Hedging Obligations of that Person, and

    (9) all Disqualified Capital Stock issued by that Person with the amount of Indebtedness represented by the Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined under the indenture, and if the price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value of the Disqualified Capital Stock.

  "Independent Financial Advisor" means an accounting firm, appraisal firm, investment banking firm or consultant to Persons engaged in a Permitted Business, in each case, of nationally recognized standing that is, in the judgment of Advanced Glassfiber Yarns' board of directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

  "Interest Rate Agreement" of any Person means any interest rate protection agreement, including interest rate swaps, caps, floors, collars, derivative instruments and similar agreements, and/or other types of interest hedging agreements.

  "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit, including a guarantee, or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by that Person of any capital stock or other equity interests, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude accounts receivable or deposits arising in the ordinary course of business.

  For purposes of the "--Limitation on Restricted Payments" covenant,

    (1) "Investment" will include and be valued at the Fair Market Value of the net assets of any Restricted Subsidiary at the time that the Restricted Subsidiary is designated an unrestricted Subsidiary; but upon a redesignation of the Subsidiary as a Restricted Subsidiary, Advanced Glassfiber Yarns will be deemed to continue to have a permanent
  "Investment" in an unrestricted Subsidiary in an amount, if positive, equal to

      (a) the total amount of Advanced Glassfiber Yarns' "Investments" in the Subsidiary made prior to or at the time of the redesignation less

      (b) that portion of the Fair Market Value of the net assets of the Subsidiary at the time that the Subsidiary is so re-designated a Restricted Subsidiary that is proportionate to Advanced Glassfiber Yarns' share of the equity interest in the Subsidiary; and

    (2) any property transferred to or from an unrestricted Subsidiary will be valued at its Fair Market Value at the time of the transfer.

  If Advanced Glassfiber Yarns or any Restricted Subsidiary sells or otherwise disposes of any common stock of a Restricted Subsidiary (including any issuance and sale of capital stock or other equity interests by a Restricted Subsidiary) in a way that, after giving effect to that sale or disposition, the Restricted Subsidiary would cease to be a Subsidiary of Advanced Glassfiber Yarns, Advanced Glassfiber Yarns shall be deemed to have made an Investment on the date of any the sale or disposition equal to the Fair Market Value of the common stock of the Restricted Subsidiary not sold or disposed of.

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  "issue date" means January 21, 1999.

  "JH" means Jefferson Holdings, Inc., a Delaware corporation.

  "JV Contract" means all supply, purchase, service and management agreements, real property and equipment leases, co-location and space-sharing and allocation agreements and requirements and off-take contracts and agreements and other like agreements between or among Advanced Glassfiber Yarns and the LLC Members and their Affiliates existing on the issue date, together with all renewals, extensions and amendments the JV Contracts, so long as those renewals, extensions or amendments do not materially change the rights and obligations of Advanced Glassfiber Yarns or any of its Restricted Subsidiaries, and all other agreements entered into after the issue date between or among Advanced Glassfiber Yarns, any Subsidiary of Advanced Glassfiber Yarns, the LLC Members and their Affiliates.

  "Keep-Well Agreement" means the Keep-Well Agreement dated as of September 30, 1998, between Owens Corning and Advanced Glassfiber Yarns, as in effect on the issue date.

  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind including, any conditional sale or other title retention agreement, any lease in the nature of a conditional sale or other title retention agreement and any agreement to give any security interest.

  "LLC Members" means collectively, JH and AGY Holdings and, individually, either of them.

  "LLC Interest Sale and Purchase Agreement" means the LLC Interest Sale and Purchase Agreement dated as of July 31, 1998 among Owens Corning, Advanced Glassfiber Yarns and GHC, as in effect on the issue date.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by Advanced Glassfiber Yarns or any of its Restricted Subsidiaries from the Asset Sale, net of:

    (1) reasonable out-of-pocket expenses and fees relating to the Asset Sale, including legal, accounting and investment banking fees and sales commissions,

    (2) the amount of tax distributions reasonably estimated to be required to be made to JH and AGY Holdings as a result of the Asset Sale within two years of the date of the Asset Sale,

    (3) repayment of Indebtedness that is required to be repaid in connection with the Asset Sale, and

    (4) appropriate amounts to be provided by Advanced Glassfiber Yarns or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with the Asset Sale and retained by Advanced Glassfiber Yarns or any Restricted Subsidiary, as the case may be, after the Asset Sale, including, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the Asset Sale.

  "Net Proceeds Offer" has the meaning set forth under "--Material Covenants-- Limitation on Asset Sales."

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


  "Net Proceeds Offer Payment Date" has the meaning set forth under "--Material Covenants--Limitation on Asset Sales."

  "Net Proceeds Offer Trigger Date" has the meaning set forth under "--Material Covenants--Limitation on Asset Sales."

  "Non-Compete Agreement" means the Non-Compete Agreement dated as of September 30, 1998, by and among GPI, GHC, Owens Corning and Advanced Glassfiber Yarns, as in effect on the issue date.

  "Note Guarantor" has the meaning set forth in the introduction to this "Description of Exchange Notes."

  "obligations" means, with respect to any Indebtedness, any principal, interest, including, Post-Petition Interest, penalties, fees, indemnifications, reimbursements, including, in the case of the notes and the note guarantees in respect of the foregoing, damages, and other liabilities payable under the documentation governing the Indebtedness.

  "Officers' Certificate" means, with respect to any Person, a certificate signed by the chief executive officer, the president or any vice president of that Person and the chief financial officer or any treasurer of that Person, that shall comply with applicable provisions of the indenture.

  "Operating Agreement" means the Amended and Restated Limited Liability Company Operating Agreement for Advanced Glassfiber Yarns dated as of September 30, 1998, by and between JH and AGY Holdings, as in effect on the issue date.

  "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to Advanced Glassfiber Yarns or the trustee.

  "Permitted Business" means the business or businesses conducted by Advanced Glassfiber Yarns and its Restricted Subsidiaries as of the issue date and any business ancillary or complementary or reasonably related thereto.

  "Permitted Holders" means any of Owens Corning and its Affiliates and GHC and GPI and their Affiliates.

  "Permitted Indebtedness" means, without duplication, each of the following:

    (1) Indebtedness in respect of the old notes and exchange notes and any replacement notes issued under the indenture, and the note guarantees in respect of the notes and exchange notes;

    (2) guarantees by any Note Guarantor of Indebtedness of Advanced Glassfiber Yarns other than the notes; if the guarantee is of Subordinated Indebtedness, then the note guarantee of that Note Guarantor shall be senior to that Note Guarantor's guarantee of the Subordinated Indebtedness;

    (3) Indebtedness Incurred under the senior credit facility in an aggregate principal amount at any time outstanding not to exceed $315.0 million, including any amounts Incurred under clause (14) of this definition, less the amount of any permanent prepayments of Indebtedness made with the Net Cash Proceeds of an Asset Sale in connection with the third sentence under "--Material Covenants--Limitation on Asset Sales;"

    (4) other Indebtedness of Advanced Glassfiber Yarns and its Restricted Subsidiaries outstanding on the issue date, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

    (5) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

    (6) Indebtedness of any Restricted Subsidiary owed to and held by Advanced Glassfiber Yarns or any Note Guarantor for so long as the Indebtedness is held by Advanced Glassfiber Yarns or that Note Guarantor, in each case subject to no Lien securing Indebtedness other than Permitted Liens; so long as, as of any date any Person other than Advanced Glassfiber Yarns or any Note Guarantor holds any Indebtedness or holds a Lien in respect of the Indebtedness securing Indebtedness other than Permitted Liens, that date will be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of the Indebtedness;

    (7) Indebtedness of Advanced Glassfiber Yarns owed to and held by any Note Guarantor that is unsecured and subordinated in right of payment to the payment and performance of Advanced Glassfiber Yarns' obligations under any senior Indebtedness, the indenture, the notes and the note guarantees and subject to no Lien securing Indebtedness other than Permitted Liens; so long as of any date any Person other than any Note Guarantor owns or holds any Indebtedness or any Person other than any Note Guarantor holds a Lien in respect of the Indebtedness securing Indebtedness other than Permitted Liens, that date will be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness by Advanced Glassfiber Yarns;

    (8) Indebtedness of Advanced Glassfiber Yarns or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently, except in the case of daylight overdrafts, drawn against insufficient funds in the ordinary course of business as long as the Indebtedness is extinguished within two business days of Incurrence;

    (9) Indebtedness of Advanced Glassfiber Yarns or any of its Restricted Subsidiaries represented by letters of credit for the account of Advanced Glassfiber Yarns or any Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

    (10) Refinancing Indebtedness in respect of Indebtedness, other than Permitted Indebtedness, Incurred under the covenant described under "-- Material Covenants--Limitation on Incurrence of Additional Indebtedness" or Indebtedness Incurred under clause (1) or (4) of this definition of Permitted Indebtedness;

    (11) Capitalized Lease Obligations and Purchase Money Indebtedness of Advanced Glassfiber Yarns and its Restricted Subsidiaries that do not exceed $10.0 million in the aggregate at any one time outstanding;

    (12) Indebtedness arising from agreements of Advanced Glassfiber Yarns or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets, or Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of the business, assets or Restricted Subsidiary for the purpose of financing the acquisition; but the maximum aggregate liability in respect of all that Indebtedness shall at no time exceed the gross proceeds actually received by Advanced Glassfiber Yarns and the Restricted Subsidiary in connection with the disposition;

    (13) additional Indebtedness of Advanced Glassfiber Yarns or any Restricted Subsidiary in an aggregate principal amount not to exceed $10.0 million at any one time outstanding; but no more than $5.0 million of Indebtedness permitted under this clause (13) may be Incurred by Restricted Subsidiaries that are not Note Guarantors;

    (14) Indebtedness of Foreign Subsidiaries which are Restricted Subsidiaries may Incur Indebtedness in the form of local lines of credit not to exceed $25.0 million in the aggregate at any one time outstanding so long as that Indebtedness is secured by a letter of credit issued under the senior credit facility; and

    (15) Indebtedness of Advanced Glassfiber Yarns Incurred under the Keep-Well Agreement.

  "Permitted Investments" means:

    (1) Investments by Advanced Glassfiber Yarns or any Restricted Subsidiary in any Person that is, or that result in any Person becoming, immediately after the Investment, a Restricted Subsidiary or constituting a merger or consolidation of that Person into Advanced Glassfiber Yarns or with or into a Restricted Subsidiary;

    (2) Investments by any Restricted Subsidiary in Advanced Glassfiber
  Yarns;

    (3) Investments in cash and Cash Equivalents;

    (4) any extension, modification or renewal of any Investments existing as of the issue date, but not Investments involving additional advances, contributions or other investments of cash or property or other increases of the Investments, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind under the terms of that Investment as of the issue date;

    (5) transactions or arrangements with officers, directors or employees of Advanced Glassfiber Yarns or any Subsidiary of Advanced Glassfiber Yarns entered into in the ordinary course of business, including compensation or employee benefit arrangements with any officer or director of Advanced Glassfiber Yarns or any Subsidiary of Advanced Glassfiber Yarns permitted under the covenant described under "--Material Covenants--Transactions with Affiliates";

    (6) Investments received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals of the Investments;

    (7) Investments in the form of intercompany Indebtedness permitted to be issued under the covenant entitled "--Limitation on Incurrence of Additional Indebtedness";

    (8) Investments made by Advanced Glassfiber Yarns or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with the covenant described under "--Material Covenants-- Limitation on Asset Sales"; and

    (9) other Investments not to exceed $5.0 million at any one time outstanding.

  "Permitted Junior Securities" means any securities of Advanced Glassfiber Yarns or any other Person that are:

    (1) equity securities without special covenants or

    (2) debt securities expressly subordinated in right of payment to all senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the notes are subordinated as provided in the indenture, in any event in connection with a court order so providing and as to which:

      (a) the rate of interest on those securities will not exceed the effective rate of interest on the notes on the issue date,

      (b) those securities will not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of those securities than those in effect with respect to the notes on the issue date, and

      (c) those securities will not provide for amortization, including sinking fund and mandatory prepayment provisions, commencing prior to the date six months following the final scheduled maturity date of the senior Indebtedness (as modified by the plan of reorganization under which those securities are issued).

  "Permitted Liens" means any of the following:

    (1) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if the reserve or other appropriate provision, if any, as shall be required by GAAP, will have been made in respect of the foregoing;

    (2) Liens Incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations exclusive of obligations for the payment of borrowed money;

    (3) any interest or title of a lessor under any Capitalized Lease Obligation; as long as the Liens do not extend to any property which is not leased property subject to that Capitalized Lease Obligation;

    (4) purchase money Liens to finance property of Advanced Glassfiber Yarns or a Restricted Subsidiary acquired in the ordinary course of business as long as:

      (a) the related purchase money Indebtedness will not exceed the cost of that property and shall not be secured by any property of Advanced Glassfiber Yarns or any Restricted Subsidiary other than the property so acquired and

      (b) the Lien securing the Indebtedness will created within 90 days of the acquisition;

    (5) Liens upon specific items of inventory or other goods and proceeds of any Person securing that Person's obligations in respect of bankers' acceptances issued or created for the account of that Person to facilitate the purchase, shipment or storage of the inventory or other goods;

    (6) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to those letters of credit and products and proceeds of the documents and other property;

    (7) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Advanced Glassfiber Yarns or a Restricted Subsidiary, including rights of offset and set-off;

    (8) Liens securing Hedging Obligations that relate to Indebtedness that is Incurred in accordance with the covenant described under "--Material Covenants--Limitation on Incurrence of Additional Indebtedness" and that are secured by the same assets as secure those Hedging Obligations;

    (9) Liens existing on the issue date and Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the covenant described under "--Material Covenants--Limitation on Liens" and which Indebtedness has been Incurred in accordance with the covenant described under "--Material Covenants-- Limitation on Incurrence of Additional Indebtedness"; if those new Liens:

      (a) are not materially less favorable to the holders of notes and are not materially more favorable to the lienholders with respect to those Liens than the Liens in respect of the Indebtedness being Refinanced and

      (b) do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by the Refinancing Indebtedness;

    (10) Liens securing Acquired Indebtedness Incurred in accordance with the covenant described under "--Material Covenants--Limitation on Incurrence of Additional Indebtedness;" if:

      (a) those Liens secured that Acquired Indebtedness at the time of and prior to the Incurrence of that Acquired Indebtedness by Advanced Glassfiber Yarns or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of that Acquired Indebtedness by Advanced Glassfiber Yarns or a Restricted Subsidiary and

      (b) those Liens do not extend to or cover any property of Advanced Glassfiber Yarns or any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time the Indebtedness became Acquired Indebtedness of Advanced Glassfiber Yarns or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of that Acquired Indebtedness by Advanced Glassfiber Yarns or a Restricted Subsidiary; and

    (11) Liens securing other Indebtedness not in excess of $5.0 million at any one time outstanding.

  "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision of a governmental agency.

  "Post-Petition Interest" means all interest accrued or accruing after the commencement of any insolvency or liquidation proceeding in accordance with and at the contract rate, including any rate applicable upon default, specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, under applicable law or otherwise, the claim for that interest is allowed as a claim in the insolvency or liquidation proceeding. Post Petition Interest shall also include any interest that would accrue but for the commencement of any insolvency or liquidation proceeding.

  "Preferred Stock" of any Person means any capital stock or other equity interests of that Person that has preferential rights over any other capital stock or other equity interests of that Person with respect to dividends or redemptions or upon liquidation.

  "Public Equity Offering" has the meaning set forth under "Redemption."

  "Purchase Money Indebtedness" means Indebtedness of Advanced Glassfiber Yarns or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; but the aggregate principal amount of that Indebtedness shall not exceed the lesser of the Fair Market Value of the property or the purchase price or cost, including any Refinancing of that Indebtedness that does not increase the aggregate principal amount, or accreted amount, if less, of the Indebtedness as of the date of Refinancing.

  "Qualified Capital Stock" means any capital stock or other equity interests that is not Disqualified Capital Stock.

  "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, that security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means any Refinancing by Advanced Glassfiber Yarns or any Restricted Subsidiary, to the extent that the Refinancing does not:

    (1) result in an increase in the aggregate principal amount of the Indebtedness of that Person as of the date of the proposed Refinancing, plus the amount of any premium required to be paid under the terms of the instrument governing that Indebtedness and plus the amount of reasonable expenses incurred by Advanced Glassfiber Yarns in connection with that Refinancing or

    (2) create Indebtedness with

      (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

      (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

  so long as:

    (1) the Indebtedness being Refinanced is Indebtedness of Advanced Glassfiber Yarns, then the Refinancing Indebtedness will be Indebtedness of Advanced Glassfiber Yarns,

    (2) the Indebtedness being Refinanced is Indebtedness of a Note Guarantor, then the Refinancing Indebtedness will be Indebtedness of Advanced Glassfiber Yarns and/or the Note Guarantor, and

    (3) the Indebtedness being Refinanced is subordinate or junior to the notes or any note guarantee, then the Refinancing Indebtedness will be subordinate to the notes or the note guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced.

  "Replacement Assets" has the meaning set forth under "--Material Covenants-- Limitation on Asset Sales."

  "Representative" means any trustee, agent or representative, if any, for an issue of senior Indebtedness of Advanced Glassfiber Yarns.

  "Restricted Payment" has the meaning set forth under "--Material Covenants-- Limitation on Restricted Payments."

  "Restricted Subsidiary" of Advanced Glassfiber Yarns means any Subsidiary of Advanced Glassfiber Yarns which at the time of determination is not an unrestricted Subsidiary.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which that Person is a party providing for the leasing to Advanced Glassfiber Yarns or a Restricted Subsidiary of any property, whether owned by Advanced Glassfiber Yarns or any Restricted Subsidiary at the issue date or later acquired, which has been or is to be sold or transferred by Advanced Glassfiber Yarns or that Restricted Subsidiary to that Person or to any other Person by whom funds have been or are to be advanced on the security of the property.

  "senior credit facility" means the Credit Agreement dated as of September 30, 1998, by and between Advanced Glassfiber Yarns, the guarantors from time to time a party thereto, the lenders from time to time a party thereto and First Union National Bank, as agent, under which Advanced Glassfiber Yarns may, as of the issue date, borrow up to $315.0 million in the aggregate at any one time outstanding together with the documents related thereto, as those agreements may be amended, restated, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of Advanced Glassfiber Yarns as additional borrowers or guarantors thereunder or increasing the principal amount available thereunder) all or any portion of the Indebtedness under the agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "senior Indebtedness" means, at any date, with respect to any Person:

    (1) all obligations of that Person under the senior credit facility;

    (2) all Hedging Obligations of that Person;

    (3) all obligations of that Person under letters of credit; and

    (4) all other Indebtedness of that Person permitted under the indenture, including principal, premium, if any, and interest, including Post-Petition Interest, on that Indebtedness, unless the instrument under which that Indebtedness is Incurred expressly provides that that Indebtedness is not senior or superior in right of payment to the notes in the case of Advanced Glassfiber Yarns or a note guarantee in the case of a Note Guarantor, and all renewals, extensions, modifications, amendments or refinancings of the Indebtedness in whole or in part.

  Notwithstanding the foregoing, senior Indebtedness will not include:

    (1) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes;

    (2) any Indebtedness among or between Advanced Glassfiber Yarns and any Subsidiary of Advanced Glassfiber Yarns or any Affiliate of Advanced Glassfiber Yarns or any of that Affiliate's Subsidiaries, other than Indebtedness created by Advanced Glassfiber Yarns in connection with the guarantee of Indebtedness of a Subsidiary; unless and for so long as that Indebtedness has been pledged to secure obligations under or in respect of senior Indebtedness;

    (3) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business;

    (4) that portion of any Indebtedness that is Incurred in violation of the indenture;

    (5) Indebtedness evidenced by the notes or the note guarantees;

    (6) Indebtedness of Advanced Glassfiber Yarns or a Note Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness of Advanced Glassfiber Yarns or a Note Guarantor;

    (7) to the extent that it may constitute Indebtedness, any obligation owing under leases, other than Capitalized Lease Obligations, or management agreements;

    (8) any obligation that by operation of law is subordinate to any general unsecured obligations of that Person; and

    (9) Indebtedness of Advanced Glassfiber Yarns to the extent the Indebtedness is owed to and held by any Federal, state, local or other governmental authority, excluding Indebtedness owing to state or local governmental authorities in the form of industrial revenue bonds or other state or local bond financings.

  "Senior Subordinated Indebtedness" means, with respect to Advanced Glassfiber Yarns, the notes and, with respect to any Note Guarantor, the Note Guarantor's note guarantee and any other Indebtedness of Advanced Glassfiber Yarns or the Note Guarantor that specifically provides that the Indebtedness is to rank pari passu in right of payment with the notes or the note guarantee, as the case may be, and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Advanced Glassfiber Yarns or the Note Guarantor which is not senior Indebtedness.

  "Significant Subsidiary" has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

  "Stated Maturity" means, with respect to any security, the date specified in that security as the fixed date on which the final payment of principal of that security is due and payable, including in connection with any mandatory redemption provision, but excluding any provision providing for the repurchase of that security at the option of the holder of the security upon the happening of any contingency unless the contingency has occurred.

  "Subordinated Indebtedness" means, with respect to Advanced Glassfiber Yarns or any Note Guarantor, any Indebtedness of Advanced Glassfiber Yarns or that Note Guarantor which is expressly subordinated in right of payment to the notes or that Note Guarantor's note guarantee.

  "Subsidiary," with respect to any Person, means

    (1) any corporation of which the outstanding capital stock or other equity interests having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances will at the time be owned, directly or indirectly, by that Person; or

    (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by that Person.

  "Voting Stock" with respect to any Person, means securities of any class of capital stock or other equity interests of that Person entitling the holders of the capital stock or other equity interests (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors (or equivalent governing body) of that Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

    (1) the sum of the products obtained by multiplying

      (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of the Indebtedness, by

      (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of the payment, by

    (2) the then outstanding principal amount or liquidation preference, as applicable, of the Indebtedness.

  "Wholly Owned Restricted Subsidiary" of Advanced Glassfiber Yarns means any Restricted Subsidiary of which all the outstanding capital stock or other equity interests (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons under applicable law) are owned by Advanced Glassfiber Yarns or any Wholly Owned Restricted Subsidiary.

                 UNITED STATES FEDERAL TAX CONSIDERATIONS

  The following summary describes material U.S. federal income tax considerations associated with the exchange of the old notes for the exchange notes pursuant to the exchange offer and the ownership and disposition of the notes. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus, all of which may be repealed, revoked or modified with possible retroactive effect. This summary is limited to investors who will hold the notes as capital assets within the meaning of Section 1221 of the Code and does not deal with holders that may be subject to special tax rules including, but not limited to:

  .insurance companies;

  .tax-exempt organizations;

  .financial institutions;

  .dealers in securities or currencies;

  .traders in securities electing to mark to market;

  .holders whose functional currency is not the U.S. dollar;

  .holders who will hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments or;

  .except to the extent discussed below, Non-U.S. Holders (as defined below).

The summary is applicable only to persons who tender their old notes in exchange for newly issued exchange notes and does not address other purchasers. This summary is for general information only and does not address all aspects of federal income taxation that may be relevant to holders of the notes in light of their particular circumstances. It does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

  You should consult your own tax advisor as to the particular tax consequences to you of the exchange of old notes for exchange notes and the ownership and disposition of the notes, including the applicability of any federal estate or gift tax laws, any state, local, or foreign tax laws, any changes in applicable tax laws, and any pending or proposed legislation or regulations. We have not asked for or received an opinion of counsel with regard to the following discussion of federal income tax consequences.

  As used herein, the term "U.S. Holder" means a holder of notes that is:

  .a citizen or resident of the United States for U.S. federal income tax purposes;

  .a corporation or entity taxed as a corporation created or organized under the laws of the United States, any state in the U.S. or the District of Columbia;

  .an estate, the income of which is subject to United States federal income tax without regard to its source; or

  .a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

A "Non-U.S. Holder" is any beneficial holder that is not a U.S. Holder.

Effect of Exchange Offer

  There will be no U.S. federal income tax consequences to anyone exchanging an old note for an exchange note pursuant to the exchange offer. You will have the same adjusted basis and holding period in the exchange note as you had in the old note immediately before the exchange.

U.S. Taxation of U.S. Holders

  Stated interest on notes. Stated interest on a note generally will be included in the gross income of a U.S. Holder as ordinary income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

  Disposition of the notes. Upon the sale, exchange, redemption, retirement or other disposition of a note (collectively, a "Disposition"), a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the Disposition, except to the extent such amount is attributable to accrued but unpaid interest which will be taxable as such, and such holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will, in general, be the U.S. Holder's cost for that note. This gain or loss will be capital gain or loss. Net capital gain (i.e., generally capital gain in excess of capital loss) recognized by an individual U.S. Holder upon the disposition of a note that has been held for more than one year generally will be subject to tax at a maximum rate of 20%. A note that has been held for one year or less will be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

  Market discount. U.S. Holders, other than original purchasers of the old notes, should be aware that the sale of the exchange notes may be affected by the market discount provisions of the Code. The market discount rules generally provide that if a U.S. Holder of a note

  . purchased the note, after the original offering, at a "market discount"
    (i.e., at an amount less than the adjusted issue price of the note as determined on the date of such purchase) exceeding a statutorily defined de minimis amount, and

  . thereafter recognizes gain upon a disposition, including a partial redemption, of the exchange note received in exchange for an old note,

the lesser of such gain or the portion of the market discount that accrued while the old note and exchange note were held by such U.S. Holder will be treated as ordinary interest income at the time of disposition. The rules also provide that a U.S. Holder who acquires a note at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the note until the U.S. Holder disposes of such note in a taxable transaction. If a holder of such a note elects to include market discount in income currently, both of the foregoing rules would not apply.

Non-U.S. Holders

  Under present U.S. federal income tax law, subject to the discussion of backup withholding and information reporting below:

  . payments of principal and interest on the notes to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax provided that:

  . the Non-U.S. Holder does not actually or constructively own 10% or more of the total capital or profits interests in Advanced Glassfiber Yarns or of the total combined voting power of all classes of stock entitled to vote of AGY Capital;

  . the Non-U.S. Holder is not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership;

  . such interest payments are not effectively connected with a United States trade or business; and

  . the beneficial owner of the note provides, either directly or through a financial institution that holds the note on behalf of the non-U.S. Holder and that holds customers' securities in the ordinary course of its trade or business, us or our agent an IRS Form W-8 or a substantially similar substitute form, signed under penalties of perjury, that it is not a United States person and provides its name and address; and

  . a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption, retirement or other disposition of a note, unless

  . the gain is effectively connected with a trade or business carried on by such holder within the United States or, if a treaty applies, attributable to the United States permanent establishment maintained by the holder, or

  . the holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

Backup Withholding and Information Reporting

  Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments made in respect of the notes to a holder who is not an "exempt recipient" and who fails to provide identifying information, such as the holder's taxpayer identification number, in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. A Non-U.S. Holder who provides an IRS Form W-8 generally will not be subject to backup withholding.

  Upon the sale of a note to, or through, a broker, the broker must withhold 31% of the entire purchase price unless either (1) the broker determines that the seller is a corporation or other exempt recipient or (2) the seller provides, in the required manner, identifying information and, in the case of a Non-U.S. Holder, certifies that such seller is a Non-U.S. Holder, and that other conditions are met. Such a sale must also be reported by the broker to the IRS, unless either (1) the broker determines that the seller is an exempt recipient or (2) the seller certifies that it is a Non-U.S. Holder.

  The amount of any backup withholding imposed on a payment to a holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                               THE EXCHANGE OFFER

Purpose and Effect

  We sold the old notes on January 21, 1999 to First Union Capital Markets Corp. and Warburg Dillon Read LLC, which we refer to as the initial purchasers of the old notes. The initial purchasers subsequently placed the old notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. When we sold the old notes to the initial purchasers, we entered into a registration rights agreement that required us:

  . to file a registration statement with the SEC with respect to an exchange offer; and

  . use our best efforts to cause the exchange offer registration statement to be declared effective by June 21, 1999.

  This prospectus is a part of the exchange offer registration statement that we were required to file. As soon as the exchange offer registration statement has been declared effective, we will offer the exchange notes in exchange for the old notes. We will keep the exchange offer open for at least 20 business days after the date on which notice of the exchange offer is mailed to the holders of the old notes. For each old note validly tendered to us and not withdrawn, the holder of the old note will receive an exchange note having a principal amount equal to the principal amount of the surrendered old note. Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the old notes or, if no interest was paid on the old notes, from January 21, 1999, the date of issuance of the old notes.

  Under existing SEC interpretations set forth in no-action letters, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

  . you are acquiring the exchange notes in the ordinary course of business;

  . you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

  . you are not an affiliate of ours.

If our belief is inaccurate and you transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.



  Each participating broker-dealer that is issued exchange notes for its own account in exchange for old notes which were acquired as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A participating broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes. We will make this prospectus and any amendment or supplement to this prospectus available for a period of 180 days after the date of this prospectus to any such participating broker-dealer for use in connection with any such resales. We believe that no registered holder of the old notes is an affiliate of ours as defined in Rule 405 of the Securities Act.

  By tendering your old notes, you will be representing, among other things, that:

  . you are acquiring the exchange notes in the ordinary course of business;

  . you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer;

  . you are not an affiliate of ours; and

  . if you are a participating broker-dealer, you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

Any broker-dealer that is not a participating broker-dealer may not rely on existing SEC interpretations set forth in no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell the old notes or the exchange notes. These requirements include being named as a selling security holder in a registration statement related to any such resales.

Registration Rights

  The following is a summary of the material terms of the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

  Under the registration rights agreement, we are obligated to file a "shelf" registration statement covering resales of the old notes or the exchange notes if any of the following situations occur:

  . new interpretations of the SEC prohibit us from effecting the exchange offer;

  . the exchange offer is not consummated within 30 business days of the date the exchange offer registration statement became effective;

  . an initial purchaser so requests with respect to old notes it acquired directly from us on or prior to the 20th business day following the consummation of the exchange offer;

  . any holder notifies us on or prior to the 20th business day following the consummation of the exchange offer that the holder is not eligible to participate in the exchange offer or the exchange notes the holder would receive would not be freely tradable; or

  . an initial purchaser participates in the exchange offer and does not receive freely tradable exchange notes in exchange for old notes constituting any portion of an unsold allotment and the initial purchaser notifies us on or prior to the 20th business day following the consummation of the exchange offer.

  If any of the events in the preceding paragraph occur, we will file a shelf registration statement within 75 days. We will also use our reasonable efforts to cause the shelf registration statement to be declared effective within 135 days. We will keep the shelf registration statement effective until the earlier of:

  . the time when the old notes or the exchange notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144;

  . two years from the date on which the shelf registration statement was filed; and

  . such date as of which all old notes and exchange notes covered by the shelf registration statement have been sold.

   If a shelf registration statement is filed, we will provide to each holder for whom the shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the old notes or the exchange notes. A holder selling old notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers. These holders would also be subject to the civil liability provisions under the Securities Act and would be bound by the indemnification provisions of the registration rights agreement.

  If any of the following "registration defaults" occur:

  . we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

  . any of the registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the
    "Effectiveness Target Date");

  . we fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the exchange offer registration statement;

  . the shelf registration statement or the exchange offer registration statement has been declared effective but the SEC issues a stop order suspending such effectiveness or proceedings have been initiated under Sections 8(d) or 8(e) of the Securities Act with respect to the exchange offer registration statement or shelf registration statement;

  . the aggregate number of days in any suspension period referred to in the preceding bullet point exceeds the number permitted in the registration rights agreement; or

  . the number of suspension periods referred to in the second preceding bullet point exceeds the number permitted in the registration rights agreement,

then we will pay liquidated damages to each holder of old notes. During the first 90-day period immediately following the occurrence of a registration default, we will pay liquidated damages in an amount equal to $0.05 per week per $1,000 principal amount of old notes outstanding. The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of old notes for each subsequent 90-day period until the registration default has been cured, up to an aggregate maximum amount of liquidated damages of $0.30 per week per $1,000 principal amount of old notes for all registration defaults. We will pay all accrued liquidated damages on each date that interest must be paid on the old notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease and all accrued and unpaid liquidated damages will be paid promptly thereafter. At all other times, the old notes will bear interest at the original interest rate thereof.

Terms of the Exchange Offer

  Subject to the conditions in this prospectus and in the letter of transmittal, we will accept old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, tenders of old notes must be in a minimum principal amount of $1,000 or an integral multiple of $1,000.

  The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes, except that:

  . the exchange notes will bear a different CUSIP number from the old notes;

  . the issuance of the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not bear legends restricting transfer; and

  . the holders of the exchange notes will not be entitled to rights under the registration rights agreement, including liquidated damages.

  As of the date of this prospectus, $150,000,000 aggregate principal amount of old notes were outstanding. This prospectus and the letter of transmittal are being mailed to persons who were holders of old notes on the close of business on the date of this prospectus. Holders of old notes do not have any appraisal or dissenters' rights under the Delaware Limited Liability Company Act or the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

  We will be deemed to have accepted validly tendered old notes when we have given written notice thereof to The Bank of New York, as exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

  If any tendered old notes are not accepted for exchange for any reason, the certificates for the unaccepted old notes will be returned, without expense, to the tendering holders, as soon as possible after the expiration date.

  Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes for exchange notes. We will pay all charges and expenses, other than transfer taxes, in connection with the exchange offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

  The term "expiration date" means 5:00 p.m., New York City time, on      ,
1999, unless we extend the exchange offer, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended.

  In order to extend the exchange offer, we will notify the exchange agent by written notice and will make a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  We reserve the right, in our sole discretion:

  . to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "--Conditions" have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; or

  . to amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes.

Any delay in acceptance, extension, termination or amendment will be followed as soon as possible by oral or written notice to the registered holders.

Accrued Interest on the Exchange Notes

  Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the old notes, or, if no interest was paid on the old notes, from January 21, 1999, the date of issuance of the old notes. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

Procedures for Tendering Old Notes

  Only a holder of old notes may tender old notes in the exchange offer. Each holder wishing to accept the exchange offer must:

  . complete, sign and date the accompanying letter of transmittal, or a facsimile thereof, in accordance with the instructions in this prospectus and the letter of transmittal;

  . have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer; and

  . mail or otherwise deliver the letter of transmittal or facsimile or agent's message, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Delivery of the old notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of book-entry transfer must be received by the exchange agent prior to the expiration date.

  The term "agent's message" means a message transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the old notes that such participant has received and agrees:

  . to participate in the Automated Tender Option Program;

  . to be bound by the terms of the letter of transmittal; and

  . that we may enforce such agreement against such participant.

  By executing the letter of transmittal, each holder will make the representations set forth under the heading "--Purpose and Effect" to us. Your tender and our acceptance will constitute an agreement that you will participate in the exchange offer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

  The method of delivery of the old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and sole risk. As an alternative to delivery by mail, you may wish to consider overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You may request your broker, dealer, commercial bank, trust company or nominee to effect the exchange of old notes for you.

  If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

  Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible institution." An eligible institution is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a savings institution, commercial bank or trust company having an office or correspondent in the United States, or otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, and which is, in each case, a member of a recognized signature guarantee program (i.e., Securities Transfer Agents Medallion Program, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program). However, signatures on a letter of transmittal or notice of withdrawal are not required to be guaranteed with respect to old notes that are tendered:

  . by a registered holder who has not completed the box entitled "Special
    Issuance Instructions" or the box entitled "Special Delivery
    Instructions" on the letter of transmittal; or

  . for the account of an eligible institution.

  If a letter of transmittal is signed by a person other than the registered holder, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder with the signature thereon guaranteed by an eligible institution.

  If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

  We understand that the exchange agent will make a request soon after the date of this prospectus to establish an account through the facilities of The Depository Trust Company ("DTC") for receipt of the tender of old notes through book-entry delivery. For the purpose of facilitating the exchange offer, any financial institution that is a DTC participant may participate in the exchange offer through book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account for the old notes. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with the Automated Tender Option Program, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be delivered to the exchange agent on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

  All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us. We reserve the absolute right to reject old notes not properly tendered or any old notes that our counsel deems would be unlawful for us to accept. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, soon after the expiration date.

  No letter of transmittal, old notes, notice of guaranteed delivery or other documents should be sent to us or DTC. Delivery of these documents to us or DTC will not constitute valid delivery.

Guaranteed Delivery Procedures

  Holders of old notes who wish to tender their old notes but who cannot, prior to 5:00 p.m., New York City time, on the expiration date (1) deliver their old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent or (2) deliver a confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC and otherwise complete the procedures for book-entry transfer, may effect a tender of old notes if:

  . the tender is made through an eligible institution;

  . prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery setting forth the name and address of the holder, the certificate number(s) and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes, or a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  . the properly completed and duly executed letter of transmittal, as well as the certificate(s) representing all tendered old notes in proper form for transfer, or a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

  Promptly after satisfaction or waiver of all of the conditions to the exchange offer, we will accept all old notes properly tendered and will issue the exchange notes. For a description of conditions to the exchange offer, see "--Conditions" below. We will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given written notice to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive an exchange note having a principal amount equal to that of the surrendered old note.

  In all cases, issuance of exchange notes will be made only after timely receipt by the exchange agent of certificates for old notes (or a timely confirmation that old notes have been transferred into the exchange agent's account at DTC), a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason, or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder soon after the expiration or termination of the exchange offer.

Withdrawal of Tenders

  Except as otherwise provided in this prospectus, you may withdraw a tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

  To withdraw a tender of old notes, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal prior to 5:00 p.m., New York City time, on the expiration date. A notice of withdrawal must:

  . specify the name of the person having deposited the old notes to be withdrawn (the "Depositor");

  . identify the old notes to be withdrawn, including the certificate number(s) and principal amount of the old notes, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the applicable book-entry procedures, the name and number of the account at DTC to be credited;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the old notes into the name of the person withdrawing the tender; and

  . specify the name in which the old notes are to be registered, if different from that of the Depositor.

  We will determine all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices. Any old notes so withdrawn will be deemed not to have been validly tendered and no exchange notes will be issued unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned, without expense, to the holder soon after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time prior to the expiration date.

Conditions

  Notwithstanding any other term of the exchange offer, we are not required to accept for exchange any old notes, and may terminate or amend the exchange offer, if:

  . any action or proceeding is instituted or threatened in any court or by any governmental or quasi-governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us;

  . the exchange offer violates applicable law or any applicable SEC interpretations; or

  . any governmental or quasi-governmental approval has not been obtained, which approval we deem necessary for the consummation of the exchange offer.

  If we determine in our sole, reasonable discretion that any of the foregoing conditions are not satisfied, we may:

  . refuse to accept any old notes and return all tendered old notes to the tendering holders;

  . extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such old notes in accordance with "--Withdrawal of Tenders"; or

  . waive the unsatisfied conditions and accept all properly tendered old notes which have not been withdrawn.

In addition, we reserve the right, notwithstanding the satisfaction or failure of any or all of the conditions, to terminate or amend the exchange offer in any manner.

  The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered or accepted for exchange.

Exchange Agent

  The Bank of New York, which also acts as trustee under the indenture, has been appointed as exchange agent for the exchange offer. Each holder wishing to accept the exchange offer must deliver (1) a letter of transmittal, the holder's tendered old notes and all other required documents or (2) a notice of guaranteed delivery and all other documents described under "--Guaranteed Delivery Procedures," to the exchange agent as follows:

  By Mail or Hand Delivery: The Bank of New York
                            101 Barclay Street
                            New York, New York 10286
                            Attention: Reorganization Section 7-E

  Facsimile Transmission:   (212) 815-6339
  Confirm by Telephone:
                            (212) 815-

  Delivery to an address other than as set forth above will not constitute valid delivery.

  If you have any questions or need additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery, please write or telephone the exchange agent.

Fees and Expenses

  The principal solicitation of tenders for the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telecopy, telephone or in person by our officers, employees or agents and our affiliates. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others to solicit acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will pay all other expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

  The exchange notes will be recorded at the same carrying value as the old notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Consequences of Failure to Exchange

  The old notes that are not exchanged for exchange notes will remain restricted securities. Accordingly, old notes may not be reoffered, resold, pledged or otherwise transferred except in accordance with applicable state securities laws and:

  . to a person whom the transferor reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  . in an offshore transaction meeting the requirements of Rule 903 or Rule
    904 of Regulation S;

  . to an institution that is an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act;

  . pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder; or

  . pursuant to an effective registration statement under the Securities Act.

  Following consummation of the exchange offer, holders of the old notes who were eligible to participate in the exchange offer but who did not tender their old notes will generally not have any further registration rights under the registration rights agreement, and the old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such old notes could be adversely affected. See "Risk Factors--Old notes outstanding after the exchange offer will not have registration rights and we expect the market for the old notes to be illiquid."

                              PLAN OF DISTRIBUTION

  Except as provided herein, this prospectus may not be used for an offer to resell, a resale or other transfer of exchange notes. Under existing SEC interpretations set forth in no-action letters, we believe that the exchange notes may be offered for resale, resold and otherwise transferred, other than by our affiliates within the meaning of Rule 405 under the Securities Act, without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of business and the holders have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes. Any holder who is one of our affiliates or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

  . will not be able to rely on the existing SEC interpretations set forth in no-action letters;

  . will not be able to tender its old notes; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer transaction unless such sale or transfer is made pursuant to an exemption from such requirements.

  A participating broker-dealer holding old notes may participate in the exchange offer provided that it acquired the old notes for its own account as a result of market-making or other trading activities. In connection with any resales of exchange notes, any participating broker-dealer who receives exchange notes in the exchange offer may be an "underwriter," within the meaning of the Securities Act, and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the old notes, with this prospectus, as amended or supplemented from time to time. Under the registration rights agreement, we are required to allow participating broker-dealers to use this prospectus, as amended or supplemented from time to time, in connection with the resale of exchange notes for a period of 180 days. Each participating broker-dealer wishing to accept the exchange offer must represent that it will deliver a prospectus meeting the requirements of the Securities Act if it resells any exchange notes.

  Any broker-dealer that is not a participating broker-dealer may not rely on existing SEC interpretations set forth in no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell the old notes or the exchange notes. These requirements include being named as a selling security holder in a registration statement related to any such resales.

  The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive a like principal amount of old notes. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes, except for the elimination of transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

  Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, or at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any person that participates in the distribution of exchange notes may be deemed an "underwriter" (within the meaning of the Securities Act). Any profit on the resale and any commissions or concessions received by any such broker-dealers may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that any acknowledgment by a participating broker-dealer that it will deliver a prospectus in connection with any resale of exchange notes, and the delivery of a prospectus, will not be deemed an admission by a participating broker-dealer that it is an underwriter.

  For a period of 180 days after the expiration date, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests these documents in the participating broker-dealer's letter of transmittal. By acceptance of the exchange offer, each broker-dealer that receives exchange notes for old notes agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements herein not materially misleading, which notice we have agreed to deliver to each broker-dealer, the broker-dealer will suspend the use of this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented prospectus to the broker-dealer.

  We have agreed, pursuant to the registration rights agreement, to pay all expenses incident to our performance of the exchange offer and the registration rights agreement, other than agency fees and commissions, underwriting discounts and commissions and the fees and disbursements of counsel and other advisors and experts retained by the holders. In addition, we have agreed to indemnify the holders of the exchange notes against liabilities under the Securities Act.

  The exchange notes are a new issuance of securities for which there is currently no trading market. The exchange notes will not be listed on any national securities exchange or Nasdaq. We have been advised by the initial purchasers that they intend to make a market in the exchange notes; however, the initial purchasers are not obligated to do so, and market making activities may be discontinued at any time without notice. Accordingly, we cannot assure you that an active trading market for the exchange notes will develop or as to the liquidity of a market. In addition, if the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors.

                                 LEGAL MATTERS

  The validity of the exchange notes offered hereby will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

  Our financial statements as of December 31, 1997, and for each of the two years in the period ended December 31, 1997, included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

  Our consolidated financial statements as of December 31, 1998, and for the periods October 1, 1998 to December 31, 1998 and January 1, 1998 to September 30, 1998, included in this prospectus have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND MORE INFORMATION

  This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the exchange notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since these summaries may not contain all of the information that you may find important, you should review the full text of these documents. We have filed material contracts as exhibits to our registration statement.

  In addition, we have agreed that, even though the SEC does not require us to do so, for so long as any notes remain outstanding, we will furnish to you and the trustee and file with the SEC all such ainformation, documents and reports specified in Section 13 or 15(d) of the Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

  You should direct any request for information to our Chief Financial Officer at least 10 business days before you tender your exchange notes in the exchange offer. Our mailing address and telephone number are:

                       Advanced Glassfiber Yarns LLC

                             2556 Wagener Road

                        Aiken, South Carolina 29801

                              (803) 643-1501

                       INDEX TO FINANCIAL STATEMENTS

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)


                                                                     Page
                                                                     ----
Reports of Independent Accountants................................... F-2

Balance Sheets as of December 31, 1998 and 1997...................... F-4

Statements of Operations for the periods October 1, 1998 to
December 31, 1998 and January 1, 1998 to September 30, 1998 and
for the years ended December 31, 1997 and 1996....................... F-5

Statements of Comprehensive Income for the periods October 1, 1998 to December 31, 1998 and January 1, 1998 to September 30, 1998 and
for the years ended December 31, 1997 and 1996....................... F-6

Statements of Cash Flows for the periods October 1, 1998 to
December 31, 1998 and January 1, 1998 to September 30, 1998 and
for the years ended December 31, 1997 and 1996....................... F-7

Notes to Financial Statements........................................ F-8

                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

 Advanced Glassfiber Yarns LLC

  We have audited the accompanying consolidated balance sheet of Advanced Glassfiber Yarns LLC and subsidiaries ("AGY" or "the Company") as of December 31, 1998 and the related statements of operations, comprehensive income and cash flows for the period from October 1, 1998 to December 31, 1998. We have also audited the statements of operations, comprehensive income and cash flows of the Predecessor Business (as described in Note 1) for the period from January 1, 1998 to September 30, 1998. These financial statements are the responsibility of the Company's and the Predecessor Business' management, respectively. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The financial statements for the periods ended prior to October 1, 1998, do not reflect the new basis of accounting established by the acquisition of the 51% interest in the Predecessor Business as described in Note 1, and are presented on the historical cost basis existing prior to the acquisition period.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AGY as of December 31, 1998 and results of their operations and their cash flows for the period from October 1, 1998 to December 31, 1998 and the results of operations and cash flows of the Predecessor Business for the period from January 1, 1998 to September 30, 1998 in conformity with generally accepted accounting principles.


                                          PricewaterhouseCoopers llp

Greensboro, North Carolina

March 26, 1999

                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of

 Owens Corning

  We have audited the accompanying statements of net assets of the GLASS YARNS AND SPECIALTY MATERIALS BUSINESS (the "Business"), a business unit of OWENS CORNING, a Delaware corporation as described in Note 1, as of December 31, 1997 and the related statements of operations, comprehensive income and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of the GLASS YARNS AND SPECIALTY MATERIALS BUSINESS as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen llp

Toledo, Ohio

August 14, 1998

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                              BALANCE SHEETS

                              (in thousands)

                                                                                                                       The
                                                                                                     Consolidated  Predecessor
                                                                                                       Company      Business
                                                                                                     December 31, December 31,
                                                                                                         1998     1997 (Note 1)
                                                                                                     ------------ -------------
                                               Assets

Current assets:
 Cash...............................................................................................   $ 12,779     $    --
 Trade receivables, less allowance of $2,823 in 1998 and $1,419 in 1997.............................     32,657       19,272
 Inventories (Note 3)...............................................................................     24,691       19,168
 Deferred income taxes..............................................................................        --         4,396
 Other current assets...............................................................................        217          291
                                                                                                       --------     --------
  Total current assets..............................................................................     70,344       43,127
Deferred income taxes...............................................................................        --         5,276
Property, plant and equipment, net (Note 4).........................................................    152,364      105,558
Intangible assets (Note 5)..........................................................................    242,148          --
Other assets........................................................................................        613          --
                                                                                                       --------     --------
  Total assets......................................................................................   $465,469     $153,961
                                                                                                       ========     ========

                            Liabilities and Net Assets/Members' Interest

Current liabilities:
 Current portion of long-term debt (Note 7).........................................................   $ 14,297     $    --
 Accounts payable...................................................................................      9,716       11,288
 Accrued liabilities (Note 6).......................................................................     11,783        8,398
 Income taxes payable...............................................................................        --        30,237
 Due to Owens Corning...............................................................................      2,487          --
 Other current liabilities..........................................................................        --         5,076
                                                                                                       --------     --------
  Total current liabilities.........................................................................     38,283       54,999
Pension and other employee benefit plans (Note 10)..................................................     18,000       68,022
Long-term debt, less current portion (Note 7).......................................................    387,901          --
                                                                                                       --------     --------
  Total liabilities.................................................................................    444,184      123,021
Members' interest (Notes 8 and 16)..................................................................     21,285          --
Net assets..........................................................................................        --        30,940
                                                                                                       --------     --------
  Total liabilities and net assets/members' interest................................................   $465,469     $153,961
                                                                                                       ========     ========

     The accompanying notes are an integral part of these statements.

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                         STATEMENTS OF OPERATIONS

                              (in thousands)

                                                                 Consolidated
                                                                    Company                The Predecessor Business
                                                               ----------------- --------------------------------------------
                                                                  Period from       Period from         Year         Year
                                                                October 1, 1998   January 1, 1998      Ended        Ended
                                                                      to                 to         December 31, December 31,
                                                               December 31, 1998 September 30, 1998     1997         1996
                                                               ----------------- ------------------ ------------ ------------
Net sales (Note 14)...........................................      $63,403           $205,248        $277,357     $274,979
Cost of sales.................................................       42,952            134,820         182,366      180,343
                                                                    -------           --------        --------     --------
  Gross margin................................................       20,451             70,428          94,991       94,636
Selling, general and administrative expenses..................        4,665             11,487          14,813       14,345
Amortization..................................................        2,848                --              --           --
Restructuring costs...........................................          --               2,034             --           --
                                                                    -------           --------        --------     --------
  Income from operations......................................       12,938             56,907          80,178       80,291
Interest expense (Note 12)....................................        9,113                --              --           --
Other income..................................................         (450)            (2,328)         (2,688)      (3,003)
                                                                    -------           --------        --------     --------
  Income before provision for income taxes....................        4,275             59,235          82,866       83,294
Provision for income taxes (Note 13)..........................          --              16,226          32,540       33,051
                                                                    -------           --------        --------     --------
Net income....................................................      $ 4,275           $ 43,009        $ 50,326     $ 50,243
                                                                    =======           ========        ========     ========

     The accompanying notes are an integral part of these statements.

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                    STATEMENTS OF COMPREHENSIVE INCOME

                              (in thousands)

                                                                 Consolidated
                                                                    Company                The Predecessor Business
                                                               ----------------- --------------------------------------------
                                                                  Period from       Period from         Year         Year
                                                                October 1, 1998   January 1, 1998      Ended        Ended
                                                                      to                 to         December 31, December 31,
                                                               December 31, 1998 September 30, 1998     1997         1996
                                                               ----------------- ------------------ ------------ ------------
Net income....................................................      $4,275            $43,009         $50,326      $50,243
Other comprehensive income (loss):
  Foreign currency translation................................          (1)               539            (935)        (633)
                                                                    ------            -------         -------      -------
Comprehensive income..........................................      $4,274            $43,548         $49,391      $49,610
                                                                    ======            =======         =======      =======

     The accompanying notes are an integral part of these statements.

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                         STATEMENTS OF CASH FLOWS

                              (in thousands)

                                                                Consolidated
                                                                   Company                The Predecessor Business
                                                              ----------------- ---------------------------------------------
                                                                 Period from        Period from         Year         Year
                                                               October 1, 1998    January 1, 1998      Ended        Ended
                                                                     to                 to          December 31, December 31,
                                                              December 31, 1998 September 30, 1998*     1997         1996
                                                              ----------------- ------------------- ------------ ------------
Cash flows from operating activities:
 Net income..................................................      $ 4,275           $  43,009        $ 50,326     $ 50,243
 Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation................................................        2,753               6,394           8,305        8,233
 Amortization of debt issuance costs.........................          374                 --              --           --
 Amortization of goodwill and other intangibles..............        2,848                 --              --           --
 Pension and postretirement..................................          900               1,912             956          411
 Inventory noncash change (Note 11)..........................        1,321                 --              --           --
 Deferred income tax (credit) provision......................          --                 (841)          2,303        1,276
 Loss on disposal of property, plant and equipment...........          --                  --              192          419
 Alloy usage.................................................          613               2,499           3,200        3,400
 Changes in assets and liabilities:
  Trade receivables, net.....................................         (478)            (13,788)          3,463        2,445
  Inventories................................................       (2,489)             (3,591)          1,744       (3,377)
  Other assets...............................................          (34)               (278)           (291)         --
  Trade accounts payable.....................................        6,486                (468)          3,374       (1,378)
  Accrued liabilities........................................        2,250                 702          (6,760)      (3,675)
  Income taxes payable.......................................          --               (7,112)         (1,538)       4,116
                                                                   -------           ---------        --------     --------
  Net cash provided by operating activities..................       18,819              28,438          65,274       62,113
                                                                   -------           ---------        --------     --------
Cash flows from investing activities:
 Additions to property, plant and equipment..................       (3,327)            (13,509)         (8,324)     (15,314)
                                                                   -------           ---------        --------     --------
  Net cash used in investing activities......................       (3,327)            (13,509)         (8,324)     (15,314)
                                                                   -------           ---------        --------     --------
Cash flows from financing activities:
 Proceeds from revolving loan................................        1,000              14,000             --           --
 Proceeds from bridge facility...............................          --              150,000             --           --
 Proceeds from (payments on) term loans......................       (3,187)            240,000             --           --
 Repayments of advances from members.........................         (525)                --              --           --
 Distribution to Porcher Industries .........................          --             (203,624)            --           --
 Distribution to Owens Corning...............................          --             (195,638)            --           --
 Contribution from Owens Corning.............................          --                2,250             --           --
 Net transfers to Owens Corning..............................          --              (14,940)        (56,922)     (46,783)
 Payment of financing costs..................................          --               (6,988)            --           --
                                                                   -------           ---------        --------     --------
  Net cash used in financing activities......................       (2,712)            (14,940)        (56,922)     (46,783)
                                                                   -------           ---------        --------     --------
 Effect of exchange rate on cash.............................           (1)                 11             (28)         (16)
                                                                   -------           ---------        --------     --------
 Net increase (decrease) in cash                                    12,779                 --              --           --
 Cash, beginning of period...................................          --                  --              --           --
                                                                   -------           ---------        --------     --------
 Cash, end of period.........................................      $12,779           $     --         $    --      $    --
                                                                   -------           ---------        --------     --------
 Interest paid...............................................      $ 8,929           $     --         $    --      $    --
                                                                   -------           ---------        --------     --------
 Non-cash financing/investing activities:
 Capital lease...............................................      $   386           $     --         $    --      $    --
                                                                   -------           ---------        --------     --------
 Non-cash contributions to capital, net (Note 8).............      $   --            $  87,134        $    --      $    --
                                                                   -------           ---------        --------     --------
 Step-up of assets from sale of 51% interest.................      $   --            $ 267,341        $    --      $    --
--------------------------------------------------
                                                                   -------           ---------        --------     --------
 Additions to property, plant and equipment included in
  accounts payable...........................................      $ 3,230           $     --         $    --      $    --

--------

*Includes the financing and distribution transactions (See Note 1).

     The accompanying notes are an integral part of these statements.

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                       NOTES TO FINANCIAL STATEMENTS

1. Basis of Presentation

  Advanced Glassfiber Yarns LLC ("AGY" or the "Company") was formed by Owens Corning to own and operate Owens Corning's glass yarns and specialty materials business (the "Predecessor Business" or the "Company"), which was contributed to AGY on July 1, 1998, then, a wholly owned subsidiary of Owens Corning (the "Contribution"). On September 30, 1998, Owens Corning sold a 51% interest in AGY to a wholly owned subsidiary of Porcher Industries, S.A. ("Porcher Industries") for aggregate consideration of $338.9 million (the "Majority Purchase"). In addition, Porcher Industries paid fees and expenses of approximately $3.2 million in connection with the Majority Purchase. Therefore, the total aggregate consideration paid by Porcher Industries for its 51% interest in AGY was $342.1 million. Owens Corning retained a 49% interest in AGY.

  Prior to October 1, 1998 the Predecessor Business was managed as an operating unit of the Composites Systems Business of Owens Corning which has provided it with certain administrative and operational support. The accompanying financial statements prior to the Majority Purchase include the cost of the Predecessor Business' employees and allocations of certain corporate services provided by Owens Corning. Management, using its experience with the Predecessor Business and its judgment, has allocated approximately $6.2 million, $7.8 million and $7.3 million of such corporate services and other support to the Predecessor Business for the nine months ended September 30, 1998 and for the years ended 1997 and 1996, respectively. The allocations were made primarily by estimating the proportional historical cost of various corporate departments and other functions providing services to the Predecessor Business. The proportions were based primarily upon estimates of the number of full time equivalent employees rendering service to the Predecessor Business. Management believes that its methodology is reasonable and that the costs of the operational and administrative support included in the accompanying financial statements prior to the Majority Purchase are comparable to those that the Predecessor Business would have incurred had it operated as a separate entity. The financial information presented herein may not necessarily reflect the financial position and results of operations of the Predecessor Business in the future.

  Concurrently with the Majority Purchase, AGY was recapitalized. AGY borrowed an aggregate of $404.0 million through a combination of $254.0 million under a Senior Credit Facility (as defined herein) and the $150.0 million under a Senior Subordinated Credit Facility (the "Subordinated Facility"). AGY used the proceeds from the initial borrowings under the Senior Credit Facility and Subordinated Facility plus a $2.2 million contribution from Owens Corning to pay (i) an aggregate cash distribution of $399.2 million (the "Distribution") to Owens Corning and Porcher Industries in the amounts of $195.6 million and $203.6 million, respectively, and (ii) approximately $7.0 million in fees and expenses. The initial borrowings under the Senior Credit Facility and the Subordinated Facility, and the application of the net proceeds therefrom, are collectively referred to as the "Financings". The Financings, together with the Contribution and Majority Purchase are collectively referred to as the "Formation Transactions."

  In connection with the Formation Transactions, the net cash outlay by Porcher Industries was $138.5 million, represented by the $338.9 million paid for the Majority Purchase plus fees and

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

expenses of $3.2 million less the $203.6 million cash distribution Porcher Industries received from AGY. The total cash consideration received by Owens Corning was $532.3 million, comprised of the $338.9 million paid by Porcher Industries and the $195.6 million cash distribution received from AGY less a $2.2 million contribution.

  The acquisition of the 51% interest in AGY by a wholly owned subsidiary of Porcher Industries was accounted for as a partial purchase business combination in accordance with the provisions of APB No. 16 "Business Combinations" and EITF Issue No. 88-16 "Basis in Leveraged Buyout Transactions."

  The allocation of the purchase price was as follows (in thousands):

   Accounts receivable................................................ $ 16,411
   Inventories........................................................   12,645
   Property, plant and equipment......................................   92,578
   Other assets.......................................................      407
   Identifiable intangibles...........................................   22,000
   Goodwill...........................................................  212,245
   Liabilities........................................................  (14,137)
                                                                       --------
                                                                       $342,149
                                                                       ========

2. Accounting Policies

 Principles of Consolidation

  The business is conducted through the Company and two wholly owned subsidiaries of the Company, AGY Yarns Canada and AGY Capital Corp. Significant intercompany accounts and transactions have been eliminated. As of December 31, 1998, the Company did not have any other subsidiaries.

 Cash and Cash Equivalents

  The Company considers cash on hand, cash deposited in financial institutions and money market accounts with maturities of less than ninety days at date of purchase to be cash equivalents. These are stated at cost which approximates market value.

 Inventories

  Inventories are stated at the lower of cost or market value and include material, labor and manufacturing overhead. Cost is determined using the first-in, first-out (FIFO) method.

 Rebuild of Glass Melting Furnaces

  Glass melting furnaces periodically require substantial rebuilding. The time period between rebuilds varies depending upon the utilization of the furnace. The Company applies the capital method of accounting for the cost to rebuild glass melting furnaces. Under this method, costs are capitalized when incurred and depreciated over the estimated useful lives of the rebuilt furnaces, which is approximately 14 years.

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(2) Accounting Policies--(Continued)

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation of property, plant and equipment is calculated principally on the straight-line method over the estimated useful lives of the assets. Repairs and maintenance costs are expensed as incurred; major replacements and improvements are capitalized. When assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts with any resulting gain or loss reflected in operations.

  The estimated useful lives of the assets are as follows:

  Buildings and leasehold improvements.............................. 15-40 Years
  Machinery and equipment...........................................  5-25 Years

  When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required. Management does not believe that there are any material impairments at December 31, 1998.

  Alloy metals are an integral part of the Company's installed glass melting furnaces and therefore are classified as property, plant and equipment in the accompanying financial statements.

  Alloy metals, consisting of rhodium and platinum, are the primary component of the heat resistant glass forming bushings in the Company's glass melting furnaces. Molten glass is passed through the bushings to form glass filaments. During the manufacturing process, a small portion of the alloy metals is physically consumed. The portion of the alloy metal physically consumed is measured at the time a bushing is reconditioned and is charged to income. The amount of metal loss and the service life of the bushings are dependent upon a number of factors including the type of furnace and the product being produced. Based upon historical metal loss, the Company's alloy metals have a useful life of up to 50 years.

 Revenue Recognition and Concentration of Credit Risk

  Revenues are recognized when title to products passes to the customer, which is typically at shipment. Two customers accounted for approximately 36% and 28% of the Company's gross accounts receivable at December 31, 1998 and 1997, respectively.

  The following table represents a summary of sales to significant customers as a percentage of the Company's net sales:

                       Period             Period        Year Ended   Year Ended
                 October 1, 1998 to January 1, 1998 to December 31, December 31,
                 December 31, 1998  September 30, 1998     1997         1996
                 ------------------ ------------------ ------------ ------------
   Customer A..          22%                19%             21%          21%
   Customer B..          17%                11%             11%          10%
                        ---                ---             ---          ---
                         39%                30%             32%          31%
                        ===                ===             ===          ===

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(2) Accounting Policies--(Continued)

 Foreign Currency Translation

  The assets and liabilities of the Company's Canadian operations are translated from its functional currency to U.S. dollars at the year-end exchange rates and income and expenses are translated at the average exchange rates prevailing during the period.

  Prior to the Formation Transactions, the functional currency of Owens Corning's European operations was the local currency. Accordingly, assets and liabilities of the European group were translated at the year-end exchange rates and income and expenses were translated at the average exchange rates prevailing during the period. Adjustments resulting from the translations were recorded as a separate component of Net Assets/Members' Interest.

  As of the date of the Formation Transactions, the European operations of AGY consisted principally of a distributorship. As of the date of the Formation Transactions, the European operations became a direct and integral component of the U.S. operations and are not a distinct and separate operation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 Intangible Assets

  Included in intangible assets are goodwill (i.e., excess of acquisition costs over identifiable assets), patents and trademarks, debt issuance costs and covenant not to compete. Goodwill represents the excess of cost over the fair value of tangible and intangible assets acquired. Debt issuance costs are being amortized over the terms of the respective debt agreements using the interest method (See Note 5).

  The Company assesses whether its goodwill and other intangible assets are impaired as required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," based on an evaluation of undiscounted projected cash flows through the remaining amortization period. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset. The Company believes there is no impairment at December 31, 1998.

 Other Income

  Other income includes royalty and technical service fees, as well as proceeds from the sale of scrap material.

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(2) Accounting Policies--(Continued)

 Research and Development

  The Company expenses research and development costs as incurred. These costs were approximately $225,000 and $500,000 for the periods ended December 31, 1998 and September 30, 1998, respectively.

 Fair Value of Financial Instruments

  The fair value of financial instruments in the accompanying financial statements approximates the carrying value, unless otherwise disclosed.

 Recently Issued Accounting Standards

  On June 15, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company anticipates that, due to its limited use of derivative instruments, the adoption of SFAS 133 will not have a significant effect on the Company's results of operations or its financial position.

3. Inventories

  Inventories consist of the following (in thousands):

                                             December 31, 1998 December 31, 1997
                                             ----------------- -----------------
   Finished goods...........................      $19,491           $14,431
   Materials and supplies...................        5,200             4,737
                                                  -------           -------
    Total inventories.......................      $24,691           $19,168
                                                  =======           =======

4. Net Property, Plant and Equipment

  Net property, plant and equipment consist of the following (in thousands):

                                            December 31, 1998 December 31, 1997
                                            ----------------- -----------------
   Land....................................     $  1,498          $  1,057
   Building and leasehold improvements.....       18,790            28,918
   Machinery and equipment.................       96,134           189,244
   Construction in progress................        3,823             6,330
                                                --------          --------
    Gross property, plant and equipment....      120,245           225,549
    Less: accumulated depreciation.........        2,753           142,979
   Alloy metals............................       34,872            22,988
                                                --------          --------
   Net property, plant and equipment.......     $152,364          $105,558
                                                ========          ========

  The Company leases computer equipment under a capital lease agreement. The carrying value of equipment under capital leases was approximately $385,000 at December 31, 1998.

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

5. Intangible Assets

  Goodwill and all other intangible assets are amortized on the straight-line method over the estimated useful lives of the assets, which are as follows at December 31, 1998 (in thousands):

                                                       December 31, Amortization
                                                           1998        Period
                                                       ------------ ------------
   Goodwill...........................................   $212,245      25 Years
   Patents and trademarks.............................     20,000       8 Years
   Debt issuance costs................................     11,125    6-10 Years
   Covenant not to compete............................      2,000       5 Years
                                                         --------
                                                          245,370
   Accumulated amortization...........................     (3,222)
                                                         --------
                                                         $242,148
                                                         ========

6. Accrued Liabilities

  Accrued liabilities consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1998         1997
                                                       ------------ ------------
   Vacation...........................................   $ 3,180       $3,180
   Real and personal property taxes...................     3,030        1,904
   Health benefits....................................       --         1,205
   Incentive compensation.............................     2,535          331
   Other..............................................     3,038        1,778
                                                         -------       ------
                                                         $11,783       $8,398
                                                         =======       ======

  Under the transitional services agreement, from October 1, 1998 to December 31, 1998, with Owens Corning (Note 9), the administration of the Company's health benefit plan was performed by Owens Corning. As such, the accrued costs associated with these benefits were included in the payable to Owens Corning.

7. Long-Term Debt

  Long-term debt consists of the following (in thousands):

                                                                    December 31,
                                                                        1998
                                                                    ------------
   Senior Credit Facility
    Five year revolving credit facility...........................    $ 15,000
    Term Loan A...................................................     112,125
    Term Loan B...................................................     124,688
   Senior Subordinated Credit Facility............................     150,000
   Capital lease obligation.......................................         385
                                                                      --------
                                                                       402,198
   Less current portion...........................................      14,297
                                                                      --------
   Long-term debt.................................................    $387,901
                                                                      ========

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(7) Long-Term Debt--(Continued)

  The following is a schedule of future maturities of term debt, including minimum lease payments (in thousands):

      Twelve Months Ending
          December 31,
      --------------------
           1999.......................................................  $ 14,297
           2000.......................................................    18,601
           2001.......................................................    20,031
           2002.......................................................    24,331
           2003.......................................................    39,250
           2004 and thereafter........................................   285,688
                                                                        --------
                                                                        $402,198
                                                                        ========

 Senior Credit Facility

  In connection with the Formation Transactions, AGY entered into a senior secured credit agreement, pursuant to which the lenders committed to lend to AGY up to $315.0 million (the "Senior Credit Facility"), including: (i) a six-year revolving credit facility in an aggregate principal amount of up to $75.0 million (the "Revolver"); (ii) a six-year term loan in an aggregate principal amount of $115.0 million ("Term Loan A"); (iii) a seven-year term loan in an aggregate principal amount of $125.0 million ("Term Loan B" and together with Term Loan A, the "Term Loans").

  The Senior Credit Facility is collateralized by a first priority lien on substantially all of the properties and assets of AGY and its respective domestic subsidiaries, now owned or acquired thereafter, and a pledge of Porcher Industries' membership interest in AGY. The Senior Credit Facility will be guaranteed by all of AGY's future domestic subsidiaries.

  At AGY's option, the interest rates per annum applicable to the Revolver and the Term Loan A is a fluctuating rate of interest measured by reference either to: (i) LIBOR plus a borrowing margin or (ii) the bank's base rate, which is the greater of the published prime rate or the overnight federal funds rate plus 0.5% (the "ABR") plus a borrowing margin. The applicable borrowing margin for the Revolver and Term Loan A ranges from 1.75% to 3.0% for LIBOR based borrowings and .5% to 1.75% for ABR based borrowings. The applicable borrowing margin for the Term Loan B ranges from 3.50% to 3.75% for LIBOR based borrowings and 2.25% to 2.5% for ABR based borrowings. In October 1998, the Company entered into interest rate swap agreements which convert the LIBOR rates of interest on Term Loan A and Term Loan B to 4.92% and 5.04% per annum, respectively, plus the applicable borrowing margin, in order to limit its exposure to interest rate fluctuations under the Term Loan portion of the Senior Credit Facility. These swap agreements remain in effect through the six-year and seven-year terms of Term Loan A and Term Loan B, respectively. The notional amount of these swaps was $115,000,000 and $125,000,000 for Term Loan A and Term Loan B at December 31, 1998, respectively.

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(7) Long-Term Debt--(Continued)

  The interest rate on borrowings outstanding under the Revolver, Term Loan A and Term Loan B as of December 31, 1998 was 7.79%, 8.38% and 9.13%, respectively. The fair value of the interest rate swap agreements, representing the estimated amount that the Company would receive to terminate the swap agreements, was approximately $1,099,000 and $2,003,000 at December 31, 1998; however, the Company has no intention of terminating the swap agreements.

  The Senior Credit Facility contains covenants restricting AGY and its subsidiaries with respect to the incurrence of debt (including guarantees); the creation of liens; substantially changing the nature of AGY's or its subsidiaries' businesses; the consummation of certain transactions such as dispositions of substantial assets, mergers, acquisitions, reorganizations and recapitalizations; the making of certain investments and loans, non-ordinary course of business asset sales and capital expenditures; the making of dividends and other distributions; transactions with affiliates (outside of trade sales and purchases) and AGY's ability to prepay certain debt. AGY also is required to comply with certain financial tests and maintain certain financial ratios. Certain of these financial tests and ratios include: (i) maintaining a maximum Leverage Ratio; (ii) maintaining a minimum Consolidated Net Worth (as defined in the Senior Credit Facility); (iii) maintaining a minimum Interest Coverage Ratio (as defined in the Senior Credit Facility); and
(iv) maintaining a minimum Fixed Charge Coverage Ratio (as defined in the Senior Credit Facility). At December 31, 1998, the Company was in compliance with the aforementioned covenants.

  The Senior Credit Facility also contains customary Events of Default. An Event of Default under the Senior Credit Facility will allow the lenders thereunder to accelerate or, in certain cases, will automatically cause the acceleration of, the maturity of the debt under the Senior Credit Facility. Further, in the event of default, the interest rate would be increased.

 Senior Subordinated Credit Facility

  In connection with the Formation Transactions, AGY entered into the Subordinated Facility. The Subordinated Facility, which had a maturity of September 30, 2008, provided for aggregate borrowings in an amount of $150 million and was fully drawn by AGY as of September 30, 1998.

  Amounts outstanding under the Subordinated Facility accrued interest at a rate equal to the sum (a) of the greater of (i) the three month LIBOR rate or
(ii) a Treasury based rate (based on Treasury securities of the same principal amount as the Subordinated Facility), plus (b) a margin of 4.25%. The 4.25% margin increases by .25% per annum at the end of each three-month period during the term of the Subordinated Facility. The maximum annual rate on the Subordinated Facility was 18%. The rate of interest on the amounts outstanding under the Subordinated Facility was 9.51% at December 31, 1998.

  The Company used the net proceeds from the offering of its 9 7/8% Senior Subordinated Notes due 2009, together with additional borrowings under the Senior Credit Facility, to repay all amounts outstanding under the Subordinated Facility (Note 17).

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(7) Long-Term Debt--(Continued)

 Other

  The Company has outstanding standby letters of credit at December 31, 1998 of approximately $512,000 to secure workers compensation obligations. Such letters of credit expire in October 1999.

 Keepwell Agreement

  In connection with the Formation Transactions, Owens Corning entered into a Keepwell Agreement to support the liquidity of AGY. In the event that AGY does not have the liquidity to pay the interest on the Senior Credit Facility or the 9 7/8% Senior Subordinated Notes due 2009 when due, Owens Corning will loan AGY an amount equal to the aggregate deficiency. Owens Corning's obligations to make such loans is limited to a maximum aggregate amount of $65 million, and a maximum annual amount of $20 million. The Owens Corning maximum aggregate obligation is reduced by $10 million semi-annually beginning in 1999. Any such loans which are made by Owens Corning will be subordinate to obligations under the Senior Credit Facility and the Notes. This agreement terminates in January 2002.

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

8. Membership Interest/Net Assets and Put Rights

  The following table sets forth the statement of changes in net assets/members' interest (deficit) in AGY (in thousands):

                                                   Membership Interest
                                                   --------------------
                                      Accumulated
                                         Other
                                     Comprehensive   Owens
                          Net Assets    Income      Corning    Porcher     Total
                          ---------- ------------- ---------  ---------  ---------
Balance at December 31,
 1995...................   $ 31,899     $   --     $     --   $     --   $  31,899
 Net income.............     50,243         --           --         --      50,243
 Net transfers to Owens
  Corning...............    (46,783)        --           --         --     (46,783)
 Translation loss.......        --         (633)         --         --        (633)
 Other, net.............      2,124         --           --         --       2,124
                           --------     -------    ---------  ---------  ---------
Balance at December 31,
 1996...................     37,483        (633)         --         --      36,850
 Net income.............     50,326         --           --         --      50,326
 Net transfers to Owens
  Corning...............    (56,922)        --           --         --     (56,922)
 Translation loss.......        --         (935)         --         --        (935)
 Other, net.............      1,621         --           --         --       1,621
                           --------     -------    ---------  ---------  ---------
Balance at December 31,
 1997...................     32,508      (1,568)         --         --      30,940
 Net income from January
  1, 1998 to June 30,
  1998..................     24,698         --           --         --      24,698
Translation gain........        --          539          --         --         539
 Change from Business
  Unit to LLP...........    (57,206)      1,029       56,177        --         --
 Deferred tax adjustment
  due to change from
  Business Unit to LLP..        --          --       (10,513)       --     (10,513)
 Net income from July 1,
  1998 to September 30,
  1998..................        --          --        18,311        --      18,311
 Net transfers to Owens
  Corning...............        --          --       (14,940)       --     (14,940)
 Net liabilities assumed
  by Owens Corning and
  treated as capital
  contribution..........        --          --        97,647        --      97,647
 Contribution from Owens
  Corning...............        --          --         2,250        --       2,250
 Sale of 51% interest to
  Porcher...............        --          --       (74,808)   342,149    267,341
 Distributions..........        --          --      (195,638)  (203,624)  (399,262)
                           --------     -------    ---------  ---------  ---------
Balance at September 30,
 1998...................        --          --      (121,514)   138,525     17,011
                           --------     -------    ---------  ---------  ---------
Net income from October
 1, 1998 to December 31,
 1998...................        --                     2,095      2,180      4,275
                           --------     -------    ---------  ---------  ---------
Foreign currency
 translation
 adjustment.............                     (1)                                (1)
                           --------     -------    ---------  ---------  ---------
Balance at December 31,
1998....................   $    --      $    (1)   $(119,419) $ 140,705  $  21,285
                           ========     =======    =========  =========  =========

 Put Right

  Commencing September 30, 2003, each of the members have the right to sell not less than all of their ownership interest to AGY (a "Put Right") in the event certain conditions described below are satisfied. If either of the members exercises its Put Right, the value of the ownership interest will be determined by a third party according to the procedures set forth in the operating agreement. AGY's

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(8) Membership Interest/Net Assets and Put Rights--(Continued)

obligation to purchase a member's ownership interest is conditioned upon AGY financing the purchase with a third party lender while maintaining or obtaining not less than a B rating on its then outstanding unsecured debt after giving effect to the purchase. In addition, AGY's ability to fund the Put Right will be conditioned upon maintaining compliance with the covenants under the Senior Credit Facility and the Subordinated Credit Facility.

  As of December 31, 1998, AGY could not finance the purchase of all or any portion of either member's ownership interest and maintain a credit rating of at least B on its existing unsecured debt. If AGY meets this requirement in the future, the Company will commence accretion to this estimated redemption value of each member's ownership interest. Such accreted redemption amount will be presented outside of the members' interest section of the balance sheet after total liabilities. Management's estimate of the aggregate value of the members' ownership interests using the measurement procedures specified in the Operating Agreement is approximately $250 million.

 Other, net

  Prior to October 1, 1998, the other change in the net assets of the Predecessor Business reflects the change in the intercompany payable with Owens Corning related to alloy metals. Alloy metals are owned by Owens Corning's central alloy operations and were issued to the Predecessor Business as needed for production. The amount of alloy metals issued to the Predecessor Business has been included in the opening balance of net assets. When the Predecessor Business returned alloy metals to the central alloy operations for reconditioning, the net assets of the Predecessor Business were reduced. When additional issuances of alloy metals were made to the Predecessor Business, the net assets of the Predecessor Business were increased.

9. Transactions with Related Parties

  The Company engages in several transactions with related parties. The following is a description of these transactions.

 Sales

  Porcher Industries and affiliates represented approximately $14,000,000 and $39,000,000 of AGY's net sales for the periods ended December 31, 1998 and September 30, 1998, respectively.

 Purchases of Materials

  The Company purchases glass marbles, which are used as an input material in the production of certain glass yarns, from Owens Corning. Glass marble purchases were $1,667,000, $2,157,000, $3,047,000 and $2,889,000 for the
periods ended December 31, 1998 and September 30, 1998 and for the years ended December 31, 1997 and 1996, respectively.

 Glass Forming Bushing Fabrication Services and Alloy Metal Loss

  The glass forming bushings used in the Company's glass melting furnaces require periodic refurbishing. Refurbishing and fabrication services are provided to the Company by Owens Corning's central alloy operations. Such services and alloy metals physically consumed in the manufacturing process are charged to the Company at actual cost and were $721,000, $2,499,000, $3,200,000 and

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(9) Transactions with Related Parties--(Continued)

$3,400,000 for the periods ended December 31, 1998, and September 30, 1998 and for the years ended December 31, 1997 and 1996, respectively.

 Borates Supply Agreement

  The Company purchases borates, which are used as an input material in the production of certain glass yarns, from Owens Corning. Borates purchases were $879,000, $2,550,000, $3,682,000 and $3,986,000 for the periods ended December
31, 1998 and September 30, 1998 and for the years ended December 31, 1997 and December 31, 1996, respectively. Additionally, Owens Corning began charging the Company an administrative fee for these services beginning October 1, 1998. Such administrative charges were $25,000 for the period ended December 31, 1998.

 Battice Supply Agreements

  The Company purchases certain glass yarn products from Owens Corning's Battice manufacturing facility for resale. Such purchases were $5,017,000 for the period ended December 31, 1998. Prior to the Majority Purchase, Owens Corning's Battice manufacturing facility sold such products directly to the customer.

 Byproducts Supply Agreement

  Owens Corning purchases byproducts of the Company's manufacturing processes called dry chopped yarn and slit hanks from the Company. The Company's sales of these byproducts to Owens Corning were $244,000, $818,000, $723,000 and $680,000 for the periods ended December 31, 1998 and September 30, 1998 and for the years ended December 31, 1997 and December 31, 1996, respectively and are included in other income.

  Owens Corning produces Low Tex Type 30 for the Company's customers. Beginning October 1, 1998 the Company receives a fee from Owens Corning equal to 10% of sales of those products to the Company's customers. These fees were approximately $203,000 for the period ended December 31, 1998.

 Transitional Services

  The Company entered into a transitional services agreement with Owens Corning at the time of the Majority Purchase for processing the Company's payroll, health care and benefit costs, accounts payable and for providing certain accounting and information services. In addition, the Company reimburses Owens Corning for paying certain health care costs. Such charges were $1,679,000 and $2,100,000, respectively, and were included in selling, general and administrative expenses for the period ended December 31, 1998.

 Lease Transactions

  The Company has entered into operating sublease agreements with Owens Corning for certain manufacturing equipment. The rental expense included in the Company's statements of operations associated with these leases was $557,000, $1,677,000 and $1,928,000 and $418,000 for the periods ended December 31, 1998 and September 30, 1998 and for the years ended December 31, 1997 and 1996, respectively.

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(9) Transactions with Related Parties--(Continued)

  The future minimum rental commitments associated with these leases are as follows (in thousands):

        1999............................................ $2,263
        2000............................................  2,263
        2001............................................  1,776
        2002............................................    522

  The Company leases a manufacturing facility from a wholly owned subsidiary of Porcher Industries. Rental expenses associated with this facility was $165,000 and $110,000 for the periods ended December 31, 1998 and September 30, 1998.

10. Employee Benefits

  These disclosures have been restated in accordance with the provisions of SFAS 132.

 Pension Plan

  Prior to the Majority Purchase, the hourly and salaried employees of the Predecessor Business participated in Company wide defined benefit plans maintained by Owens Corning. Under the plans, pension benefits were generally based on an employee's pay and number of years of service. Contributions to these pension plans were based on the calculations of independent actuaries using the projected unit credit method. Plan assets consisted primarily of equity securities with the balance in fixed income investments. The unrecognized cost of retroactive amendments and actuarial gains and losses were amortized over the average future service period of plan participants expected to receive benefits.

  Pension expense attributed to the Predecessor Business defined benefit pension plans includes the following (in thousands):

                                   Period January 1, 1998 to
                                      September 30, 1998      1997     1996
                                   ------------------------- -------  -------
   Service cost...................          $ 1,673          $ 2,000  $ 1,800
   Interest cost on projected
    benefit obligation............            5,892            7,777    7,833
   Actual return on plan assets...           (6,746)          (8,649)  (8,517)
   Amortization of transition
    amount........................             (420)            (613)    (613)
   Amortization of actuarial
    (gain) loss...................            1,260              654      110
   Amortization of prior service
    cost..........................             (765)          (1,113)  (1,113)
                                            -------          -------  -------
   Net pension expense (credit)...          $   894          $    56  $  (500)
                                            =======          =======  =======


  Assumptions used:

                                                               1998  1997  1996
                                                               ----  ----  ----
      Weighted-average discount rates......................... 6.50% 7.25% 7.75%
      Return on asset.........................................  9.0%  9.0%  9.0%
      Rate of compensation increase...........................  5.5%  5.0%  5.1%

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(10) Employee Benefits--(Continued)

  The change in projected benefit obligation, the change in fair value of plan assets and the funded status of the pension plans at December 31 is summarized below (in thousands):

                                                        Period
                                                  January 1, 1998 to
                                                  September 30, 1998   1997
                                                  ------------------ --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of period........      $112,580      $106,681
Service cost.....................................         1,673         2,000
Interest cost....................................         5,892         7,777
Plan amendments..................................           --            --
Actuarial loss...................................        11,832         8,660
Benefit payments.................................       (19,223)      (12,538)
                                                       --------      --------
Benefit obligation at end of period..............      $112,754      $112,580
                                                       ========      ========
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of
 period..........................................      $110,924      $103,088
Actual return on plan assets.....................        12,436        20,374
Employer contributions...........................           --            --
Benefit payments.................................       (19,223)      (12,538)
                                                       --------      --------
Fair value of plan assets at end of period.......      $104,137      $110,924
                                                       ========      ========
FUNDED STATUS
Funded status at end of period...................      $ (8,617)     $ (1,656)
Unrecognized net transition asset................        (3,069)       (3,631)
Unrecognized net actuarial loss..................         9,654         5,467
Unrecognized prior service costs.................        (7,181)       (8,201)
Adjustment for Majority Purchase.................         4,113           --
                                                       --------      --------
Net amount recognized............................      $ (5,100)     $ (8,021)
                                                       ========      ========
AMOUNTS RECOGNIZED IN THE
STATEMENT OF FINANCIAL POSITION
Prepaid benefit cost.............................      $    --       $    --
Accrued benefit liability........................        (5,100)       (8,021)
Intangible asset.................................           --            --
Accumulated other comprehensive income...........           --            --
                                                       --------      --------
Net amount recognized............................      $ (5,100)     $ (8,021)
                                                       ========      ========

  Under the Majority Purchase, Owens Corning continued to remain responsible for pension benefits earned through September 30, 1998. However, AGY agreed to pay for subsidized benefits offered under the plan to participants who retire before normal retirement age. This subsidized benefit is the result of the plan paying early retirement benefits which are actuarially larger than benefits provided at normal retirement age. For those participants under age 55 on September 30, 1998, the subsidy on the entire retirement benefit (including the portion of the benefit earned while the

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(10) Employee Benefits--(Continued)

participant was an employee of the Predecessor Business) has been borne by AGY. This liability of AGY at September 30, 1998 was actuarially calculated to be $5.1 million. For those employees eligible to retire, AGY is responsible for only the subsidy on the portion of the benefit earned subsequent to September 30, 1998.

  Additionally, AGY has agreed to be responsible for the service costs under the plan through December 31, 1999. The amount reimbursable to Owens Corning attributed to AGY's unfunded contracted responsibility under this agreement charged to expense for the period October 1, 1998 to December 31, 1998 was $500,000.

Postretirement

  The employees of the Predecessor Business participated in health care and life insurance benefit plans for certain retired employees and their dependents. The heath care plans in the U.S. were unfunded and pay either: 1) stated percentages of covered medically necessary expenses, after subtracting payments by Medicare or other providers and after stated deductibles have been met, or, 2) fixed amounts of medical expense retirement.

  Employees became eligible to participate in the health care plans upon retirement under the Predecessor Business' pension plans if they had accumulated 10 years of service after age 45. Some of the plans were contributory, with some retiree contributions adjusted annually. The Predecessor Business reserved the right to change or eliminate these benefit plans subject to the terms of collective bargaining agreements.

  Under the Majority Purchase, AGY assumed the liability for these health care and life insurance benefits for active employees on September 30, 1998.

  The amount of net postretirement benefits cost attributed to AGY and the Predecessor Business included the following components (in thousands):

                                Period             Period
                          October 1, 1998 to January 1, 1998 to
                          December 31, 1998  September 30, 1998  1997     1996
                          ------------------ ------------------ -------  -------
Service cost............         $225             $   753       $   900  $ 1,100
Interest cost on
 projected benefit
 obligation.............          175               2,864         3,780    3,591
Amortization of
 transition amount......          --                  --            --       --
Amortization of
 actuarial (gain) loss..          --                  --            --       --
Amortization of prior
 service cost...........          --               (2,599)       (3,780)  (3,780)
                                 ----             -------       -------  -------
Net pension expense.....         $400             $ 1,018       $   900  $   911
                                 ====             =======       =======  =======

  Assumptions used:

                                                            1998   1997   1996
                                                            -----  ----  ------
      Weighted-average Discount rates......................  6.50% 7.25%   7.75%
      Initial health care cost trend rate.................. 4-9.5% 4-10% 4-10.5%
      Ultimate health care cost trend rate.................   4-7%  4-7%    4-7%

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(10) Employee Benefits--(Continued)

  The change in benefit obligation, the change in fair value of plan assets and the funded status of the postretirement benefit plans at December 31, is summarized below (in thousands):

                                      Period             Period
                                October 1, 1998 to January 1, 1998 to
                                December 31, 1998  September 30, 1998   1997
                                ------------------ ------------------ --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at
 beginning of period..........       $ 12,000           $ 56,700      $ 50,085
Service cost..................            225                753           900
Interest cost.................            175              2,864         3,780
Plan amendments...............            --                 --            --
Actuarial loss................            --               6,432         5,524
Expected benefit payments.....            --              (3,444)       (3,589)
Adjustment for Majority
 Purchase.....................            --             (51,305)          --
                                     --------           --------      --------
Benefit obligation at end of
 period.......................       $ 12,400           $ 12,000      $ 56,700
                                     ========           ========      ========
CHANGE IN PLAN ASSETS
Fair value of plan assets at
 beginning of period..........       $    --            $    --       $    --
Actual return on plan assets..            --                 --            --
Employer contributions........            --                 --            --
Benefit payments..............            --                 --            --
                                     --------           --------      --------
Fair value of plan assets at
 end of period................       $    --            $    --       $    --
                                     ========           ========      ========
FUNDED STATUS
Funded status at end of
 period.......................       $(12,400)          $(12,000)     $(56,700)
Unrecognized net transition
 (asset)/obligation...........            --                 --            --
Unrecognized net actuarial
 loss.........................            --                 --          4,536
Unrecognized prior service
 costs........................            --                 --         (6,048)
                                     --------           --------      --------
Net amount recognized.........       $(12,400)          $(12,000)     $(58,212)
                                     ========           ========      ========

  Assumed health care trend rates have significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                              1-Percentage
                                                                  Point
                                                            -----------------
                                                            Increase Decrease
                                                            -------- --------
      Effect on total of service and interest cost
       components for 1997.................................  $  867  $  (824)
      Effect on postretirement benefit obligation at
      October 31, 1997.....................................  $7,779  $(7,390)

                                                              1-Percentage
                                                                  Point
                                                            -----------------
                                                            Increase Decrease
                                                            -------- --------
      Effect on total of service and interest cost
       components for 1998.................................  $1,000  $  (950)
      Effect on postretirement benefit obligation at
       September 30, 1998..................................  $9,595  $(9,115)

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(10) Employee Benefits--(Continued)

Other Benefit Plan

  Employees of the Predecessor Business also participated in plans that provided benefits to former or inactive employees after employment but before retirement under certain conditions. These benefits included, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability related benefits (including workers' compensation), job training and counseling. The benefits cost liability attributed to the Predecessor Business at October 31, 1997, as reflected in the statement of net assets at December 31, 1997 was $6,865,000 including current liabilities of $850,000. Such plans were not continued as a result of the Majority Purchase.

11. Restructuring and Nonrecurring Costs

  During the first quarter of 1998, the Predecessor Business recorded a $2 million restructuring charge relating to personnel reductions at the Aiken and Huntingdon plant locations. The charge represents severance costs associated with the elimination of approximately 100 positions.

  During the period October 1, 1998 to December 31, 1998, the Company incurred nonrecurring charges of $626,000 related to labor agreement settlements included in the cost of sales and $268,000 related to relocation costs included in selling, general and administration expense. An additional $130,000 of costs associated with software training was incurred and is included in selling, general and administrative expenses. The operating profit for the period October 1, 1998 to December 31, 1998 was adversely impacted by $1.3 million attributable to charges resulting from the purchase accounting adjustment to reflect the fair value of the inventory as of the date of the Majority Purchase.

12. Interest Expense

  Interest expense includes the following for the three months ended December 31, 1998 (in thousands):

      Interest expense on long-term debt................................ $8,739
      Amortization of debt issuance costs...............................    374
                                                                         ------
                                                                         $9,113
                                                                         ======

13. Income Taxes

  The provision for income taxes, income taxes payable and deferred income taxes included in the accompanying financial statements have been calculated as if the Predecessor Business, prior to July 1, 1998 operated as a stand alone entity. Effective July 1, 1998, the Company was established as a limited liability company, and is not subject to income tax; therefore, the statement of operations included herein does not reflect income tax expense for any period subsequent to July 1, 1998. Income tax expense reflected in the statement of operations for the nine months ended September 30, 1998 represents the estimated income tax expense attributable to the results of operations of the Predecessor Business through June 30, 1998. Income tax for the periods subsequent to the Contributions is the responsibility of the members based on their respective interest in AGY.

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

(13) Income Taxes--(Continued)

  Income before provision for income taxes (in thousands):

                                            Period       Year Ended December 31,
                                      January 1, 1998 to -----------------------
                                      September 30, 1998    1997        1996
                                      ------------------ ----------- -----------
      U.S............................      $57,139       $    81,129 $    77,079
      Foreign........................        2,096             1,737       6,215
                                           -------       ----------- -----------
      Total..........................      $59,235       $    82,866 $    83,294
                                           =======       =========== ===========

  The provision for income taxes consists of the following (in thousands):

                                          Period       Year Ended December 31,
                                    January 1, 1998 to -----------------------
                                    September 30, 1998    1997        1996
                                    ------------------ ----------- -----------
      Currently payable:
       U.S. state and federal......      $16,229       $    29,539 $    29,278
       Foreign.....................          838               698       2,497
      Deferred:
       U.S. state and federal......         (841)            2,303       1,276
                                         -------       ----------- -----------
       Total provision for income
       taxes.......................      $16,226       $    32,540 $    33,051
                                         =======       =========== ===========

  The reconciliation between U.S. federal statutory rate and the effective income tax rate is:

                                     Period       Year Ended December 31,
                               January 1, 1998 to --------------------------
                               September 30, 1998    1997           1996
                               ------------------ -----------    -----------
      U.S. Federal statutory
       rate                            35%                  35%            35%
       State and local income
        taxes.................          4                    4              4
       Foreign tax rates
        greater than U.S.
        Federal statutory
        rate..................         --                   --              1
       LLC income not subject
        to tax................        (12)                  --             --
                                      ---          -----------    -----------
                                       27%                  39%            40%
                                      ===          ===========    ===========

  Deferred income taxes were determined based on the estimated future tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities, given the provisions of the enacted tax laws. As a result of the conversion to a limited liability company, the deferred tax asset at July 1, 1998 of $10,513 was treated as a deemed distribution and reflected as a reduction of net assets. Deferred tax consequences of significant temporary differences existing as of December 31, 1997 are as follows (in thousands):

                                                                    December 31,
                                                                        1997
                                                                    ------------
      Deferred tax assets:
       Pension and other employee benefit plans....................   $ 29,692
       Other.......................................................      1,668
                                                                      --------
                                                                      $ 31,360
                                                                      ========
      Deferred tax liabilities:
       Fixed assets................................................   $(21,688)
                                                                      ========

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

14. Segment Information

  The Company operates in one business segment that manufactures glass fiber yarns and specialty materials that are used in a variety of industrial and commercial applications. The following geographic information represents the Company's net sales based on product shipment location and total assets based on physical locations for the region and period indicated (in thousands):

                                                                  Consolidated
                                                                     Company                The Predecessor Business
                                                                ----------------- --------------------------------------------
                                                                   Period from       Period from         Year         Year
                                                                 October 1, 1998   January 1, 1998      Ended        Ended
                                                                       to                 to         December 31, December 31,
                                                                December 31, 1998 September 30, 1998     1997         1996
                                                                ----------------- ------------------ ------------ ------------
      Net sales
       U.S....................................................      $ 47,961           $134,020        $178,768     $175,713
       Canada.................................................         3,708             14,011          20,401       19,019
       Europe.................................................        10,861             46,276          68,429       75,668
       Asia...................................................           873             10,941           9,759        4,579
                                                                    --------           --------        --------     --------
                                                                    $ 63,403           $205,248        $277,357     $274,979
                                                                    ========           ========        ========     ========

  Assets by country:

                                                       December 31, December 31,
                                                           1998         1997
                                                       ------------ ------------
      United States...................................   $440,315     $142,655
      Canada..........................................      1,712        1,648
      Europe..........................................     20,021        8,721
      Asia............................................      3,421          937
                                                         --------     --------
                                                         $465,469     $153,961
                                                         ========     ========

15. Pro Forma Supplementary Data (unaudited)

  The following (unaudited) pro forma supplementary data (in thousands) for the period from January 1, 1998 to September 30, 1998 and for the year ended December 31, 1997 give effect to the formation transactions as if they had occurred on January 1, 1997. The pro forma supplementary data is provided for informational purposes only and should not be construed to be indicative of the Company's results of operations had the transactions been consummated on the dates assumed and do not project the Company's results of operations for any future date (See Notes 1 and 2).

                                                       Period from
                                                       January 1,
                                                         1998 to     Year Ended
                                                      September 30, December 31,
                                                          1998          1997
                                                      ------------- ------------
                                                       (unaudited)  (unaudited)
      Net sales......................................   $205,248      $277,357
      Gross profit...................................     63,281        86,082
      Income from operations ........................     41,216        59,877
      Net income.....................................     15,212        21,039

                       ADVANCED GLASSFIBER YARNS LLC

          (formerly Glass Yarns and Specialty Materials Business)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

16. Distributions




  Pursuant to the terms of the Operating Agreement, the Company will make an annual distribution (the "Tax Distribution") from its net cash flows and permitted borrowings under the Senior Credit Facility to each of Owens Corning and Porcher Industries in order to fund the taxes payable by each owner on their proportionate share of the Company's net ordinary income and net capital gain. In connection with the Majority Purchase, the Company has made a partnership election to step up the basis of certain of the Company's tangible and intangible assets. The resulting increase in depreciation and amortization expense will be allocated wholly to Porcher Industries. As a result, the Tax Distributions will not be made on a pro rata basis and Porcher Industries will have an unrecovered distribution amount (the "Deferred Distribution"). The Deferred Distribution will earn interest at the same rate of interest as the Senior Credit Facility. Based on the members' estimated taxable income for the three month period ended December 31, 1998 the Tax Distribution will approximate $3.1 million of which $1.5 million will be paid in cash to Owens Corning and $1.6 million will be treated as a Deferred Distribution payable to Porcher Industries.

17. Subsequent Event

  On January 15, 1999, the Company issued $150 million of 9 7/8% Senior Subordinated Notes ($147 million net of discount) due 2009. Interest is payable semiannually beginning in July 1999. Net proceeds of approximately $141.9 million plus additional borrowings under the revolving credit facility were used to repay outstanding indebtedness of $150 million under the Subordinated Facility. In addition, debt issuance costs of $3.8 million associated with the termination of the Subordinated Facility were written off in the first quarter of 1999.

  The 9 7/8% Senior Subordinated Notes are fully and unconditionally guaranteed by the Company's wholly-owned subsidiary, AGY Capital Corp., which was formed and capitalized on September 24, 1998. AGY Capital Corp. was capitalized with $1,000 of which 1,000 shares of $.01 par value stock were issued. Separate financial statements or condensed consolidating financial data of AGY Capital Corp. are not presented because management has determined that they would not be material to holders of the Company's Senior Subordinated Notes. AGY Capital Corp. has had no further transactions or activities since the date of formation.

                                  $150,000,000

                         ADVANCED GLASSFIBER YARNS LLC
                               AGY CAPITAL CORP.

                     Exchange Offer for $150,000,000

               of 9 7/8% Senior Subordinated Notes due 2009


                                       , 1999

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  (a) Advanced Glassfiber Yarns LLC

  Section 18-108 of the Delaware Limited Liability Company Act (the "Act") empowers a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever; subject to such standards and restrictions, if any, set forth in the operating agreement.

  Section 11 of the operating agreement of Advanced Glassfiber Yarns LLC (the "Company") provides in pertinent part as follows:

    (a) Except as otherwise prohibited by the Act, the Company shall indemnify and hold each owner and its affiliates and its officers, employees, directors, members, stockholders, managers, agents and representatives, and their successors and assigns, and each of the members of the Board of Directors and each officer (collectively, the "Indemnitees"), harmless from and against any and all losses, claims, damages, costs, liabilities and expenses (including without limitation costs of investigation and reasonable attorneys' fees) ("Losses") suffered or incurred by any and/or all of the Indemnitees (or to which any and/or all of the Indemnitees may become subject) arising out of, resulting from, based upon or in connection with the management or conduct of the business or affairs of the Company or the activities of each such Indemnitee with respect thereto, other than those which are the result of willful misconduct or gross negligence by such Indemnitee (the "Indemnified Damages").

    (b) Any payment by the Company to an Indemnitee hereunder shall be increased by an additional amount sufficient to pay all applicable income taxes (if any) of any jurisdiction with respect to the total amount (including both the initial amount and such additional amount) paid to such Indemnitee hereunder.

    (c) To the extent that insurance form third parties has been obtained and is available in respect of any Indemnified Damages, the amount of any Indemnified Damages shall be reduced by any amount actually recovered by the Indemnitee from such third parties (to the extent such reimbursement was not taken into account in assessing the amount of Indemnified Damages incurred by the Indemnitee) rather than having the Company make any payments pursuant to the indemnification obligations contained herein; provided that if such proceeds are not readily available, the Board of Directors will cause the Company to pay such Indemnified Damages, in which event the Company shall be entitled to reimbursement therefor out of the proceeds of insurance when and if obtained. The Board of Directors may (but shall not be obligated to) obtain, at the expense of the Company, insurance against any Indemnified Damages whether or not the Company would, pursuant to this Section 11.1, be required to indemnify any Indemnitee in respect thereof.

    (d) The Company shall, at its sole cost and expense, (i) maintain, with insurers or underwriters of national standing, in the name of the Company,
  (x) liability insurance to protect members of the Board of Directors and the officers, and (y) employee fidelity and other insurance consistent with industry practice, in the case of (x) and (y), in at least such amounts as are sufficient to cover reasonable risks of loss and are consistent with industry practice, and (ii) pay all premiums and other sums payable in respect of maintaining such insurance.

  (b) AGY Capital Corp.

  Under Section 145 of the General Corporation Law of the State of Delaware, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, Delaware law does not permit indemnification of any action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter involving a present or former director or officer has been successfully defended.

  AGY Capital Corp.'s certificate of incorporation and bylaws provide, under certain circumstances, for the indemnification of AGY Capital Corp.'s present or former directors, officers, employees, agents and persons who, at the request of AGY Capital Corp., are or were serving in a similar capacity for another corporation or entity. These provisions also allow the Board of Directors to purchase and maintain insurance on behalf of AGY Capital Corp.'s present or former directors, officers or persons who are or were serving at the request of AGY Capital Corp. as a director or officer of another corporation or entity.

Item 21. Exhibits and Financial Statement Schedules

  (a) The following exhibits are filed as part of this Registration Statement:

 Ex.     Description
 ---     -----------
 2.1(1)  Amended and Restated Asset Contribution Agreement dated as of July 31,
         1998 between Owens Corning and Lincoln Yarns LLC
 2.2(1)  LLC Interest Sale and Purchase Agreement dated as of July 31, 1998 among Owens Corning, Lincoln Yarns LLC and Glass Holdings Corp.
 2.3(1)  Amendment No. 1 to LLC Interest Sale and Purchase Agreement dated as of September 30, 1998 among Owens Corning, Advanced Glassfiber Yarns
         LLC and AGY Holdings, Inc.
 3.1(1)  Certificate of Formation of Advanced Glassfiber Yarns LLC
 3.2(1)  Advanced Glassfiber Yarns LLC Amended and Restated Limited Liability
         Company Operating Agreement between Jefferson Holdings, Inc. and AGY
         Holdings, Inc. dated as of September 30, 1998
 3.3(1)  Certificate of Incorporation of AGY Capital Corp.
 3.4(1)  Bylaws of AGY Capital Corp.
 4.1(1)  Indenture, dated as of January 21, 1999, among Advanced Glassfiber
         Yarns LLC, AGY Capital Corp., the Guarantors and Bank of New York, as
         trustee, relating to $150 million principal amount of 9 7/8% Senior
         Subordinated Notes due 2009.
 4.2(1)  Form of 9 7/8% Series A and Series B Senior Subordinated Notes due
         2009 (included in Exhibit 4.1)
 4.3(1)  Registration Rights Agreement dated as of January 21, 1999 among
         Advanced Glassfiber Yarns LLC, AGY Capital Corp. and the Initial
         Purchasers
 5(2)    Opinion of Alston & Bird LLP re legality
 10.1(1) Patent and Know How License Agreement dated as of September 30, 1998 among Owens Corning Fiberglas Technology, Inc., Owens Corning and
         Advanced Glassfiber Yarns LLC
 10.2(1) Glass Marbles Supply Agreement dated as of September 30, 1998 between
         Owens Corning and Advanced Glassfiber Yarns LLC

    Ex.     Description
    ---     -----------
 10.3(1)    Alloy Services Agreement dated as of September 30, 1998 between
            Advanced Glassfiber Yarns LLC and Owens Corning
 10.4(1)    Non-Compete Agreement dated as of September 30, 1998 among Owens
            Corning, AGY Holdings Corp., Porcher Industries, S.A. and Advanced
            Glassfiber Yarns LLC
 10.5(1)    Manufacturing Services Agreement dated as of September 30, 1998 between Owens Corning and Advanced Glassfiber Yarns LLC
 10.6(1)    Trademark Assignment Agreement dated as of September 30, 1998 by
            Owens Corning Fiberglas Technology, Inc. and Owens Corning in favor of Advanced Glassfiber Yarns LLC
 10.7(1)    Master Patent and Know How Assignment Agreement dated as of
            September 30, 1998 by Owens Corning Fiberglas Technology, Inc.,
            Owens Corning and Advanced Glassfiber Yarns LLC
 10.8(1)(3) Borates Supply Agreement dated as of September 30, 1998 between
            Owens Corning and Advanced Glassfiber Yarns LLC
 10.9(1)    Transitional Services Agreement dated as of September 30, 1998 by and among Owens Corning and Advanced Glassfiber Yarns LLC
 10.10(1)   Support Services Agreement dated as of September 30, 1998 between
            Advanced Glassfiber Yarns LLC and Owens Corning
 10.11(1)   Software License Agreement dated as of September 30, 1998 between
            Owens Corning and Advanced Glassfiber Yarns LLC
 10.12(1)   Keep-Well Agreement dated as of September 30, 1998 between Owens
            Corning and Advanced Glassfiber Yarns LLC
 10.13(1)   Senior Credit Agreement dated as of September 30, 1998 among
            Advanced Glassfiber Yarns LLC, the Guarantors, First Union National
            Bank, as agent and lender, and certain other lenders
 10.14(1)   Senior Subordinated Credit Agreement dated as of September 30, 1998 among Advanced Glassfiber Yarns LLC, the Guarantors, First Union
            Investors, Inc., as co-agent and lender, and Warburg Dillon Read
            LLC, as co-agent and lender
 10.15(1)   Note Purchase Agreement dated January 15, 1999 among Advanced
            Glassfiber Yarns LLC, AGY Capital Corp. and the Initial Purchasers
 12         Statement re Computation of Ratios
 21(1)      Subsidiaries of the Registrant
 23.1(2)    Consent of Alston & Bird LLP (included in Exhibit 5)
 23.2       Consent of Arthur Andersen LLP
 23.3       Consent of PricewaterhouseCoopers LLP
 24(1)      Power of Attorney (included on signature page)
 25(1)      Statement of Eligibility (Form T-1) of The Bank of New York, as
            Trustee
 27         Financial Data Schedule
 99(1)      Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer

--------

(1) Previously filed.

(2) To be filed by amendment.

(3) Portions of exhibit have been omitted pursuant to a request for confidential treatment.

(b) Financial Statement Schedules--None

Item 22. Undertakings

  (a) Each of the undersigned Registrants hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) Each of the undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d) Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement No. 333-72305 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aiken, State of South Carolina, on May 6, 1999.

                              Advanced Glassfiber Yarns LLC

                                     /s/ Catherine Cuisson

                              By: ________________________________________

                                        Catherine Cuisson Chief
                                        Financial Officer


  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-72305 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                       Title                 Date

                                      Chairman of the
   /s/ Robert Porcher*                 Board of Directors      May 6, 1999
------------------------------------
           Robert Porcher

                                   Director
   /s/ Heinz J. Otto*                                          May 6, 1999
------------------------------------
           Heinz J. Otto

                                      Director
    /s/ Serge Piolat*                                          May 6, 1999
------------------------------------
            Serge Piolat

                                      Director
  /s/ Philippe Porcher*                                        May 6, 1999
------------------------------------
          Philippe Porcher

                                      Director
   /s/ Thurston Roach*                                         May 6, 1999
------------------------------------
           Thurston Roach

                                      President
  /s/ Robert B. Fisher*                                        May 6, 1999
------------------------------------
          Robert B. Fisher

                                      Chief Financial
  /s/ Catherine Cuisson                Officer (Principal      May 6, 1999
------------------------------------   Accounting
         Catherine Cuisson             Officer)


     /s/ Catherine Cuisson

*By: __________________________

         Catherine Cuisson
      (Attorney-in-fact)

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement No. 333-72305 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aiken, State of South Carolina, on May 6, 1999.

                                          Agy Capital Corp.

                                                /s/ Catherine Cuisson

                                          By: ____________________________

                                                  Catherine Cuisson

                                               Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-72305 has been signed by the following persons in the capacities and on the dates indicated:

                Name                           Title                 Date

                                       Chairman of the
   /s/ Robert Porcher*                  Board of Directors       May 6, 1999
-------------------------------------
           Robert Porcher

                                       Director
    /s/ Heinz J. Otto*                                           May 6, 1999
-------------------------------------
            Heinz J. Otto

                                       Director
    /s/ Serge Piolat*                                            May 6, 1999
-------------------------------------
            Serge Piolat

                                       Director
  /s/ Philippe Porcher*                                          May 6, 1999
-------------------------------------
          Philippe Porcher

                                       Director
   /s/ Thurston Roach*                                           May 6, 1999
-------------------------------------
           Thurston Roach

                                       President
  /s/ Robert B. Fisher*                                          May 6, 1999
-------------------------------------
          Robert B. Fisher

                                       Chief Financial
  /s/ Catherine Cuisson                 Officer (Principal       May 6, 1999
-------------------------------------   Accounting Officer)
          Catherine Cuisson

     /s/ Catherine Cuisson

*By: ___________________________

Catherine Cuisson (Attorney-in-fact)

                                 EXHIBIT INDEX

 Ex.        Description
 ---        -----------
 2.1(1)     Amended and Restated Asset Contribution Agreement dated as of July
            31, 1998 between Owens Corning and Lincoln Yarns LLC
 2.2(1)     LLC Interest Sale and Purchase Agreement dated as of July 31, 1998 among Owens Corning, Lincoln Yarns LLC and Glass Holdings Corp.
 2.3(1)     Amendment No. 1 to LLC Interest Sale and Purchase Agreement dated as of September 30, 1998 among Owens Corning, Advanced Glassfiber
            Yarns LLC and AGY Holdings, Inc.
 3.1(1)     Certificate of Formation of Advanced Glassfiber Yarns LLC
 3.2(1)     Advanced Glassfiber Yarns LLC Amended and Restated Limited
            Liability Company Operating Agreement between Jefferson Holdings,
            Inc. and AGY Holdings, Inc. dated as of September 30, 1998
 3.3(1)     Certificate of Incorporation of AGY Capital Corp.
 3.4(1)     Bylaws of AGY Capital Corp.
 4.1(1)     Indenture, dated as of January 21, 1999, among Advanced Glassfiber
            Yarns LLC, AGY Capital Corp., the Guarantors and Bank of New York,
            as trustee, relating to $150 million principal amount of 9 7/8%
            Senior Subordinated Notes due 2009.
 4.2(1)     Form of 9 7/8% Series A and Series B Senior Subordinated Notes due
            2009 (included in Exhibit 4.1)
 4.3(1)     Registration Rights Agreement dated as of January 21, 1999 among
            Advanced Glassfiber Yarns LLC, AGY Capital Corp. and the Initial
            Purchasers
 5(2)       Opinion of Alston & Bird LLP re legality
 10.1(1)    Patent and Know How License Agreement dated as of September 30,
            1998 among Owens Corning Fiberglas Technology, Inc., Owens Corning
            and Advanced Glassfiber Yarns LLC
 10.2(1)    Glass Marbles Supply Agreement dated as of September 30, 1998 between Owens Corning and Advanced Glassfiber Yarns LLC
 10.3(1)    Alloy Services Agreement dated as of September 30, 1998 between
            Advanced Glassfiber Yarns LLC and Owens Corning
 10.4(1)    Non-Compete Agreement dated as of September 30, 1998 among Owens
            Corning, AGY Holdings Corp., Porcher Industries, S.A. and Advanced
            Glassfiber Yarns LLC
 10.5(1)    Manufacturing Services Agreement dated as of September 30, 1998 between Owens Corning and Advanced Glassfiber Yarns LLC
 10.6(1)    Trademark Assignment Agreement dated as of September 30, 1998 by
            Owens Corning Fiberglas Technology, Inc. and Owens Corning in favor of Advanced Glassfiber Yarns LLC
 10.7(1)    Master Patent and Know How Assignment Agreement dated as of
            September 30, 1998 by Owens Corning Fiberglas Technology, Inc.,
            Owens Corning and Advanced Glassfiber Yarns LLC
 10.8(1)(3) Borates Supply Agreement dated as of September 30, 1998 between
            Owens Corning and Advanced Glassfiber Yarns LLC
 10.9(1)    Transitional Services Agreement dated as of September 30, 1998 by and among Owens Corning and Advanced Glassfiber Yarns LLC
 10.10(1)   Support Services Agreement dated as of September 30, 1998 between
            Advanced Glassfiber Yarns LLC and Owens Corning
 10.11(1)   Software License Agreement dated as of September 30, 1998 between
            Owens Corning and Advanced Glassfiber Yarns LLC
 10.12(1)   Keep-Well Agreement dated as of September 30, 1998 between Owens
            Corning and Advanced Glassfiber Yarns LLC
 10.13(1)   Senior Credit Agreement dated as of September 30, 1998 among
            Advanced Glassfiber Yarns LLC, the Guarantors, First Union National
            Bank, as agent and lender, and certain other lenders
 10.14(1)   Senior Subordinated Credit Agreement dated as of September 30, 1998 among Advanced Glassfiber Yarns LLC, the Guarantors, First Union
            Investors, Inc., as co-agent and lender, and Warburg Dillon Read
            LLC, as co-agent and lender

 Ex.      Description
 ---      -----------
 10.15(1) Note Purchase Agreement dated January 15, 1999 among Advanced
          Glassfiber Yarns LLC, AGY Capital Corp. and the Initial Purchasers
 12       Statement re Computation of Ratios
 21(1)    Subsidiaries of the Registrant
 23.1(2)  Consent of Alston & Bird LLP (included in Exhibit 5)
 23.2     Consent of Arthur Andersen LLP
 23.3     Consent of PricewaterhouseCoopers LLP
 24(1)    Power of Attorney (included on signature page)
 25(1)    Statement of Eligibility (Form T-1) of The Bank of New York, as
          Trustee
 27       Financial Data Schedule
 99(1)    Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer

--------

(1) Previously filed.

(2) To be filed by amendment.

(3) Portions of exhibit have been omitted pursuant to a request for confidential treatment.